Exhibit 10.1

TERM LOAN AGREEMENT

Dated as of April 30, 2012

by and among

KITE REALTY GROUP, L.P.,

as Borrower,

KITE REALTY GROUP TRUST,

as Parent,

KEYBANK NATIONAL ASSOCIATION,

as Administrative Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agent,

THE HUNTINGTON NATIONAL BANK,

as Documentation Agent,

KEYBANC CAPITAL MARKETS

and

WELLS FARGO SECURITIES, LLC,

as Joint Bookrunners and Joint Lead Arrangers,

and

THE FINANCIAL INSTITUTIONS INITIALLY SIGNATORY HERETO

AND THEIR ASSIGNEES PURSUANT TO SECTION 13.5.,

as Lenders

i

(continued)

(continued)

(continued)

(continued)

Page

Section 13.18.	Construction	86

v

SCHEDULE 1.1.(A)	List of Loan Parties
SCHEDULE 4.1.	Unencumbered Pool Properties
SCHEDULE 7.1.(b)	Ownership Structure
SCHEDULE 7.1.(f)	Title to Properties; Liens
SCHEDULE 7.1.(g)	Indebtedness and Guaranties
SCHEDULE 7.1.(i)	Litigation
EXHIBIT A	Form of Assignment and Acceptance Agreement
EXHIBIT B	Form of Guaranty
EXHIBIT C	Form of Notice of Continuation
EXHIBIT D	Form of Notice of Conversion
EXHIBIT E	Form of Term Loan Note
EXHIBIT F	Form of Compliance Certificate

THIS TERM LOAN AGREEMENT (this “Agreement”) dated as of April 30, 2012, by and among KITE REALTY GROUP, L.P., a limited partnership formed under the laws of the State of Delaware (the “Borrower”), KITE REALTY GROUP TRUST, a real estate investment trust formed under the laws of the State of Maryland (the “Parent”), each of the financial institutions initially a signatory hereto together with their assignees pursuant to Section 13.5.(d), KEYBANK NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Syndication Agent (the “Syndication Agent”) and THE HUNTINGTON NATIONAL BANK, as Documentation Agent (the “Documentation Agent”), and KEYBANC CAPITAL MARKETS and WELLS FARGO SECURITIES, LLC, as Joint Bookrunners and Joint Lead Arrangers (the “Arrangers”).

WHEREAS, the Administrative Agent and the Lenders desire to make available to the Borrower a term loan facility in the initial aggregate amount of $115,000,000.00, on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I.  DEFINITIONS

Section 1.1.                                Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Additional Costs” has the meaning given that term in Section 5.1.

“Adjusted EBITDA” means, on any date of determination, (a) the EBITDA of the Parent, the Borrower and all Subsidiaries for the period of two (2) fiscal quarters most recently ended determined on a consolidated basis, minus (b) Capital Reserves for the period of two (2) fiscal quarters most recently ended.

“Adjusted LIBOR” means, with respect to each Interest Period for any LIBOR Loan, the rate obtained by dividing (a) LIBOR for such Interest Period by (b) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America to residents of the United States of America). Any change in such maximum rate shall result in a change in Adjusted LIBOR on the date on which such change in such maximum rate becomes effective.

“Affected Lender” has the meaning given that term in Section 3.12(e).

“Affiliate” means any Person (other than the Agent or any Lender):  (a) directly or indirectly controlling, controlled by, or under common control with, the Borrower; (b) directly or indirectly owning or holding fifteen percent (15.0%) or more of any Equity Interest in the Borrower; or (c) fifteen percent (15.0%) or more of whose voting stock or other Equity Interest is directly or indirectly owned or held by the Borrower.  For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.  The Affiliates of a Person shall include any officer or director of such Person.  In no event shall the Agent or any Lender be deemed to be an Affiliate of the Borrower.

“Agent” or “Administrative Agent” means KeyBank National Association, as contractual representative for the Lenders under the terms of this Agreement.

“Agreement Date” means the date as of which this Agreement is dated.

“Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.

“Applicable Margin” means the percentage rate set forth below corresponding to the Leverage Ratio in effect at such time:

Level	Leverage Ratio	Applicable Margin For LIBOR Loans	Applicable Margin For Base Rate Loans

1	50.0% or less	2.10%	1.10%

2	Greater than 50.0% but less than or equal to 55.0%	2.35%	1.35%

3	Greater than 55.0% but less than or equal to 60.0%	2.60%	1.60%

4	Greater than 60.0%	3.10%	2.10%

The Applicable Margin shall be determined by the Agent under this clause from time to time, based on the Leverage Ratio as set forth in the Compliance Certificate most recently delivered by the Borrower pursuant to Section 9.3.  Any adjustment to the Applicable Margin shall be effective (i) in the case of a Compliance Certificate delivered in connection with quarterly financial statements of the Parent delivered pursuant to Section 9.3., as of the date 50 days following the end of the last day of the applicable fiscal period covered by such Compliance Certificate, and (ii) in the case of a Compliance Certificate delivered in connection with annual financial statements of the Parent delivered pursuant to Section 9.3., as of the date 95 days following the end of the last day of the applicable fiscal period covered by such Compliance Certificate.  If the Borrower shall fail to deliver a Compliance Certificate within the time period required under Section 9.3., the Applicable Margin shall be determined based on Level 4 until the Borrower delivers the required Compliance Certificate, in which case the Applicable Margin shall be determined as provided above effective as of the date of delivery of such Compliance Certificate.  If the Borrower shall deliver a Compliance Certificate which is subsequently determined to be incorrect and, if correct when delivered, would have resulted in a higher Applicable Margin, Borrower shall pay to the Agent, within five (5) days after demand, any additional interest that would have accrued and been payable on any Loans using such higher Applicable Margin during the period that such lower Applicable Margin was applied incorrectly.

“Arrangers” has the meaning given to such term in the introductory paragraph hereof.

“Assignee” has the meaning given that term in Section 13.5.(d).

“Assignment and Acceptance Agreement” means an Assignment and Acceptance Agreement among a Lender, an Assignee and the Agent, substantially in the form of Exhibit A.

“Base Rate” means the per annum rate of interest equal to the greater of (a) the Prime Rate , (b) the Federal Funds Rate plus one half of one percent (0.5%), or (c) Adjusted LIBOR for an Interest Period of one (1) month plus one percent (1%).  Any change in the Base Rate resulting from a change in the Prime Rate or the Federal Funds Rate shall become effective as of 12:01 a.m. on the Business Day on which each such change occurs.  The Base Rate is a reference rate used by the Lender acting as the Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged by the Lender acting as the Agent or any other Lender on any extension of credit to any debtor.

“Base Rate Loan” means a Term Loan bearing interest at a rate based on the Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” has the meaning set forth in the introductory paragraph hereof.

“Borrowing Base” as of any date, the lesser of (a) an amount equal to sixty-two and one-half percent (62.5%) of the then-current Unencumbered Pool Value, and (b) the maximum principal amount of debt which would not cause the Borrowing Base Debt Service Coverage Ratio to be less than 1.40 to 1.  The Borrowing Base shall equal $0 if at any time (i) there are fewer than fifteen (15) Eligible Unencumbered Pool Properties or (ii) the Unencumbered Pool Value is less than $250,000,000.

“Borrowing Base Certificate” means a report certified by the chief financial officer of the Borrower, setting forth the calculations required to establish the Borrowing Base as of a specified date, all in form and detail satisfactory to the Agent.

“Borrowing Base Debt Service Coverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) the aggregate annualized Net Operating Income attributable to then-current Eligible Unencumbered Pool Properties included in the Unencumbered Pool, calculated based on the period of two (2) fiscal quarters most recently ended for which financial results of Parent have been reported (including, with respect to Unencumbered Pool Properties acquired during the immediately preceding two (2) fiscal quarters, either (A) the NOI of such properties for the two (2) fiscal quarters most recently ended or (B) the NOI of such properties for the period such properties have been owned by Borrower or a Guarantor, annualized in a manner acceptable to Agent to provide two (2) fiscal quarters of NOI), minus (ii) annualized Capital Reserves in respect of the Unencumbered Pool Properties, calculated based on the period of two (2) fiscal quarters most recently ended, divided by (b) the Implied Debt Service.

“Business Day” means (a) any day other than a Saturday, Sunday or other day on which banks in Cleveland, Ohio are authorized or required to close and (b) with reference to a LIBOR Loan, any such day that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Reserves” means, for any period and with respect to a Property, an amount equal to (a) $0.15 per square foot times (b) a fraction, the numerator of which is the number of days in such period and the denominator of which is 365. Any portion of a Property leased under a ground lease to a third party that owns the improvements on such portion of such Property shall not be included in determinations of Capital Reserves. If the term Capital Reserves is used without reference to any specific Property, then the amount shall be determined on an aggregate basis with respect to all Core Properties of the Borrower and its Subsidiaries and a proportionate share of all Core Properties of all Unconsolidated Affiliates.

“Capitalization Rate” means seven and three-fourths percent (7.75%).

“Capitalized Lease Obligation” means an obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.  The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.

“Cash Equivalents” means:  (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Commitment” means, as to each Lender, the amount set forth for such Lender on its signature page hereto as such Lender’s “Commitment” or as set forth in the applicable Assignment and Acceptance Agreement, or as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 13.5., as such amount may be increased in accordance with this Agreement.

“Commitment Percentage” means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Lenders; provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero, the “Commitment Percentage” of each Lender shall be the Commitment Percentage of such Lender in effect immediately prior to such termination or reduction.

“Compliance Certificate” has the meaning given that term in Section 9.3.

“Construction-In-Process Property” means, as of any date, any Property that is under development or is scheduled to commence development within twelve months from such date until the earlier of the (i) one year anniversary date of project completion with respect to such Construction-In-Process Property or (ii) the second (2nd) fiscal quarter for which financial results have been reported after such Construction-In-Process Property achieves an Occupancy Rate of 85%.

“Construction-In-Process Value” means cash expenditures for land and improvements (including indirect costs internally allocated and development costs) determined in accordance with GAAP on all Construction-In-Process Properties.

“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.8.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.9.

“Core Property” means any Property which is leased or intended to be leased to tenants primarily for retail uses.

“Credit Event” means the making of any Loan.

“Default” means any of the events specified in Section 11.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” means any Lender that, as reasonably determined by the Administrative Agent with respect to clauses (a) and (b)(ii) below, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within two (2) Business Days of the date required to be funded by it hereunder and such failure is continuing, unless such failure arises out of a good faith dispute between such Lender and either the Borrower or the Administrative Agent, (b) (i) has notified the Borrower, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations hereunder or (ii) has made a public statement to that effect with respect to its funding obligations under other agreements generally in which it commits to extend credit, unless with respect to this clause (ii), such failure with respect to a funding obligation is subject to a good faith dispute, (c) has failed, within two (2) Business Days after request by the Administrative Agent, to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations; provided that, notwithstanding the provisions of Section 3.11., such Lender shall cease to be a Defaulting Lender upon the Administrative Agent’s receipt of such confirmation, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy, insolvency, reorganization, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, receivership, rearrangement or similar debtor relieve law of the United States or other applicable jurisdictions from time to time in effect, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority (including any agency, instrumentality, regulatory body, central bank or other authority) so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts of the United States or from the enforcement of judgments or writs of attachment of its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow, or disaffirm any contracts or agreements made with such Person).

“Derivatives Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.  Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Agent or any Lender).

“Development Properties” means any ground-up developments, including consolidated or unconsolidated properties not owned by Parent, Borrower or their Subsidiaries as of the Effective Date. Notwithstanding the foregoing, any such property which achieves an Occupancy Rate of 85% shall no longer be a Development Property.

“Dollars” or “$” means the lawful currency of the United States of America.

“EBITDA” means, with respect to a Person for any period (without duplication):  (a) net income (loss) of such Person for such period determined on a consolidated basis (before minority interests), exclusive of the following (but only to the extent included in determination of such net income (loss)):  (i) depreciation and amortization expense; (ii) Interest Expense; (iii) income tax expense; (iv) extraordinary or non-recurring gains and losses; (v) other non-cash items; and (vi) costs in connection with acquisitions; plus (b) such Person’s pro rata share of EBITDA of its Unconsolidated Affiliates.  EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to Statement of Financial Accounting Standards number 141.

“Effective Date” means the later of:  (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 6.1. shall have been fulfilled or waived in writing by the Requisite Lenders.

“Eligible Assignee” means any Person who is:  (i) currently a Lender or an affiliate of a Lender; (ii) a commercial bank, trust, trust company, insurance company, investment bank or pension fund organized under the laws of the United States of America, or any state thereof, and having total assets in excess of $5,000,000,000; (iii) a savings and loan association or savings bank organized under the laws of the United States of America, or any state thereof, and having a tangible net worth of at least $500,000,000; or (iv) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, provided that such bank is acting through a branch or agency located in the United States of America.  If such Person is not currently a Lender or an affiliate of a Lender, such Person’s (or its parent’s) senior unsecured long term indebtedness must be rated BBB or higher by S&P, Baa2 or higher by Moody’s, or the equivalent or higher of either such rating by another rating agency acceptable to the Agent. Neither a Defaulting Lender nor any Affiliate of a Defaulting Lender shall qualify as an Eligible Assignee.

“Eligible Unencumbered Pool Property” means a Property which satisfies all of the following requirements:  (a) such Property is owned in fee simple, or leased under a Ground Lease reasonably acceptable to Agent, entirely by, the Borrower or a Wholly Owned Subsidiary which is also a Guarantor; (b) neither such Property, nor any interest of the Borrower or any Subsidiary therein, is subject to any Lien (other than Permitted Liens (but not Liens of the type described in clause (f) or (g) of the definition of Permitted Liens or Permitted Environmental Liens)) or a Negative Pledge; (c) if such Property is owned or leased by a Guarantor (i) none of the Borrower’s direct or indirect ownership interest in such Guarantor is subject to any Lien (other than Permitted Liens (but not Liens of the type described in clause (f) or (g) of the definition of Permitted Liens or Permitted Environmental Liens)) or to a Negative Pledge and (ii) the Borrower directly, or indirectly through a Subsidiary, has the right to take the following actions without the need to obtain the consent of any Person:  (x) to sell, transfer or otherwise dispose of such Property and (y) to create a Lien on such Property as security for Indebtedness of the Borrower or such Guarantor, as applicable; provided, however, that the requirements of this clause (c) shall not prohibit a Negative Pledge or limitation on sale in favor of an arm’s-length purchaser of a customary nature relating to Property subject to a contract for sale so long as such Negative Pledge or limitation on sale pertains solely to such Property being sold and ceases to apply upon the closing of such sale or the termination of such contract); and (d) such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or cleanup of Hazardous Materials including, without limitation, the following:  Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency and any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and all regulations and formal guidance issued thereunder.

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code or Section 4001 of ERISA.

“Event of Default” means any of the events specified in Section 11.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Excluded FATCA Tax” means any tax, assessment or other governmental charge imposed on a Lender under FATCA, to the extent applicable to the transactions contemplated by this Agreement, that would not have been imposed but for a failure by a Lender (or any financial institution through which any payment is made to such Lender) to comply with the requirements of FATCA.

“Excluded Preferred Equity” means the $70,000,000 issuance of Preferred Equity Interests of Parent made pursuant to the Parent’s prospectus supplement dated November 30, 2010.

“Fair Market Value” means, with respect to (a) a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent by federal funds dealers selected by the Agent on such day on such transaction as determined by the Agent.

“Fees” means the fees and commissions provided for or referred to in Section 3.6. and any other fees payable by the Borrower hereunder or under any other Loan Document.

“FIRREA” means the Financial Institution Recovery, Reform and Enforcement Act of 1989, as amended.

“Fixed Charges” means, on any date of determination, the sum of (a) Interest Expense of the Parent, the Borrower, and its Subsidiaries determined on a consolidated basis for the period of two (2) fiscal quarters most recently ended, (b) all regularly scheduled principal payments made with respect to Indebtedness of the Parent, the Borrower, and its Subsidiaries during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full, and (c) all Preferred Dividends paid during such period (but excluding any Preferred Dividends with respect to the Excluded Preferred Equity).  Fixed Charges shall include a proportionate share of items (a) and (b) of all Unconsolidated Affiliates for such period.

“Floating Rate Indebtedness” means all Indebtedness of a Person which bears interest at a variable rate during the scheduled life of such Indebtedness and for which such Person has not obtained interest rate swap agreements, interest rate “cap” or “collar” agreements or other similar Derivatives Contracts which effectively cause such variable rates (exclusive of any fixed margins added to any variable component of such rates) to be equivalent to fixed rates less than or equal to the rate (as reasonably determined by the Agent) borne by United States 10-year Treasury Notes at the time the applicable Derivatives Contract became effective.

“Funds From Operations” means, with respect to a Person and for a given period, (a) net income (loss) of such Person computed in accordance with GAAP, calculated without regard to (i) gains (or losses) from debt restructuring and sales of property during such period, and (ii) charges for impairment of real estate, plus (b) depreciation with respect to such Person’s real estate assets and amortization (other than amortization of deferred financing costs) of such Person for such period, plus (c) other non-cash items (other than amortization of deferred financing costs), plus (d) costs in connection with acquisitions, all after adjustment for unconsolidated partnerships and joint ventures, plus (e) extraordinary and non-recurring gains and losses.  Adjustments for Unconsolidated Affiliates will be calculated to reflect funds from operations on the same basis.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Ground Lease” means a ground lease containing the following terms and conditions:  (a) a remaining term (exclusive of any unexercised extension options) of 25 years or more from the Agreement Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

“Guarantors” means individually and collectively, as the context shall require (i) the Parent and (ii) any Subsidiary that directly owns an Unencumbered Pool Property.

“Guaranty”, “Guaranteed”, “Guarantying” or to “Guarantee” as applied to any obligation means and includes:  (a) a guaranty (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by:  (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit, or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation.  As the context requires, “Guaranty” shall also mean the Guaranty to which the Guarantors are parties substantially in the form of Exhibit B.

“Hazardous Materials” means all or any of the following:  (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Implied Debt Service” means on any date of determination, an amount equal to the annual principal and interest payment sufficient to amortize in full during a thirty (30) year period, a loan in an amount equal to the sum of the aggregate principal balance of all Unsecured Indebtedness of the Parent, the Borrower and their respective Subsidiaries determined on a consolidated basis (including, without limitation, the Loans and Letter of Credit Liabilities) as of such date, calculated using an interest rate equal to the greater of (a) the then current annual yield on ten (10) year obligations issued by the United States Treasury most recently prior to the date of determination as determined by the Agent plus two and one-half percent (2.5%), or (b) six and three-fourths percent (6.75%).

“Increased Leverage Period” has the meaning set forth in Section 10.1(a).

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication):  (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than 180 days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); (h) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (i) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities and other similar exceptions to recourse liability until a claim is made with respect thereto; provided that if Borrower reasonably believes that the liability with respect to such claim will be less than the Indebtedness to which it relates, Borrower may include such lesser amount subject to Administrative Agent’s prior written approval granted in its sole discretion); (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (k) such Person’s pro rata share of the Indebtedness of any Unconsolidated Affiliate of such Person.

“Initial Unencumbered Pool Properties” means the Eligible Unencumbered Pool Properties so identified in Schedule 4.1.

“Initial Unencumbered Pool Property Subsidiaries” means the Wholly Owned Subsidiaries of Borrower that own the Initial Eligible Unencumbered Pool Properties as of the Agreement Date and have executed the Guaranty.

“Intellectual Property” has the meaning given that term in Section 7.1.(t).

“Interest Expense” means, on any date of determination, without duplication, (a) total interest expense of the Parent excluding any non-cash interest expense incurred (in accordance with GAAP) for the period of two fiscal quarters most recently ended, determined on a consolidated basis for such period, plus (b) the Parent’s pro rata share of Interest Expense of Unconsolidated Affiliates for such period.

“Interest Period” means with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made or the last day of the next preceding Interest Period for such Loan and ending 1, 2, 3 or 6 months thereafter, as the Borrower may select in a Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month shall end on the last Business Day of the appropriate subsequent calendar month.  Notwithstanding the foregoing:  (i) if any Interest Period would otherwise end after the Termination Date, such Interest Period shall end on the Termination Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

“Interest Rate Hedge” means any interest rate swap or interest cap agreement providing interest rate protection for interest payable at a variable rate.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and all regulations and formal guidance issued thereunder.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following:  (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person.  Any binding commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment.  Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“KeyBank” means KeyBank National Association and its successors by merger.

“Lender” means each financial institution from time to time party hereto as a “Lender”.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified as such on its signature page hereto or in the applicable Assignment and Acceptance Agreement, or such other office of such Lender of which such Lender may notify the Agent in writing from time to time.

“Letter of Credit Liabilities” has the meaning given that term in the Revolving Credit Agreement.

“Level” has the meaning given that term in the definition of the term “Applicable Margin.”

“Leverage Ratio” means, as of any date, the ratio of (i) the then-current Total Indebtedness to (ii) the then-current Total Asset Value.

“LIBOR” means, with respect to a LIBOR Loan for any Interest Period therefor, the average rate as shown in Reuters Screen LIBOR01 Page (or any successor service, or if such Person no longer reports such rate as determined by Agent, by another commercially available source providing such quotations approved by Agent) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates.  If such service or such other Person approved by Agent described above no longer reports such rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market, then at the option of Agent, Loans shall accrue interest at the Base Rate plus the Applicable Margin for such Loan.

“LIBOR Loan” means a Term Loan bearing interest at a rate based on LIBOR.

“Lien” as applied to the property of any Person means:  (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the Uniform Commercial Code or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the Uniform Commercial Code or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.

“Loan” means a Term Loan.

“Loan Document” means this Agreement, each Note, the Guaranty, and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement.

“Loan Party” means the Borrower, the Parent and each other Guarantor.  Schedule 1.1.(A) sets forth the Loan Parties in addition to the Borrower and the Parent as of the Agreement Date.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity

Interests), in each case on or prior to the date on which all Term Loans are scheduled to be due and payable in full.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Parent and its Subsidiaries, or the Borrower and its Subsidiaries, in each case, taken as a whole, (b) the ability of the Borrower and the other Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, (c) the validity or enforceability of any of the Loan Documents, and (d) the rights and remedies of the Lenders and the Agent under any of the Loan Documents.

“Material Contract” means any contract or other arrangement (other than Loan Documents), whether written or oral, to which the Parent, the Borrower, or any other Subsidiary is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Subsidiary” means any Subsidiary of Parent or Borrower to which five percent (5%) or more of Total Asset Value is attributable.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real property granting a Lien on such interest in real property as security for the payment of Indebtedness of such Person or another Person.

“Mortgage Note Receivable” means a promissory note secured by a Mortgage of which the Parent, the Borrower or another Subsidiary is the holder and retains the rights of collection of all payments thereunder.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Internal Revenue Code to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Operating Income” or “NOI” means, for any Property and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods):  (a) rents and other revenues received in the ordinary course from such Property (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid (excluding interest) related to the ownership, operation or maintenance of such Property, including but not limited to, an appropriate accrual for property taxes and insurance, assessments and the like, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of the Borrower or any Subsidiary and any property management fees) minus (c) the Capital Reserves for such Property as of the end of such period minus (d) the greater of (i) the actual property management fee paid during such period and (ii) an imputed management fee in the amount of three percent (3.0%) of the gross revenues for such Property for such period.  Net Operating Income of a Person shall include such Person’s pro rata share of Net Operating Income of its Unconsolidated Affiliates.  Net Operating Income shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to Statement of Financial Accounting Standards number 141. For the retail assets known as Cobblestone Plaza (also known as Pembroke Pines) and Plaza at Cedar Hill, Net Operating Income shall include annualized rental income from executed leases for those tenants that take occupancy prior to December 31, 2012 until such time as two (2) consecutive fiscal quarters of operations with such tenants are available.

“Net Proceeds” means with respect to any Equity Issuance by a Person, the aggregate amount of all cash and the Fair Market Value of all other property (other than securities of such Person being converted or exchanged in connection with such Equity Issuance) received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

“Non-Core Property” means any Property which is not leased or intended to be leased to tenants primarily for retail uses.

“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.

“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions, such as for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy, and other customary exceptions to recourse liability of a similar nature until a claim is made with respect thereto; provided that if Borrower reasonably believes that the liability with respect to such claim will be less than the Indebtedness to which it relates, Borrower may include such lesser amount subject to Administrative Agent’s prior written approval granted in its sole discretion) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Note” means a Term Loan Note.

“Notice of Continuation” means a notice in the form of Exhibit C to be delivered to the Agent pursuant to Section 2.8. evidencing the Borrower’s request for the Continuation of a LIBOR Loan.

“Notice of Conversion” means a notice in the form of Exhibit D to be delivered to the Agent pursuant to Section 2.9. evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Obligations” means, individually and collectively:  (a) the aggregate principal balance of, and all accrued and unpaid interest on all Loans and (b) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note, including any such items accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest or other amounts as allowed in such proceeding.

“Occupancy Rate” means, with respect to a Property (or for the purposes of Section 10.1.(e), the Unencumbered Pool Properties) at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Property (or for the purposes of Section 10.1.(e), all of the Unencumbered Pool Properties, excluding Construction-In-Process Properties and Renovation Properties) actually occupied by tenants that are not Affiliates paying rent at rates not materially less than rates generally prevailing at the time the applicable lease was entered into, pursuant to binding leases as to which no monetary default has occurred and has continued unremedied for 30 or more days to (b) the aggregate net rentable square footage of such Property (or for the purposes of Section 10.1.(e), all of the Unencumbered Pool Properties, excluding Construction-In-Process Properties and Renovation Properties).  For purposes of the definition of “Occupancy Rate”, a tenant shall be deemed to actually occupy a Property notwithstanding a temporary cessation of operations for renovation, repairs or other temporary reason.

“Off-Balance Sheet Obligations” means liabilities and obligations of the Parent, the Borrower, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules) which the Parent would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Parent’s report on Form 10 Q or Form 10 K (or their equivalents) which the Parent is required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor).  As used in this definition, the term “SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR pts. 228, 229 and 249).

“Parent” has the meaning given such term in the introductory paragraph hereof.

“Participant” has the meaning given that term in Section 13.5.(c).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Environmental Liens” means any Lien arising out of or related to any Environmental Laws (i) which is being contested in good faith by appropriate proceedings which operate to suspend the enforcement thereof and for which adequate reserves have been established in accordance with GAAP, (ii) which has been bonded-off in a manner reasonably acceptable to the Agent, or (iii) consisting of restrictions on the use of real property, which restrictions do not materially detract from the value, financeability or marketability of such property or impair the intended use thereof in the business of the Parent, the Borrower, and its other Subsidiaries.

“Permitted Liens” means, as to any asset or property of a Person:  (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws (other than Permitted Environmental Liens)) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not at the time required to be paid or discharged under Section 8.6.; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the intended use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (e) Liens in favor of the Agent for the benefit of the Lenders; (f) Liens in favor of the Borrower or a Guarantor securing obligations owing by a Subsidiary to the Borrower or a Guarantor; and (g) Liens in existence as of the Agreement Date and set forth in Part II of Schedule 7.1.(f).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code or Section 302 of ERISA and either (a) is maintained, or contributed to, by any member of the ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group.

“Post Default Rate” means a rate per annum equal to the interest rate otherwise in effect from time to time hereunder plus two percent (2.0%).

“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by the Parent or a Subsidiary.  Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests, (b) paid or payable to the Parent or a Subsidiary, or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Equity Interests” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Prepayment Consideration” has the meaning given that term in Section 2.7.

“Prime Rate” means the rate of interest per annum announced publicly by the Lender then acting as the Agent as its prime rate from time to time.  The Prime Rate is not necessarily the best or the lowest rate of interest offered by the Lender acting as the Agent or any other Lender.

“Principal Office” means the office of the Agent located at 127 Public Square, Cleveland, Ohio, or such other office of the Agent as the Agent may designate from time to time.

“Property” means any parcel of real property owned or leased (in whole or in part) or operated by the Parent, the Borrower, any other Subsidiary or any Unconsolidated Affiliate of the Parent and which is located in a contiguous state of the United States of America or the District of Columbia.

“Qualified REIT Subsidiary” shall have the meaning given to such term in the Internal Revenue Code.

“Recourse Indebtedness” means all Indebtedness of the Parent, the Borrower, or any Subsidiary of Parent which does not constitute Non-Recourse Indebtedness, determined on a consolidated basis.

“Register” has the meaning given that term in Section 13.5.(e).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy.  The Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, publications, orders, guidelines and directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to have been adopted and gone into effect after the Agreement Date regardless of when adopted, enacted or issued.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.

“Renovation Property” means any Property where more than 10% of the net rentable square footage of such Property is vacant due to renovations being made at such Property.

“Requisite Lenders” means, as of any date, Lenders having at least 66-2/3% of the aggregate amount of the Commitments (not held by Defaulting Lenders who are not entitled to vote), or, if the Commitments have been terminated or reduced to zero, Lenders holding at least 66-2/3% of the principal amount of the aggregate outstanding Loans (not held by Defaulting

Lenders who are not entitled to vote).  Commitments and Term Loans held by Defaulting Lenders shall be disregarded when determining the Requisite Lenders.

“Responsible Officer” means with respect to the Parent, the Borrower or any Subsidiary, the chief executive officer, the chief financial officer, any executive vice president or any senior vice president of the Parent, the Borrower or such Subsidiary.

“Restricted Payment” means:  (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Borrower or any Subsidiary now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Borrower or any Subsidiary now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Borrower or any Subsidiary now or hereafter outstanding.

“Revolving Credit Agreement” means that certain Credit Agreement, dated as of June 6, 2011, among the Borrower, the Parent, KeyBank National Association, as administrative agent, and the lenders party thereto from time to time, as such agreement may be amended, supplemented and modified from time to time.

“Revolving Loan” means the aggregate principal amount of the “Loans” as defined in the Revolving Credit Agreement.

“Secured Indebtedness” means any Indebtedness of a Person that is secured by a Lien on a Property or on any ownership interests in any other Person or on any other assets, provided that the portion of such Indebtedness included in “Secured Indebtedness” shall not exceed the sum of the aggregate value of the assets securing such Indebtedness at the time such Indebtedness was incurred, plus the aggregate value of any improvements to such assets, plus the value of any additional assets provided to secure such Indebtedness.  Notwithstanding the foregoing, Secured Indebtedness shall exclude Indebtedness that (i) is secured solely by ownership interests in another Person that owns a Property which is encumbered by a mortgage securing Indebtedness and (ii) is Recourse Indebtedness.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Subsidiary” means, for any Person, any corporation, partnership or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“Tangible Net Worth” means, as of a given date, (a) Total Asset Value less (b) Total Indebtedness.

“Taxable REIT Subsidiary” has the meaning given that term in the Internal Revenue Code.

“Taxes” has the meaning given that term in Section 3.12.

“Termination Date” means April 30, 2019.

“Titled Agents” means each of the Agent, the Arrangers, the Syndication Agent and the Documentation Agent.

“Term Loan” means an individual term loan or the aggregate term loans, as the case may be, in the maximum principal amount of $115,000,000.00 made by the Lenders hereunder pursuant to Section 2.1., as such maximum principal amount may be increased pursuant to Section 2.11.

“Term Loan Note” means a promissory note made by Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit E.

“Total Asset Value” means, on any date of determination, the sum of all of the following of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP applied on a consistent basis:  (a) cash and Cash Equivalents, plus (b) with respect to each Property then owned by the Borrower or any Subsidiary (but excluding (A) Properties acquired by the Borrower or any Subsidiary during the immediately preceding four (4) fiscal quarter periods of the Borrower for which financial results have been reported, (B) Construction-In-Process Properties and (C) Unimproved Land), the quotient of (i) the product of (A) Net Operating Income attributable to such Property for the fiscal two (2) quarters most recently ended for which financial results have been reported, times (B) 2, divided by (ii) the Capitalization Rate, plus (c) the GAAP book value of Properties then owned which were acquired during the four (4) fiscal quarters most recently ended for which financial results have been reported, plus (d) the aggregate Construction-In-Process Value of each Construction-In-Process Property then owned, plus (e) the GAAP book value of those portions of Renovation Properties which are then vacant and under renovation, Unimproved Land, Mortgage Note Receivables and other promissory notes then owned. The Borrower’s pro rata share of assets held by Unconsolidated Affiliates will be included in Total Asset Value calculations consistent with the above described treatment for wholly owned assets.

“Total Indebtedness” means all Indebtedness of the Parent, the Borrower and all Subsidiaries determined on a consolidated basis.

“Type” with respect to any Term Loan, refers to whether such Loan is a LIBOR Loan or Base Rate Loan.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unencumbered Pool” means, as of any date of determination, (a) the Initial Unencumbered Pool Properties, plus (b) each other Eligible Unencumbered Pool Property which has been added to the Unencumbered Pool pursuant to Section 4.2. as of such date, plus (c) any Property approved by the Requisite Lenders in writing for inclusion in the Unencumbered Pool, minus (d) any Property which has been removed from the Unencumbered Pool pursuant to Section 4.3. as of such date, minus (e) any Property which has been removed from the Unencumbered Pool pursuant to the next sentence hereof as of such date (and plus any Eligible Unencumbered Pool Property which has been added back into the Unencumbered Pool pursuant to the next sentence hereof), minus (f) any Unencumbered Pool Property which no longer satisfies the requirements of an Eligible Unencumbered Pool Property.  In the event that all or any material portion of a Property then within the Unencumbered Pool shall be damaged or taken by condemnation, then, in the Agent’s reasonable discretion, such Property shall either be treated as a Renovation Property or no longer be a part of the Unencumbered Pool unless and until any damage to such Property is repaired or restored, such Property becomes fully operational and the Agent shall receive evidence satisfactory to the Agent of the projected Net Operating Income of such Property following such repair or restoration.  In the event that all or any material portion of any Construction-in-Process Property then within the Unencumbered Pool shall be damaged or taken by condemnation, then the Agent may reduce the amount of the Unencumbered Pool Value in an amount which the Agent reasonably deems appropriate in light of such damage or condemnation; or may remove such Construction-In-Process Property from the Unencumbered Pool unless and until such Construction-In-Process Property is repaired or restored to the Agent’s reasonable satisfaction.

“Unencumbered Pool Property” means a Property then included in the Unencumbered Pool.

“Unencumbered Pool Value” means, as of any date of determination, (i) (A) the annualized aggregate NOI attributable to then-current Unencumbered Pool Properties included in the Unencumbered Pool for the period of two (2) fiscal quarters most recently ended for which financial results of Borrower have been reported (excluding 100% of the NOI attributable to any such Properties which constitute, as of such date, either Construction-In-Process Properties or Non-Core Properties, or which are not owned by Borrower or a Wholly Owned Subsidiary of Borrower for at least the four (4) immediately preceding full fiscal quarters for which financial results of Borrower have been reported (or which are no longer owned by Borrower or a Wholly Owned Subsidiary of Borrower as of such date)) divided by (B) the Capitalization Rate, plus (ii) the value, at cost, of all Unencumbered Pool Properties included in the Unencumbered Pool acquired by Borrower or a Wholly Owned Subsidiary of Borrower during the four (4) immediately preceding full fiscal quarters for which financial results of Borrower have been reported, plus (iii) the value, at cost, of any Unencumbered Pool Properties included in the Unencumbered Pool that are either Non-Core Properties or Construction-In-Process Properties and of those portions of the Eligible Unencumbered Pool Properties which are also Renovation Properties which are then vacant and under renovation, provided, however, in no event shall the amount added under clause (iii) herein on account of Construction-In-Process Properties and such portions of Renovation Properties constitute more than fifteen percent (15%) of the total Unencumbered Pool Value or shall the total amount of Unencumbered Pool Value attributable to Unencumbered Pool Properties leased by Loan Parties under Ground Leases constitute more than fifteen percent (15%) of the total Unencumbered Pool Value.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person.

“Unimproved Land” means, on any date of determination, land on which no development (other than improvements that are not material and are temporary in nature) has occurred and for which no development is scheduled in the following 12 months.

“Unsecured Indebtedness” means with respect to any person, all Indebtedness of such person for borrowed money that does not constitute Secured Indebtedness.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

Section 1.2.                                General; References to Times.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated.  References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified as of the date of this Agreement and from time to time thereafter to the extent not prohibited hereby and in effect at any given time.  A reference to a Person shall include its successors and permitted assigns.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.  Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Parent or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Parent.  Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.  Unless otherwise indicated, all references to time are references to Cleveland, Ohio time.  The calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities.  Therefore, the amount of liabilities shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount.

Section 1.3.                                Financial Attributes of Non-Wholly Owned Subsidiaries.

When determining compliance by the Borrower, the Parent, or any Wholly Owned Subsidiary with any financial covenant contained in any of the Loan Documents, only the pro rata share of the Borrower, the Parent, or the Wholly Owned Subsidiary, as applicable, of the financial assets and liabilities of a Subsidiary that is not a Wholly Owned Subsidiary shall be included.

ARTICLE II.  CREDIT FACILITY

Section 2.1.                                Term Loans.

(a)                                 Generally. Subject to the terms and conditions hereof, on the Effective Date, each Lender severally and not jointly agrees to make Term Loans to the Borrower in an aggregate principal amount equal to the amount of such Lender’s Commitment. Any amount of the Terms Loans that is repaid may not be re-borrowed.

(b)                                 Disbursements of Term Loan Proceeds. On the Effective Date, each Lender will make available for the account of its applicable Lending Office to the Agent at the Principal Office, in immediately available funds, the proceeds to the Term Loan to be made by such Lender. Agent may assume that each Lender will make the proceeds of such Term Loans available to the Agent on the Effective Date and the Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Term Loan to be provided by Such Lender. Subject to the satisfaction of the applicable conditions set forth in Article VI. for such borrowing, the Agent will make the proceeds of such borrowing available to the Borrower no later than 2:00 p.m. on the Effective Date and at the account specified by Borrower.

Section 2.2.                                Reserved.

Section 2.3.                                Reserved.

Section 2.4.                                Rates and Payment of Interest on Loans.

(a)                                 Rates.  The Borrower promises to pay to the Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i)                                     during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time) plus the Applicable Margin; and

(ii)                                  during such periods as such Loan is a LIBOR Loan, at Adjusted LIBOR for such Loan for the Interest Period therefor plus the Applicable Margin.

Notwithstanding the foregoing, during the continuance of an Event of Default, the Borrower shall pay to the Agent for the account of each Lender interest at the Post Default Rate on the outstanding principal amount of any Loan made by such Lender and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b)                                 Payment of Interest.  Accrued and unpaid interest on each Loan shall be payable in the case of both Base Rate Loans and LIBOR Loans, monthly in arrears on the first day of each calendar month and upon the Termination Date or any earlier date on which Loans are due and payable in full, whether by acceleration or otherwise.  Interest payable at the Post Default Rate shall be payable from time to time on demand.  Promptly after the determination of any interest rate provided for herein or any change therein, the Agent shall give notice thereof to the Lenders to which such interest is payable and to the Borrower.  All determinations by the Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

Section 2.5.                                Number of Interest Periods.

There may be no more than 6 different Interest Periods for LIBOR Loans outstanding at the same time.

Section 2.6.                                Repayment of Loans.

The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on the Term Loans on the Termination Date, subject to any earlier dates on which mandatory principal payments may be required under Section 2.7(b).

Section 2.7.                                Prepayments.

(a)                                 Optional.  The Borrower shall have the right, at its election, to prepay the outstanding amount of the applicable Loans, as a whole or in part, at any time together with a prepayment premium, if applicable, in respect of the principal amount of such Loans so prepaid in an amount equal to (i) two percent (2%) of such principal amount prepaid for any prepayment made on or before April 30, 2014 and (ii) one percent (1%) of such principal amount prepaid for any prepayment made after April 30, 2014 and on or before April 30, 2015 (the “Prepayment Consideration”).  No prepayment premium shall be required pursuant to this paragraph in respect of any prepayment of such Loans made after April 30, 2015; provided, that if any full or partial prepayment of the outstanding amount of any LIBOR Loan is made other than on the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts required to compensate the Lenders for any losses, costs or expenses which may reasonably be incurred as a result of such prepayment.  The Borrower shall give the Agent, no later than 10:00 a.m., Cleveland time, at least five (5) Business Days’ prior written notice of any prepayment pursuant to this Section 2.7., in each case specifying the proposed date of payment of the Loan and the principal amount to be paid.  Borrower acknowledges that the Prepayment Consideration is bargained for consideration and is not a penalty.  Borrower recognizes that Lenders would incur substantial additional costs and expense in the event of a prepayment of the Loans and that the Prepayment Consideration compensates Lenders for such costs and expenses (including, without limitation, the loss of Lenders’ investment opportunity during the period from the prepayment date until the Termination Date).  Borrower agrees that Lenders shall not, as a condition to receiving the Prepayment Consideration, be obligated to actually reinvest the amount prepaid in any obligation or in any other manner whatsoever.  If, following the occurrence and during the continuance of any Event of Default, Borrower shall tender payment of an amount sufficient to satisfy the Loan on or before April 30, 2015, such tender by Borrower shall be deemed to be a voluntary prepayment in the amount tendered and in such case Borrower shall also pay to Lender, with respect to the amount tendered, the applicable Prepayment Consideration.  Agent shall not be obligated to accept any such tender unless it is accompanied by all Prepayment Consideration due in connection therewith.

(b)                                 Mandatory. If at any time the aggregate outstanding principal balance of all Unsecured Indebtedness of the Parent, the Borrower and their respective Subsidiaries (including, without limitation the outstanding principal balance of the Loans, together with the aggregate amount of the Revolving Loan, including all Letter of Credit Liabilities), exceeds the Borrowing Base, then the Borrower shall, within five (5) Business Days of the Agent’s demand, pay the amount of such excess, at its choice, either to reduce such Unsecured Indebtedness or to the Agent for the account of the Lenders for application to the Term Loans.  All payments under this Section shall be applied to pay all amounts of principal outstanding on the Term Loans pro rata in accordance with Section 3.2.  If the Borrower is required to pay any outstanding LIBOR Loans by reason of this Section prior to the end of the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 5.4.

Section 2.8.                                Continuation.

So long as no Default or Event of Default shall exist, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan.  Each new

Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period.  Each selection of a new Interest Period shall be made by the Borrower giving to the Agent a Notice of Continuation not later than 11:00 a.m. on the third Business Day prior to the date of any such Continuation.  Such notice by the Borrower of a Continuation shall be by telephone or telecopy, confirmed immediately in writing if by telephone, in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder.  Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given.  Promptly after receipt of a Notice of Continuation, the Agent shall notify each Lender by telecopy, or other similar form of transmission, of the proposed Continuation.  If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, or if a Default or Event of Default shall exist, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.9. or the Borrower’s failure to comply with any of the terms of such Section.

Section 2.9.                                Conversion.

The Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Agent, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, a Base Rate Loan may not be Converted to a LIBOR Loan if a Default or Event of Default shall exist.  Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan.  Each such Notice of Conversion shall be given not later than 11:00 a.m. on the Business Day prior to the date of any proposed Conversion into Base Rate Loans and on the third Business Day prior to the date of any proposed Conversion into LIBOR Loans.  Promptly after receipt of a Notice of Conversion, the Agent shall notify each Lender by telecopy, or other similar form of transmission, of the proposed Conversion.  Subject to the restrictions specified above, each Notice of Conversion shall be by telephone (confirmed immediately in writing) or telecopy in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan.  Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.10.                         Notes.

(a)                                 Term Loan Note.  If requested by any Lender, the Term Loans made by such Lender shall, in addition to this Agreement, also be evidenced by a promissory note of the Borrower substantially in the form of Exhibit E (each a “Term Loan Note”), payable to the order of such Lender in a principal amount equal to the amount of its Commitment as originally in effect and otherwise duly completed.

(b)                                 Records.  The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower, absent manifest error; provided, however, that the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents.

(c)                                  Lost, Stolen, Destroyed or Mutilated Notes.  Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii) (A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.11.                         Increase of Commitments.

With the prior consent of the Agent, the Borrower shall have the right at any time and from time to time during the term of this Agreement to request increases in the aggregate amount of the Commitments (provided that after giving effect to any increases in the Commitments pursuant to this Section, the aggregate amount of the Commitments may not exceed $125,000,000) by providing written notice to the Agent, which notice shall be irrevocable once given.  Each such increase in the Commitments must be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof. If a new Lender becomes a party to this Agreement in order to provide such additional Commitment, or if any existing Lender agrees to increase its Commitment, such Lender shall on the date it becomes a Lender hereunder (or increases its Commitments, in the case of an existing Lender) make Term Loans to the Borrower in an aggregate principal amount equal to such new Lender’s Commitment (or the amount of the increase in its Commitments, in the case of an existing Lender), by making available for the account of its applicable Lending Office to the Agent at the Principal Office, in immediately available funds, in an aggregate principal amount equal to such new Lender’s Commitment (or the amount of the increase in its Commitments, in the case of an existing Lender). Subject to the satisfaction of the conditions set forth in this Section 2.11., the Agent will make the proceeds of such borrowing available to the Borrower at the account specified by Borrower. No Lender shall be required to increase its Commitment and any new Lender becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee. No increase of the Commitments may be effected under this Section if (x) a Default or Event of Default shall be in existence on the effective date of such increase or (y) any representation or warranty made or deemed made by the Borrower or any other Loan Party in any Loan Document to which any such Loan Party is a party is not (or would not be) true or correct on the effective date of such increase (except for representations or warranties which expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents).  In connection with any increase in the aggregate amount of the Commitments pursuant to this subsection, (a) any Lender becoming a party hereto shall execute such documents and agreements as the Agent may reasonably request and (b) the Borrower shall, if requested by the affected Lender, make appropriate arrangements so that each new Lender, and any existing Lender increasing its Commitment, receives a new or replacement Note, as appropriate, in the amount of such Lender’s Commitment within 2 Business Days of the effectiveness of the applicable increase in the aggregate amount of Commitments.  Each of the parties hereto hereby agrees that, upon the effectiveness of any increase of Commitments under this Section 2.15., the Agent may (without the consent of any

Lender) amend this Agreement to the extent (but only to the extent) necessary to reflect the increase of Commitments.

ARTICLE III.  PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1.                                Payments.

Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to the Agent at its Principal Office, not later than 2:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).  Subject to Section 11.4., the Borrower may, at the time of making each payment under this Agreement or any Note, specify to the Agent the amounts payable by the Borrower hereunder to which such payment is to be applied.  Each payment received by the Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender at the applicable Lending Office of such Lender no later than 5:00 p.m. on the date of receipt.  If the Agent fails to pay such amount to a Lender as provided in the previous sentence, the Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect.  If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension.

Section 3.2.                                Pro Rata Treatment.

(a)                                 Generally.  Except to the extent otherwise provided herein:  (a) each borrowing from the Lenders under Section 2.1.(a) shall be made from the Lenders, pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of Term Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Term Loans held by them, provided that if immediately prior to giving effect to any such payment in respect of any Term Loans the outstanding principal amount of Term Loans shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time such Loans were made, then such payment shall be applied to the Term Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Term Loans being held by the Lenders pro rata in accordance with their respective Commitments; (c) each payment of interest on Term Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; and (d) the making, Conversion and Continuation of Term Loans of a particular Type (other than Conversions provided for by Section 5.5.) shall be made pro rata among the Lenders according to the amounts of their respective Commitments (in the case of making of the Loans) or their respective Loans (in the case of Conversions and Continuations of Loans) and the then current Interest Period for each Lender’s portion of each Loan of such Type shall be coterminous.

(b)                                 Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Section 3.2., if any Lender becomes a Defaulting Lender, then, until such time as such

Lender is no longer a Defaulting Lender, each payment by the Borrower hereunder shall be applied in accordance with Section 3.11.(d).

Section 3.3.                                Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement, or shall obtain payment on any other Obligation owing by the Borrower or a Loan Party through the exercise of any right of set off, banker’s lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by the Borrower to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders pro rata in accordance with Section 3.2. or Section 11.4., as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with Section 3.2. or Section 11.4., as applicable.  To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.  The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation.  Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4.                                Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5.                                Minimum Amounts.

(a)                                 Borrowings and Conversions. Each borrowing of Base Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof. Each borrowing and each Conversion of LIBOR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.

(b)                                 Prepayments.  Each voluntary prepayment of Term Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess thereof (or, if less, the aggregate principal amount of Term Loans then outstanding).

Section 3.6.                                Fees.

The Borrower agrees to pay the administrative and other fees of the Agent and the Arrangers as may be agreed to in writing by the Borrower, the Agent and the Arrangers from time to time.

Section 3.7.                                Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed; provided, however, interest on LIBOR Rate Loans shall be computed on the basis of a year of 360 days and the actual number of day elapsed.

Section 3.8.                                Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith.  It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.

Section 3.9.                                Agreement Regarding Interest and Charges.

The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.4.(a)(i) and (ii).  Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, closing fees,  underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Agent or any Lender to third parties or for damages incurred by the Agent or any Lender, in each case in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money.  All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.10.                         Statements of Account.

The Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Agent shall be deemed conclusive upon Borrower absent manifest error.  The failure of the Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.11.                         Defaulting Lenders.

(a)                                 Generally.  If for any reason any Lender shall be a Defaulting Lender, then, in addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or Applicable Law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Requisite Lenders or all of the Lenders, shall be suspended during the pendency of such failure or refusal.  If a Lender is a Defaulting Lender because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest.  Any amounts received by the Agent in respect of a Defaulting Lender’s Loans shall be paid applied as set forth in Section 3.11.(c).

(b)                                 Purchase or Cancellation of Defaulting Lender’s Commitment.  Any Non-Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire all of a Defaulting Lender’s Commitment.  Any Lender desiring to exercise such right shall give written notice thereof to the Agent and the Borrower no sooner than 2 (two) Business Days and not later than 5 (five) Business Days after such Defaulting Lender became a Defaulting Lender.  If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitment in proportion to the Commitments of the other Lenders exercising such right.  If after such 5th (fifth) Business Day, the Lenders have not elected to purchase all of the Commitment of such Defaulting Lender, then the Borrower may, by giving written notice thereof to the Agent, such Defaulting Lender and the other Lenders, either (i) demand that such Defaulting Lender assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 13.5.(d) for the purchase price provided for below or (ii) terminate the Commitment of such Defaulting Lender, whereupon such Defaulting Lender shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents.  Upon the termination of such Defaulting Lender’s Commitment, the Borrower may, at its option but subject to first obtaining Agent’s prior written approval, which may be granted in its sole discretion, notwithstanding the provisions in Section 3.2., make a payment to the Defaulting Lender in an amount equal to the principal balance of the Loans outstanding, accrued interest and other fees owed by the Borrower to the Defaulting Lender.  No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee.  Upon any such purchase or assignment, the Defaulting Lender’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance

Agreement.  The purchase price for the Commitment of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Lender.  Prior to payment of such purchase price to a Defaulting Lender, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to Section 3.11.(c).  Defaulting Lender shall be entitled to receive amounts owed to it by the Borrower under the Loan Documents which accrued prior to the date of the default by the Defaulting Lender, to the extent the same are received by the Agent from or on behalf of the Borrower.  There shall be no recourse against any Lender or the Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.

(c)                                  Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Agent for the account of such Defaulting Lender pursuant to Section 13.3.), shall be applied at such time or times as may be determined by the Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment of any amounts owing to the Agent or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Agent or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; third, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fourth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Term Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Term Loans were made at a time when the conditions set forth in Sections 6.1. and 6.2., as applicable, were satisfied or waived, such payment shall be applied solely to pay the Terms Loans of all Non-Defaulting Lenders on a pro rata basis until such time as all Term Loans are held by the Lenders pro rata in accordance with their Commitment Percentages prior to being applied to the payment of any Term Loans of such Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(d)                                 Defaulting Lender Cure.  If the Borrower, and the Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 3.12.                         Taxes.

(a)                                 Taxes Generally.  All payments by the Borrower of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes imposed on or measured by any Lender’s assets, net income, receipts or branch profits, (iii) any taxes (other than withholding taxes) with respect to the Agent or a Lender that would not be imposed but for a connection between the Agent or such Lender and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Agent or such Lender pursuant to or in respect of this Agreement or any other Loan Document), (iv) any taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges to the extent imposed as a result of the failure of the Agent or a Lender, as applicable, to provide and keep current (to the extent legally able) any certificates, documents or other evidence required to qualify for an exemption from, or reduced rate of, any such taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges or required by the immediately following subsection (c) to be furnished by the Agent or such Lender, as applicable, and (v) any Excluded FATCA Tax (such non excluded items being collectively called “Taxes”).  If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrower will:

(i)                                     pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

(ii)                                  promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such Governmental Authority; and

(iii)                               pay to the Agent for its account or the account of the applicable Lender, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received by the Agent or such Lender will equal the full amount that the Agent or such Lender would have received had no such withholding or deduction been required.

(b)                                 Tax Indemnification.  If the Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Agent, for its account or the account of the respective Lender, as the case may be, the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure.  For purposes of this Section, a distribution hereunder by the Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

(c)                                  Tax Forms.  Prior to the date that any Lender or Participant organized under the laws of a jurisdiction outside the United States of America becomes a party hereto, such Person shall deliver to the Borrower and the Agent such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such

Lender or Participant establishing that payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax imposed under the Internal Revenue Code.  Each such Lender or Participant shall, to the extent it may lawfully do so, (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower or the Agent and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by the Borrower or the Agent.  The Borrower shall not be required to pay any amount pursuant to the last sentence of subsection (a) above to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America or the Agent, if it is organized under the laws of a jurisdiction outside of the United States of America, if such Lender, Participant or the Agent, as applicable, fails to comply with the requirements of this subsection.  If any such Lender or Participant, to the extent it may lawfully do so, fails to deliver the above forms or other documentation, then the Agent may withhold from any payments to be made to such Lender under any of the Loan Documents such amounts as are required by the Internal Revenue Code. If any Governmental Authority asserts that the Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, and costs and expenses (including all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of the Agent.  The obligation of the Lenders under this Section shall survive the termination of the Commitments, repayment of all Obligations and the resignation or replacement of the Agent.

(d)                                 FATCA.  Without limitation of Section 3.12.(c), if a payment made to a Lender under any Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting and document provision requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by either, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower and/or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.

(e)                                  Right to Replace of Lender.  If (x) a Lender requests compensation pursuant to this Section 3.12. or Section 5.1. and the Requisite Lenders are not also doing the same, (y) a Lender’s obligations with respect to LIBOR Loans are suspended pursuant to Section 5.1.(b) or Section 5.3. and the obligations of the Requisite Lenders are not also suspended or (z) in connection with any proposed amendment, modification, termination, waiver or consent which requires the approval of each Lender under Section 13.6.(b), and with respect to which approvals from the Requisite Lenders have been obtained, a Lender that has not given, or been deemed to have given, its approval of such matter, then, so long as there does not then exist any Event of

Default, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 13.5.(d) for a purchase price to be agreed on by the Affected Lender and the Eligible Assignee, but not in excess of the par value thereof.  Each of the Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this subsection, but at no time shall the Agent, such Affected Lender nor any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee.  The exercise by the Borrower of its rights under this subsection shall be at the Borrower’s sole cost and expense and at no cost or expense to the Agent, the Affected Lender or any of the other Lenders.  The terms of this subsection shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Section 3.12., Section 5.1. or Section 5.4., as applicable, with respect to periods up to the date of replacement.

ARTICLE IV.  UNENCUMBERED POOL PROPERTIES

Section 4.1.                                Eligibility of Properties.

(a)                                 As of the Agreement Date, the Lenders have approved for inclusion in calculations of the Borrowing Base the Properties identified on Schedule 4.1, and such Properties shall become the Initial Unencumbered Pool Properties.

(b)                                 If, after the Agreement Date, the Borrower desires that the Lenders include any additional Property in calculations of the Borrowing Base, the Borrower shall so notify the Agent in writing.  No Property will be evaluated by the Lenders unless it is an Eligible Unencumbered Pool Property, and unless and until the Borrower delivers to the Agent the following, in form and substance satisfactory to the Agent:

(i)                                     a description of such Property, such description to include the age, location, size and Occupancy Rate of such Property;

(ii)                                  an operating statement and a rent roll for such Property for the two prior fiscal years, for the current fiscal year through the fiscal quarter most recently ending and for the current fiscal quarter, certified by a representative of the Borrower to the best of such representative’s knowledge as being true and correct in all material respects provided that (x) with respect to any period such Property was not owned by a Loan Party, such information shall only be required to be delivered to the extent reasonably available to the Borrower and (y) if such Property has not been in operation for two years, the Borrower shall provide such projections and other information concerning the anticipated operation of such Property as the Agent may reasonably request;

(iii)                               an operating budget for such Property with respect to the current and immediately following fiscal years;

(iv)                              a budget for capital expenditures for the immediately following 12-month period; and

(v)                                 such other information the Agent may reasonably request in order to evaluate such Property.

(c)                                  If, after receipt and review of the foregoing, unless Agent has reasonably determined that the additional Property does not satisfy the requirements to be an Eligible Unencumbered Pool Property, the Agent will notify the Borrower and each Lender within 10 Business Days after receipt of all of the above items that it is prepared to proceed with the acceptance of such Property as an Unencumbered Pool Property.  If the Agent has determined that the additional Property does not satisfy the requirements to be an Eligible Unencumbered Pool Property and therefore that addition of such Property to the Unencumbered Pool requires Requisite Lender approval, the Agent shall so notify the Borrower and the Lenders and shall forward to the Lenders all documents and information submitted by Borrower with respect to such additional Property. In such event each Lender shall notify the Agent whether it approves of the designation of such Property as an Eligible Unencumbered Pool Property, notwithstanding such non-compliance, within 10 Business Days of receipt of such notice and all such documents and information.  If a Lender shall fail to so notify the Agent, then such Lender shall be deemed to have approved of such Property as an Eligible Unencumbered Pool Property.  Upon approval of such Property as an Eligible Unencumbered Pool Property by the Agent, or, if required, by Requisite Lenders, and upon execution and delivery of all of the documents required to be provided under Section 4.2., such Property shall become an Eligible Unencumbered Pool Property.

Section 4.2.                                Conditions Precedent to a Property Becoming an Eligible Unencumbered Pool Property.

(a)                                 No Property shall become an Eligible Unencumbered Pool Property until the Borrower shall have caused to be executed and delivered to the Agent all documents and instruments required to be so executed and delivered under Section 4.1, the Agent, or, if required, the Requisite Lenders shall have approved of such Property as provided in such Section, and the Borrower shall have caused to be executed and delivered to the Agent the following instruments, documents and agreements in respect of such Property, each to be in form and substance satisfactory to the Agent:

(b)                                 if such Property is owned by a Subsidiary that is not already a Guarantor, an Accession Agreement executed by such Subsidiary and all of the items that would have been required to be delivered to the Agent under Section 6.1.(a)(iv) through (vii) had such Subsidiary been a Loan Party on the Effective Date;

(c)                                  a Borrowing Base Certificate calculated after giving effect to the inclusion of such Property as an Eligible Unencumbered Pool Property; and

(d)                                 such other due diligence materials, instruments, documents, certificates, and opinions as the Agent may reasonably request.

Section 4.3.                                Release of Guarantors and Unencumbered Pool Properties.

(a)                                 From time to time the Borrower may request, upon not less than five (5) Business Days prior written notice to the Agent, that the Subsidiary owning an Unencumbered Pool Property be released from the Guaranty, or that any Unencumbered Pool Property be released in whole or in part from the Unencumbered Pool, which release (the “Release”) shall be effected by the Agent if all of the following conditions are satisfied as of the date of such Release:

(b)                                 no Default or Event of Default has occurred and is then continuing or would occur or exist immediately after giving effect to such Release;

(c)                                  the Borrower shall have delivered a Compliance Certificate showing pro forma compliance with the covenants set forth in Section 10.1. giving effect to such Release;

(d)                                 the Borrower shall have delivered to the Agent a Borrowing Base Certificate reflecting the Borrowing Base after giving effect to such Release; and

(e)                                  the outstanding aggregate principal balance of all Unsecured Indebtedness of the Parent, the Borrower and their respective Subsidiaries (including, without limitation, the Loans together with the aggregate amount of all Letter of Credit Liabilities), will not exceed the Borrowing Base after giving effect to such Release and the elimination of the related Unencumbered Pool Property or portion thereof and any prepayment to be made and/or the acceptance of any new Unencumbered Pool Property pursuant to Section 4.1. which is to be given concurrently therewith as an additional or replacement Unencumbered Pool Property.

In connection with a Release, the Borrower shall deliver to the Agent a certificate from the Borrower’s chief executive officer or chief financial officer regarding the matters referred to in the immediately preceding clauses (a) and (b).  Notwithstanding the foregoing, the Agent shall not be obligated to release any such Subsidiary from the Guaranty if such Subsidiary owns any other Unencumbered Pool Properties that are not being so released from the Unencumbered Pool.

Section 4.4.                                Frequency of Calculations of Borrowing Base.

Initially, the Borrowing Base shall be the amount set forth as such in the Borrowing Base Certificate delivered under Section 6.1.  Thereafter, the Borrowing Base shall be the amount set forth as such in the Borrowing Base Certificate delivered from time to time under Section 4.3.(c), 4.5. or 9.4.(g).  Any increase in the Borrowing Base shall become effective as of the next determination of the Borrowing Base as provided in this Section, provided that as of such date of determination the applicable Borrowing Base Certificate substantiates such increase.

Section 4.5.                                Removal of Ineligible Property.

Upon any asset ceasing to qualify to be included as an Unencumbered Pool Property in the calculation of the Borrowing Base, such asset shall no longer be included in the calculation of the Borrowing Base.  Within five (5) Business Days after the Borrower becomes aware of any such disqualification, the Borrower shall deliver to the Agent a certificate reflecting such disqualification, together with the identity of the disqualified asset, a statement as to whether any Default or Event of Default will arise as a result of such disqualification after the Borrower has the opportunity to cure any such Default of Event of Default in accordance with the last paragraph of Section 11.1., and a calculation of the Borrowing Base attributable to such asset.  Simultaneously with the delivery of the items required above, the Borrower shall deliver to the Agent a pro forma Compliance Certificate and calculation of Borrowing Base demonstrating, after giving effect to such removal or disqualification and any reduction of the Loans in accordance with Section 11.1., compliance with the covenants contained in Section 10.1.

ARTICLE V.  YIELD PROTECTION, ETC.

Section 5.1.                                Additional Costs; Capital Adequacy.

(a)                                 Additional Costs.  The Borrower shall promptly pay to the Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or such obligation or the maintenance by such Lender of capital in respect of its Loans or its Commitment (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), to the extent resulting from any Regulatory Change that:  (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or its Commitment (other than taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges which are excluded from the definition of Taxes pursuant to the first sentence of Section 3.12.(a)); or (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other reserve requirement to the extent utilized in the determination of Adjusted LIBOR for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender, or any commitment of such Lender (including, without limitation, the Commitment of such Lender hereunder); or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy).

(b)                                 Lender’s Suspension of LIBOR Loans.  Without limiting the effect of the provisions of the immediately preceding subsection (a), if, by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Agent), the obligation of such Lender to make or Continue, or to Convert any other Type of Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.5. shall apply).

(c)                                  Reserved.

(d)                                 Notification and Determination of Additional Costs.  Each of the Agent and each Lender agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Agent or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, the failure of the Agent or any

Lender to give such notice shall not release the Borrower from any of its obligations hereunder (and in the case of a Lender, to the Agent).  The Agent or such Lender agrees to furnish to the Borrower (and in the case of a Lender, to the Agent) a certificate setting forth in reasonable detail the basis and amount of each request by the Agent or such Lender for compensation under this Section.  Absent manifest error, determinations by the Agent or any Lender of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 5.2.                                Suspension of LIBOR Loans.

Anything herein to the contrary notwithstanding, if, on or prior to the determination of Adjusted LIBOR for any Interest Period:

(a)                                 the Agent reasonably determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR for such Interest Period, or

(b)                                 the Agent reasonably determines (which determination shall be conclusive) that Adjusted LIBOR will not adequately and fairly reflect the cost to the Lenders of making or maintaining LIBOR Loans for such Interest Period;

then the Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either repay such Loan or Convert such Loan into a Base Rate Loan.

Section 5.3.                                Illegality.

Notwithstanding any other provision of this Agreement, if any Lender shall reasonably determine (which determination shall be conclusive and binding) that it has become unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 5.5. shall be applicable).

Section 5.4.                                Compensation.

The Borrower shall pay to the Agent for the account of each Lender, upon the request of such Lender through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense that such Lender reasonably determines is attributable to:

(a)                                 any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b)                                 any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article VI. to be satisfied) to borrow a LIBOR Loan from such Lender on the requested date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.

Upon the Borrower’s request,  any Lender requesting compensation under this Section shall provide the Borrower with a statement setting forth in reasonable detail the basis for requesting such compensation and the method for determining the amount thereof.  Absent manifest error, determinations by any Lender in any such statement shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 5.5.                                Treatment of Affected Loans.

If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 5.1.(b) or 5.3., then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 5.1.(b) or 5.3., on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 5.1. or 5.3. that gave rise to such Conversion no longer exist:

(a)                                 to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

(b)                                 all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 5.1. or 5.3. that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

Section 5.6.                                Change of Lending Office.

Each Lender agrees that it will use reasonable efforts to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.12., 5.1. or 5.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

Section 5.7.                                Assumptions Concerning Funding of LIBOR Loans.

Calculation of all amounts payable to a Lender under this Article V. shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article V.

ARTICLE VI.  CONDITIONS PRECEDENT

Section 6.1.                                Initial Conditions Precedent.

The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, is subject to the following conditions precedent:

(a)                                 The Agent shall have received each of the following, in form and substance satisfactory to the Agent:

(i)                                     counterparts of this Agreement executed by each of the parties hereto;

(ii)                                  Term Loan Notes executed by the Borrower, payable to each Lender and complying with the applicable provisions of Section 2.10.;

(iii)                               the Guaranty executed by the Parent and each Subsidiary that owns or leases an Initial Unencumbered Pool Property, if any, as of the Effective Date;

(iv)                              the articles of incorporation, articles of organization, certificate of limited partnership or other comparable organizational instrument (if any) of the Borrower and each other Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Loan Party;

(v)                                 a certificate of good standing or certificate of similar meaning with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of the state in which such Loan Party has its principal place of business;

(vi)                              a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, and the officers of the Borrower then authorized to deliver Notices of Continuation and Notices of Conversion;

(vii)                           copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity or a certificate of no change, certified by such Secretary or Assistant Secretary, as to such by-laws, operating agreements, partnership agreements or other comparable documents of each Loan Party delivered in connection with the Revolving Credit Agreement;

(viii)                        copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(ix)                              an opinion of counsel to the Loan Parties, addressed to the Agent, and the Lenders in form reasonably satisfactory to the Agent;

(x)                                 the Fees then due and payable under Section 3.6., and any other Fees payable to the Agent and the Lenders on or prior to the Effective Date;

(xi)                              a Compliance Certificate calculated as of the Effective Date (giving pro forma effect to the financing evidenced by this Agreement and the use of the proceeds of the Loans to be funded on the Agreement Date);

(xii)                           a Borrowing Base Certificate calculated as of the Effective Date;

(xiii)                        Reserved;

(xiv)                       a disbursement statement setting forth in reasonable detail the application of the Loans being funded on the Effective Date;

(xv)                          Reserved; and

(xvi)                       such other documents, agreements and instruments as the Agent on behalf of the Lenders may reasonably request.

(b)                                 In the good faith judgment of the Agent and the Lenders:

(i)                                     there shall not have occurred or become known to the Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Parent, the Borrower and its other Subsidiaries delivered to the Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;

(ii)                                  no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (1) result in a Material Adverse Effect or (2) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of any Loan Party to fulfill its obligations under the Loan Documents to which it is a party; and

(iii)                               the Parent, the Borrower and its other Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (1) any Applicable Law or (2) any agreement, document or instrument to which the Borrower or any other Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which would not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party or the ability of the Agent to exercise its remedies hereunder.

Section 6.2.                                Conditions Precedent to All Loans.

The obligations of the Lenders to make any Loans are all subject to the further condition precedent that:  (a) no Default or Event of Default shall exist as of the date of the making of such Loan or would exist immediately after giving effect thereto; and (b) the representations and warranties made or deemed made by each Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents.  Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event).  In addition, if such Credit Event is the making of a Loan, the Borrower shall be deemed to have represented to the Agent and the Lenders at the time such Loan is made that all conditions to the occurrence of such Credit Event contained in Article VI. have been satisfied.

ARTICLE VII.  REPRESENTATIONS AND WARRANTIES

Section 7.1.                                Representations and Warranties.

In order to induce the Agent and each Lender to enter into this Agreement and to make Loans, each of the Parent and the Borrower represents and warrants to the Agent and each Lender as follows:

(a)                                 Organization; Power; Qualification.  Each of the Parent, the Borrower, the other Loan Parties and each other Subsidiary is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

(b)                                 Ownership Structure.  As of the Agreement Date, Part I of Schedule 7.1.(b) is a complete and correct list of all Subsidiaries of the Parent setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interests in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person, and (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests.  Except as disclosed in such Schedule, as of the Agreement Date (i) each of the Parent and its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (ii) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (iii) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person.  As of the Agreement Date Part II of Schedule 7.1.(b) correctly sets forth all Unconsolidated Affiliates of the Parent, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Parent.

(c)                                  Authorization of Agreement, Etc.  The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder.  Each Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby.  The Loan Documents to which any Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

(d)                                 Compliance of Loan Documents with Laws, Etc.  The execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which any Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both:  (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to any Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of any Loan Party, or any indenture, agreement or other instrument to which any Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party.

(e)                                  Compliance with Law; Governmental Approvals.  Each Loan Party is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws (including without limitation, Environmental Laws) relating to such Loan Party except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.

(f)                                   Title to Properties; Liens.  As of the Agreement Date, Part I of Schedule 7.1.(f) is a complete and correct listing of all of the real property owned or leased by the Parent, the Borrower and each other Subsidiary.  Each such Person has good, marketable and legal title to, or a valid leasehold interest in, its respective material assets except for minor defects in title that, in the aggregate, are not substantial in amount and do not materially detract from the value of the Property subject thereto or interfere with its ability to conduct business as currently conducted or to utilize such Properties and assets for their intended purposes.  As of the Effective Date, there will be no Liens against any assets of the Parent, the Borrower or any other Loan Party except for Permitted Liens.

(g)                                  Existing Indebtedness.  Schedule 7.1.(g) is, as of the Agreement Date, a complete and correct listing of all Indebtedness of the Parent and its Subsidiaries (other than Indebtedness owing to a Loan Party from the Parent, the Borrower or any of their respective Subsidiaries or owing by a Loan Party to another Loan Party), including without limitation, Guarantees of the Parent and its Subsidiaries, and indicating whether such Indebtedness is Secured Indebtedness or Unsecured Indebtedness.

(h)                                 Material Contracts.  Each of the Parent and its Subsidiaries that is a party to any Material Contract has performed and is in compliance with all of the terms of such Material Contract, and no default or event of default attributable to Parent or its Subsidiaries, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default attributable to Parent or its Subsidiaries, exists with respect to any such Material Contract, except for any such noncompliance, default or event of default which could not reasonably be expected to have a Material Adverse Effect.

(i)                                     Litigation.  Except as set forth on Schedule 7.1.(i), there are no actions, suits, investigations or proceedings pending (nor, to the knowledge of the Parent, are there any actions, suits or proceedings threatened) against or in any other way relating adversely to or affecting the Parent or any of its Subsidiaries or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which could reasonably be expected to have a Material Adverse Effect.

(j)                                    Taxes.  All federal and, to the Borrower’s knowledge, all state and other tax returns of the Parent and its Subsidiaries required by Applicable Law to be filed have been duly filed, and all federal, and, to the Borrower’s knowledge, all state and other taxes, assessments and other governmental charges or levies upon the Parent and its Subsidiaries and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment which is at the time permitted under Section 8.6.  As of the Agreement Date, none of the United States income tax returns of the Parent or any of its Subsidiaries is under audit.  All charges, accruals and reserves on the books of the Parent and each of its Subsidiaries and each other Loan Party in respect of any taxes or other governmental charges are in accordance with GAAP.

(k)                                 Financial Statements.  The Parent has furnished to each Lender copies of the consolidated balance sheet of the Parent and its consolidated Subsidiaries as of March 31,

2012, and the consolidated statement of operations of the Parent and its consolidated Subsidiaries for the year ended December 31, 2011 and for the three month period ended March 31, 2012.  Such financial statements (including in each case related schedules and notes) present fairly, in all material respects and in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Parent and its consolidated Subsidiaries as at their respective dates and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments).

(l)                                     No Material Adverse Change.  Since March 31, 2012 there has been no material adverse change in the business, assets, liabilities, financial condition, results of operations, or business of the Parent and its Subsidiaries or the Borrower and its Subsidiaries, in each case, taken as a whole.  Each of the Loan Parties is Solvent, provided that in the case of any Loan Party that is a Guarantor, such solvency takes into account (i) the limitations on the obligations of the Guarantor set forth in the Guaranty and (ii) access such Guarantor has to funds from the Borrower.

(m)                             ERISA.  Each member of the ERISA Group is in compliance with its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan, except in each case for noncompliances which could not reasonably be expected to have a Material Adverse Effect.  As of the Agreement Date, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code or Section 302 of ERISA in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code by a member of the ERISA Group or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

(n)                                 Not Plan Assets; No Prohibited Transaction.  None of the assets of the Parent, the Borrower or any Subsidiary constitutes “plan assets” within the meaning of ERISA or the Internal Revenue Code.  The execution, delivery and performance of this Agreement and the other Loan Documents, and the borrowing and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(o)                                 Absence of Defaults.  None of the Parent, the Borrower or any other Subsidiary is in default under its articles of incorporation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived, which, in any such case:  (i) constitutes a Default or an Event of Default; or (ii) constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by the Parent, the Borrower or any other Subsidiary under any agreement (other than this Agreement) or judgment, decree or order to which the Parent, the Borrower or any other Subsidiary is a party or by which the Parent, the Borrower or any other Subsidiary or any of their respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p)                                 Environmental Laws.  Each of the Parent, the Borrower and its other Subsidiaries has obtained all Governmental Approvals which are required under Environmental Laws and is in compliance with all terms and conditions of such Governmental Approvals which the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect.  Except for any of the following matters that could not be reasonably expected to have a Material Adverse Effect, (i) neither the Parent or the Borrower is aware of, and has received notice of, any past, present, or future events, conditions, circumstances, activities, practices, incidents, actions, or plans which, with respect to the Parent, the Borrower or any of its other Subsidiaries, may interfere with or prevent compliance or continued compliance with Environmental Laws, or may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study, or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or the emission, discharge, release or threatened release into the environment, of any Hazardous Material; and (ii) there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending or, to the Borrower’s knowledge after due inquiry, threatened, against the Parent, the Borrower or any of its other Subsidiaries relating in any way to Environmental Laws.

(q)                                 Investment Company.  None of the Parent, the Borrower or any other Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(r)                                    Margin Stock.  None of the Parent, the Borrower or any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(s)                                   Affiliate Transactions.  Except pursuant to terms that would satisfy the requirements set forth in Section 10.10., or otherwise be permitted by Section 10.10., none of the Parent, the Borrower or any other Subsidiary is a party to any transaction with an Affiliate.

(t)                                    Intellectual Property.  Each of the Parent, the Borrower and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses as now conducted and as contemplated by the Loan Documents, without known conflict as of the Agreement Date with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person.  The Parent, the Borrower and each other Subsidiary have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property.

(u)                                 Business.  As of the Agreement Date, the Parent, the Borrower and the other Subsidiaries are engaged predominantly in the business of developing, construction, acquiring, owning and operating neighborhood and community shopping centers, together with other business activities incidental thereto.

(v)                                 Broker’s Fees.  Except as contemplated by any fee arrangements with the Arrangers or their affiliates, no broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby.  No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Parent, the Borrower or any of its other Subsidiaries ancillary to the transactions contemplated hereby.

(w)                               Accuracy and Completeness of Information.  No written information, report or other papers or data (excluding financial projections and other forward looking statements) furnished to the Agent or any Lender by, on behalf of, or at the direction of, the Parent, the Borrower or any other Subsidiary in connection with or relating in any way to this Agreement, when taken together with all other written information furnished, contained any untrue statement of a fact material to the creditworthiness of the Parent, the Borrower or any other Subsidiary or omitted to state a material fact necessary in order to make such statements contained therein, in light of the circumstances under which they were made, not misleading.  All financial statements (including in each case all related schedules and notes) furnished to the Agent or any Lender by, on behalf of, or at the direction of, the Parent, the Borrower or any other Subsidiary in connection with or relating in any way to this Agreement, present fairly, in all material respects and in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year end audit adjustments).  All financial projections and other forward looking statements prepared by or on behalf of the Parent, the Borrower or any other Subsidiary that have been or may hereafter be made available to the Agent or any Lender were or will be, at the time made, prepared in good faith based on reasonable assumptions.

(x)                                 REIT Status.  The Parent has operated, and intends to continue to operate, in a manner so as to permit it to qualify as a REIT and each of its Subsidiaries that is a corporation for U.S. federal income tax purposes is a Qualified REIT Subsidiary or a Taxable REIT Subsidiary.  The Parent has elected to be treated as a REIT.

(y)                                 Unencumbered Pool Properties.  Each of the Unencumbered Pool Properties (other any Unencumbered Pool Property approved pursuant to clause (c) of the definition of “Unencumbered Pool”) satisfies all of the requirements contained in the definition of “Eligible Unencumbered Pool Property”.

Section 7.2.                                Survival of Representations and Warranties, Etc.

All statements contained in any Loan Document delivered by or on behalf of the Parent, the Borrower or any other Subsidiary to the Agent or any Lender shall constitute representations and warranties made by the Parent and or the Borrower in favor of the Agent or any of the Lenders under this Agreement.  All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans.

ARTICLE VIII.  AFFIRMATIVE COVENANTS

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.6., all of the Lenders) shall otherwise consent in the manner provided for in Section 13.6., the Parent and the Borrower shall comply with the following covenants:

Section 8.1.                                Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 10.6., the Parent and the Borrower shall, and shall cause each Subsidiary to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

Section 8.2.                                Compliance with Applicable Law and Material Contracts.

The Parent and the Borrower shall, and shall cause each Subsidiary to, comply with (a) all Applicable Laws, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect, and (b) all terms and conditions of all Material Contracts to which it is a party.

Section 8.3.                                Maintenance of Property.

The Parent and the Borrower shall, and shall cause each Subsidiary to, (a) protect and preserve all of its respective material properties, including, but not limited to, all material Intellectual Property, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear and casualty events excepted, and (b)  make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 8.4.                                Conduct of Business.

The Parent and the Borrower shall, and shall cause each Subsidiary to, carry on, their respective businesses as described in Section 7.1.(u).

Section 8.5.                                Insurance.

The Parent and the Borrower shall, and shall cause each Subsidiary to, maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses and owning similar properties in the same general area in which the Borrower or the relevant Subsidiary operates or as may be required by Applicable Law, and from time to time deliver to the Agent upon its request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.  Not in limitation of the foregoing, the Parent and the Borrower shall, and shall cause each other Loan Party to, maintain such insurance with respect to each Unencumbered Pool Property.

Section 8.6.                                Payment of Taxes and Claims.

The Parent and the Borrower shall, and shall cause each Subsidiary to, pay and discharge prior to delinquency (a) all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, could reasonably be expected to become a Lien on any properties of such Person that is not a Permitted Lien; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of the Parent, the Borrower or such Subsidiary, as applicable, in accordance with GAAP.

Section 8.7.                                Visits and Inspections.

The Parent and the Borrower shall, and shall cause each Subsidiary to, permit representatives or agents of any Lender or the Agent, from time to time after reasonable prior notice if no Event of Default shall be in existence, as often as may be reasonably requested, but only during normal business hours and at the expense of such Lender or the Agent (unless a Default or Event of Default shall exist, in which case the exercise by the Agent or such Lender of its rights under this Section shall be at the expense of the Borrower), as the case may be, to:  (a) visit and inspect all properties of the Parent, the Borrower or such Subsidiary to the extent any such right to visit or inspect is within the control of such Person; (b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with its officers and employees, and its independent accountants, its business, properties, condition (financial or otherwise), results of operations and performance.  If requested by the Agent, the Parent and the Borrower shall execute an authorization letter addressed to their accountants authorizing the Agent or any Lender to discuss the financial affairs of the Parent, the Borrower and any other Subsidiary with their accountants.

Section 8.8.                                Use of Proceeds.

The Borrower shall use the proceeds of the Loans for general corporate purposes only, including, without limitation, to finance the acquisition of properties and to repay Indebtedness.  No part of the proceeds of any Loan will be used for the purpose of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

Section 8.9.                                Environmental Matters.

The Parent and the Borrower shall, and shall cause all of the Subsidiaries to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect.  If the Parent, the Borrower, or any other Subsidiary shall (a) receive notice that any violation of any Environmental Law may have been committed or is about to be committed by such Person, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Parent, the Borrower or any other Subsidiary alleging violations of any Environmental Law or requiring any such Person to take any action in connection with the release of Hazardous Materials or (c) receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for costs associated with a response to or cleanup of a release of Hazardous Materials or any damages caused thereby, and the matters referred to in such notices, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, the Borrower shall provide the Agent with a copy of such notice promptly, and in any event within 10 Business Days, after the receipt thereof.  The Parent and the Borrower shall, and shall cause the Subsidiaries to, take promptly all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws other than a Permitted Environmental Lien on a property which is not an Unencumbered Pool Property.

Section 8.10.                         Books and Records.

The Parent and the Borrower shall, and shall cause each Subsidiary to, maintain books and records pertaining to its respective business operations in which full, true and correct entries are made in accordance with GAAP.

Section 8.11.                         Further Assurances.

The Parent and the Borrower shall, at their cost and expense and upon request of the Agent, execute and deliver or cause to be executed and delivered, to the Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 8.12.                         REIT Status.

The Parent will maintain its status as a REIT and will not revoke its election to be treated as a REIT.

Section 8.13.                         Exchange Listing.

The Parent shall maintain at least one class of common Equity Interest of the Parent having trading privileges on the New York Stock Exchange or the American Stock Exchange or which is the subject of price quotations in the over the counter market as reported by the National Association of Securities Dealers Automated Quotation System.

Section 8.14.                         Preservation of Right to Pledge Properties in the Unencumbered Pool.

The Parent, the Borrower, and each other Loan Party shall each take such actions as are necessary to preserve its right and ability to pledge its interest in the Unencumbered Pool Properties to the Agent without any such pledge after the date hereof causing or permitting the acceleration (after the giving of notice or the passage of time, or otherwise) of any other Indebtedness of the Loan Parties or any of their respective Subsidiaries.  Borrower shall, upon demand, provide to the Agent such evidence as the Agent may reasonably require to evidence compliance with this Section 8.14., which evidence shall include, without limitation, copies of any agreements or instruments which would in any way restrict or limit a Loan Party’s ability to pledge assets as security for Indebtedness, or which provide for the occurrence of a default (after the giving of notice or the passage of time, or otherwise) if assets are pledged in the future as security for Indebtedness of such Loan Party or any of its Subsidiaries.

Section 8.15.                         Interest Rate Hedge.

Within sixty (60) days of the Effective Date, Borrower shall enter into, and deliver evidence to Agent of, an Interest Rate Hedge with respect to the Obligations (i) in a minimum notional principal amount of $115,000,000.00, (ii) for such period equal to the remaining term of the Loans, and (iii) with such other terms and conditions reasonably acceptable to Agent.

ARTICLE IX.  INFORMATION

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.6., all of the Lenders) shall otherwise consent in the manner set forth in Section 13.6., the Borrower shall furnish to the Agent at its Lending Office (and the Agent shall promptly thereafter post for review by the Lenders):

Section 9.1.                                Quarterly Financial Statements.

As soon as available and in any event within 5 days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 50 days after the end of each of the first, second and third fiscal quarters of the Borrower), the unaudited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, shareholders’ equity, cash flows and Funds from Operations of the Parent and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief executive officer or chief financial officer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Parent and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year end audit adjustments).

Section 9.2.                                Year End Statements.

As soon as available and in any event within 5 days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 95 days after the end of each fiscal year of the Parent), the audited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income, shareholders’ equity, cash flows and Funds from Operations of the Parent and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by the chief executive officer or chief financial officer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Parent, the Borrower and its other Subsidiaries as at the date thereof and the results of operations for such period and (b) accompanied by the report thereon (other than the statement of Funds from Operations) of Ernst & Young LLP or any other independent certified public accountants of recognized national standing reasonably acceptable to the Agent, whose report shall be unqualified.

Section 9.3.                                Compliance Certificate.

At the time financial statements are furnished pursuant to Sections 9.1. and 9.2., and within 5 Business Days of the Agent’s request with respect to any other fiscal period, a certificate substantially in the form of Exhibit F (a “Compliance Certificate”) executed by the chief financial officer of the Parent:  (a) setting forth in reasonable detail as at the end of such quarterly accounting period, fiscal year, or other fiscal period, as the case may be, the calculations required to establish whether or not the Borrower was in compliance with the covenants contained in Sections 10.1. and 10.2. and (b) stating that, to the best of his or her knowledge, information and belief after due inquiry, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure.  Unencumbered Pool Properties that were disposed of during such period or which are then excluded from calculations of the Borrowing Base shall be excluded from determinations of the Borrowing Base, Unencumbered Property Pool Value and Borrowing Base Debt Service Coverage Ratio.

Section 9.4.                                Other Information.

(a)                                 Management Reports.  Promptly upon receipt thereof, copies of all management reports, if any, submitted to the Parent or its Board of Trustees by its independent public accountants;

(b)                                 Securities Filings.  Within 5 Business Days of the filing thereof, if requested by Agent or any other Lender, copies of all registration statements (excluding the exhibits thereto (unless requested by the Agent) and any registration statements on Form S 8 or its equivalent), reports on Forms 10 K, 10 Q and 8 K (or their equivalents) and all other periodic reports which the Parent, the Borrower, or any other Subsidiary shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;

(c)                                  Shareholder Information.  Promptly upon the mailing thereof to the shareholders of the Parent generally, copies of all financial statements, reports and proxy statements so mailed and, if requested by Agent or any other Lender, promptly upon the issuance thereof copies of all press releases issued by the Parent, the Borrower or any other Subsidiary;

(d)                                 Quarterly Operating Summaries.  At the time financial statements are furnished pursuant to Sections 9.1. and 9.2., an operating summary with respect to each Unencumbered Pool Property for the fiscal quarter most recently ended, including without limitation, a quarterly and year-to-date statement of total revenues, expenses, net operating income and an occupancy status report together with a current rent roll for each such Property;

(e)                                  Quarterly Property Schedules.  At the time financial statements are furnished pursuant to Sections 9.1. and 9.2., a schedule of all Properties owned or leased by the Parent, the Borrower and each other Subsidiary of the Parent as of the fiscal quarter most recently ended, and the applicable Net Operating Income and Occupancy Rate of each such

Property, such schedule certified by the chief financial officer or chief accounting officer of the Parent as true, correct and complete as of the date such information is delivered;

(f)                                   Development Property Updates.  At the time financial statements are furnished pursuant to Sections 9.1. and 9.2., a schedule of all Properties of the Parent, the Borrower and each other Subsidiary which are under development as of the fiscal quarter most recently ended, setting forth for each such Property its percentage of completion, the percentage preleased, the estimated completion date, the total amount of development funded and the status of such development against the development budget;

(g)                                  Borrowing Base Certificate.  As soon as available and in any event within 50 days after the end of each fiscal quarter of the Parent, a Borrowing Base Certificate setting forth the information to be contained therein as of the last day of such fiscal quarter;

(h)                                 Litigation.  To the extent the Parent, the Borrower or any other Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, the Parent, the Borrower or any other Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of the Parent, the Borrower or any of its Subsidiaries are being audited;

(i)                                     Change of Management or Financial Condition.  Prompt notice of any change in the chief executive officer, chief financial officer, chief operating officer or President of the Parent or the Borrower (to the extent not reported pursuant to Section 9.4.(b)) and any change in the business, assets, liabilities, financial condition, results of operations or business prospects of the Parent, the Borrower or any other Subsidiary which has had or could reasonably be expected to have a Material Adverse Effect;

(j)                                    Default.  Notice of the occurrence of any of the following promptly upon a Responsible Officer of the Parent obtaining knowledge thereof:  (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by the Parent, the Borrower or any other Subsidiary under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;

(k)                                 Judgments.  Prompt notice of any order, judgment or decree in excess of $1,000,000 having been entered against the Parent, the Borrower or any other Subsidiary of any of their respective properties or assets;

(l)                                     Notice of Violations of Law.  Prompt notice if the Parent, the Borrower or any other Subsidiary shall receive any notification from any Governmental Authority alleging a violation of any Applicable Law or any inquiry which, in either case, could reasonably be expected to have a Material Adverse Effect;

(m)                             Material Contracts.  Promptly upon entering into any Material Contract after the Agreement Date, a copy to the Agent of such Material Contract (to the extent not reported pursuant to Section 9.4.(b));

(n)                                 ERISA.  If and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) or any other event which Borrower or the ERISA Group could be liable for under ERISA Section 4062(e) or 4063 (a “Reportable Event”) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such Reportable Event, a copy of the notice of such Reportable Event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in “reorganization”, or is “insolvent” (within the meaning of ERISA) or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code or Section 302 of ERISA, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement, and of which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief executive officer or chief financial officer of the Parent setting forth details as to such occurrence and the action, if any, which the Parent or applicable member of the ERISA Group is required or proposes to take; and

(o)                                 Other Information.  From time to time and promptly upon each request, such data, certificates, reports, statements, budgets, documents or further information regarding the business, assets, liabilities, financial condition, results of operations or business prospects of the Parent, the Borrower or any of its other Subsidiaries as the Agent or any Lender may reasonably request.

ARTICLE X.  NEGATIVE COVENANTS

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.6., all of the Lenders) shall otherwise consent in the manner set forth in Section 13.6., the Parent and the Borrower shall comply with the following covenants, as applicable:

Section 10.1.                         Financial Covenants.

The Parent shall not permit:

(a)                                 Maximum Leverage Ratio.  The Leverage Ratio to exceed the ratios below for the periods set forth below:

Period	Ratio
Date of this Agreement through but excluding December 31, 2012	0.65 to 1
December 31, 2012 and thereafter	0.625 to 1

provided, however, that for any one (1) period of up to two (2) consecutive fiscal quarters occurring during the term of this Agreement during which the Leverage Ratio set forth above is otherwise required to not exceed 0.625 to 1, the Leverage Ratio may be greater than 0.625 to 1.0, but may not be greater than 0.65 to 1.0 (the “Increased Leverage Period”).

(b)                                 Minimum Fixed Charge Coverage Ratio.  The ratio of (i) Adjusted EBITDA for the two (2) fiscal quarters of the Parent most recently ended to (ii) Fixed Charges for such period, to be less than 1.5 to 1.00 at any time.

(c)                                  Minimum Tangible Net Worth.  Tangible Net Worth at any time to be less than (i) $325,000,000 plus (ii) 75.0% of the Net Proceeds of all Equity Issuances effected by the Parent or any Subsidiary after the Agreement Date (other than (x) Equity Issuances to the Parent or any Subsidiary and (y) the approximately $32,500,000 issuance of Preferred Equity Interests of Parent made pursuant to the Parent’s prospectus supplement dated March 7, 2012).

(d)                                 Borrowing Base.  The aggregate Unsecured Indebtedness of Parent, Borrower and their respective Subsidiaries (including, without limitation, the outstanding principal balance of the Loans and the aggregate Letter of Credit Liabilities) to exceed the Borrowing Base.

(e)                                  Unencumbered Pool Occupancy Rate.  The weighted average Occupancy Rate of all Unencumbered Pool Properties, excluding Construction-In-Process Properties and Renovation Properties, taken as a whole, to be less than 80.0% as of the end of each fiscal quarter.

(f)                                   Floating Rate Indebtedness.  The ratio of (i) Floating Rate Indebtedness of the Parent and its Subsidiaries determined on a consolidated basis to (ii) Total Asset Value, to exceed 0.35 to 1.00 at any time.

(g)                                  Recourse Indebtedness.  The ratio of (i) Recourse Indebtedness (excluding the obligations arising under this Agreement) to (ii) Total Asset Value to exceed .30 to 1.00 at any time.

(h)                                 Permitted Investments.  The Parent’s, Borrower’s, and their Subsidiaries’ investments in (i) Mortgage Notes Receivable (with each asset valued at the lower of its acquisition cost and its fair market value), to exceed, in the aggregate, ten percent (10%) of Total Asset Value; (ii) Unconsolidated Affiliates (valued at the greater of their aggregate cash investment in that entity or the portion of Total Asset Value attributable to such entity or its assets as the case may be) to exceed, in the aggregate, twenty percent (20%) of Total Asset Value; (iii) Unimproved Land (with each asset valued at its GAAP book value) to exceed, in the aggregate, ten percent (10%) of Total Asset Value; (iv) the Development Properties (with each asset valued at its GAAP book value and including the Borrower’s pro-rata share of the GAAP book value of Development Properties owned by Unconsolidated Affiliates) to exceed, in the aggregate, fifteen percent (15%) of Total Asset Value; or (v) the aggregate of investments under Section 10.1.(h)(i), (iii) and (iv) to exceed twenty-five percent (25%) of Total Asset Value.

(i)                                     Secured Indebtedness.  The ratio of (i) Secured Indebtedness of the Parent, the Borrower, or any Subsidiary of Parent, determined on a consolidated basis, to (ii) Total Asset Value to exceed .55 to 1.00 at any time.

Section 10.2.                         Restricted Payments.

The Parent shall not, and shall not permit any of its Subsidiaries to, declare or make any Restricted Payment; provided, however, that the Parent and its Subsidiaries may declare and make the following Restricted Payments so long as no Default or Event of Default would result therefrom:

(a)                                 the Parent may declare or make cash distributions to its shareholders in an aggregate amount for any period of four (4) consecutive fiscal quarters not to exceed the greater of (i) ninety-five percent (95%) of the Parent’s Funds from Operations for the four fiscal quarters ending prior to the fiscal quarter in which such distribution is made, or (ii) the amount required to be distributed for the Parent to maintain its status as a REIT under the Internal Revenue Code;

(b)                                 the Parent may make cash distributions to its shareholders of capital gains resulting from gains from certain asset sales to the extent necessary to avoid payment of taxes on such asset sales imposed under Sections 857(b)(3) and 4981 of the Internal Revenue Code;

(c)                                  (i) a Subsidiary that is not a Wholly Owned Subsidiary may make cash distributions to holders of Equity Interests issued by such Subsidiary and (ii) Parent, the Borrower or any Subsidiary may pay Restricted Payments to any minority equity holder of any Subsidiary of Borrower that is not a Wholly Owned Subsidiary in order to purchase or redeem Equity Interests from such minority equity holder, so long as such investment is permitted pursuant to Section 10.4.;

(d)                                 Subsidiaries may pay Restricted Payments to the Parent, the Borrower or any other Subsidiary;

(e)                                  share repurchases and redemptions to the extent permitted by Section 10.4.(n) or Section 10.4.(o);

(f)                                   the Parent may effect “cashless exercises” of share options or restricted shares granted under any equity incentive plan adopted by the Parent;

(g)                                  the Parent may distribute rights or equity securities under any rights plan adopted by the Borrower; and

(h)                                 the Parent may declare or make cash distributions (or effect stock splits or reverse stock splits) with respect to its equity securities payable solely in additional shares of its equity securities.

Notwithstanding the foregoing, but subject to the following sentence, if a Default or Event of Default exists, the Parent may only declare or make cash distributions to its shareholders during any fiscal year in an aggregate amount not to exceed the minimum amount necessary for the Parent to maintain its status as a REIT under the Internal Revenue Code.  If an Event of Default specified in Section 11.1.(a) or (b), an Event of Default with respect to the Parent or the Borrower under Section 11.1.(f) or an Event of Default with respect to the Parent or the Borrower under Section 11.1.(g) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 11.2.(a), the Parent shall not, and shall not permit any Subsidiary to, make any Restricted Payments to any Person other than to the Parent, the Borrower or any other Subsidiary.

Section 10.3.                         Indebtedness.

The Parent and the Borrower shall not, and shall not permit any Subsidiary to, incur, assume, or otherwise become obligated in respect of any Indebtedness after the Agreement Date if immediately prior to the assumption, incurring or becoming obligated in respect thereof, or immediately thereafter and after giving effect thereto, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 10.1.  No Guarantor (other than Parent) shall incur, assume or otherwise become obligated in respect of any Secured Indebtedness.

Section 10.4.                         Investments Generally.

The Parent and the Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, acquire, make or purchase any Investment, or permit any Investment of such Person to be outstanding on and after the Agreement Date, other than the following:

(a)                                 Investments in Subsidiaries in existence on the Agreement Date and disclosed on Part I of Schedule 7.1.(b);

(b)                                 Investments to acquire Equity Interests of a Subsidiary or any other Person who after giving effect to such acquisition would be a Subsidiary, so long as in each case immediately prior to such Investment, and after giving effect thereto, no Default or Event of Default is or would be in existence;

(c)                                  Investments of the type described in Section 7.1(u);

(d)                                 Investments in Cash Equivalents;

(e)                                  intercompany Indebtedness among (i) the Parent and the Borrower and (ii) the Borrower and its Wholly Owned Subsidiaries provided that such Indebtedness is permitted by the terms of Section 10.3.;

(f)                                   loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business consistent with past practices;

(g)                                  demand deposits, certificates of deposit, bankers acceptances and domestic and eurodollar time deposits with any Lender, or any other commercial bank, trust company or national banking association incorporated under the laws of the United States or any State thereof;

(h)                                 short-term direct obligations of the United States of America or agencies thereof whose obligations are guaranteed by the United States of America;

(i)                                     securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States or any State thereof;

(j)                                    shares of “money market funds” registered with the Securities and Exchange Commission under the Investment Company Act of 1940;

(k)                                 Properties and all direct or indirect interests in Properties, now or hereafter owned, leased or held by the Parent, the Borrower or any Subsidiary;

(l)                                     equity investments in any Person and investments in mortgage and notes receivable reimbursement agreements (to the extent obligations are payable under such reimbursement agreements), including interest payments thereunder, of Parent, Borrower or any of their respective Subsidiaries in a Person;

(m)                             Derivative Contracts made in connection with any Indebtedness;

(n)                                 repurchases of any common shares or other equity interests (or securities convertible into such interests) in the Parent which do not exceed, in any calendar year, (i) 10% of the aggregate outstanding common shares and other equity interests in the Parent as of the date hereof, in any combination, plus (ii) 10% of the aggregate of any additional common shares and other equity interests in the Parent issued after the date hereof, in any combination;

(o)                                 redemptions for cash or common shares of the Parent of units of limited partnership interest in the Borrower;

(p)                                 Capitalized Lease Obligations; and

(q)                                 any other Investment so long as immediately prior to making such Investment, and immediately thereafter and after giving effect thereto, (a) no Default or Event of Default is or would be in existence, (b) the Borrower and Parent are in compliance with Section 8.4., and (c) such Investment does not violate the limitations established in Section 10.1.(h).

Section 10.5.                         Liens.

The Parent and the Borrower shall not, and shall not permit any Subsidiary to, create, assume, or incur any Lien upon (i) any of its properties, assets, income or profits of any character whether now owned or hereafter acquired (other than Permitted Liens) if immediately prior to the creation, assumption or incurring of such Lien, or immediately thereafter, a Default or Event of Default is or would be in existence or (ii) any Unencumbered Pool Property or any equity interest therein (other than Permitted Liens (but not Liens of the type described in clauses (f) and (g) of the definition of Permitted Liens or Permitted Environmental Liens)).

Section 10.6.                         Merger, Consolidation, Sales of Assets and Other Arrangement.

The Parent and the Borrower shall not, and shall not permit any Subsidiary to:  (i) enter into any transaction of merger or consolidation; (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, any of its business or assets, whether now owned or hereafter acquired; provided, however, that:

(a)                                 any of the actions described in the immediately preceding clauses (i) through (iii) may be taken with respect to any Subsidiary that is not a Loan Party so long as immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence;

(b)                                 the Parent, the Borrower and the other Subsidiaries may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business;

(c)                                  any Subsidiary may merge or be consolidated into or with the Borrower;

(d)                                 a Person (other than the Borrower) may merge with and into a Loan Party so long as (i) such Loan Party is the survivor of such merger or the surviving entity becomes a Loan Party immediately upon the consummation thereof, (ii) immediately prior to such merger, and immediately thereafter and after giving effect thereto, (x) no Default or Event of Default is or would be in existence and (y) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents, (iii) such merger is completed as a result of negotiations with the approval of the board of directors or similar body of such Person and is not a so-called “hostile takeover”, and (iv) the Borrower shall have given the Agent at least 30 days’ (or such shorter period as may be approved by the Agent) prior written notice of such merger, such notice to include a certification as to the matters described in the immediately preceding clause (ii);

(e)                                  any two or more Subsidiaries may merge or be consolidated, provided that if any of such Subsidiaries is a Loan Party, a Loan Party shall be the survivor of such merger or the surviving entity shall become a Loan Party immediately upon the consummation thereof unless such Loan Party is released as a Guarantor in accordance with the terms of this Agreement;

(f)                                   a Subsidiary (other than the Borrower) may merge or be consolidated with any other Person in a transaction in which such other Person shall be the surviving entity, provided that if any of such Subsidiaries is a Loan Party, a Loan Party shall be the survivor of such merger or the surviving entity shall become a Loan Party immediately upon the consummation thereof unless such Loan Party is released as a Guarantor in accordance with the terms of this Agreement, may be liquidated or dissolved, or may sell, lease or otherwise dispose of all or substantially all of its Property, so long as, after giving effect to any such transaction, no

Default or Event of Default shall then exist.  In the event that a Subsidiary shall engage in a transaction permitted by this Section 10.6.(f) (other than a lease of all or substantially all of its assets), then such Subsidiary shall be released by the Agent from liability under the Guaranty, provided that (1) the Borrower shall deliver to the Agent evidence satisfactory to the Agent that the Borrower will be in compliance with all covenants of this Agreement after giving effect to such transaction and (2) the net cash proceeds from such sale or disposition are being distributed to Borrower or another Subsidiary as part of such dissolution;

(g)                                  the Parent, the Borrower or any Subsidiary may sell, transfer or dispose of worn-out, obsolete or surplus personal property;

(h)                                 the Parent, the Borrower or any Subsidiary may sell, transfer, contribute, master lease or otherwise dispose of any Property in an arm’s length transaction (or, if the transaction involves an Affiliate of the Borrower, if the transaction complies with Section 10.10), including, without limitation, a disposition of Properties pursuant to a merger or consolidation, provided, however, that for any fiscal year of the Borrower, any sale, transfer, master lease, contribution or other disposition of any Property in reliance on this clause (h) which when combined with all other sales, transfers, master leases, contributions or dispositions of Properties in reliance on this clause (h) made in such fiscal year (i) shall not exceed 25% of the contribution to Total Asset Value represented by all Properties of the Parent, the Borrower and their respective Subsidiaries determined as of the last day of the preceding fiscal year and (ii) shall not cause any Default or Event of Default to occur hereunder.

(i)                                     the Parent, the Borrower and its Subsidiaries may exchange Property held by the Borrower or a Subsidiary for one or more Properties of any Person; provided, that the Board of Trustees or Capital Allocation Committee of the Borrower has determined in good faith that the fair market value of the assets received by the Borrower or any such Subsidiary are approximately equal to the fair market value of the assets exchanged by the Borrower or such Subsidiary; and

(j)                                    the Parent, the Borrower and each other Subsidiary may sell, contribute, transfer or dispose of assets among themselves.

Section 10.7.                         Fiscal Year.

The Parent shall not change its fiscal year from that in effect as of the Agreement Date.

Section 10.8.                         Modifications to Material Contracts.

The Parent and the Borrower shall not, and shall not permit any Subsidiary to, enter into any amendment or modification to any Material Contract which could reasonably be expected to have a Material Adverse Effect.

Section 10.9.                         Modifications of Organizational Documents.

The Parent and the Borrower shall not, and shall not permit any Subsidiary to, amend, supplement, restate or otherwise modify its articles or certificate of incorporation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification could reasonably be expected to have a Material Adverse Effect.

Section 10.10.                  Transactions with Affiliates.

The Parent and the Borrower shall not, and shall not permit any Subsidiary to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a Wholly Owned Subsidiary), except (a) transactions in the ordinary course of the business of the Parent, the Borrower or any of their respective Subsidiaries and upon fair and reasonable terms which are no less favorable to the Parent, the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, and (b) transactions permitted by Section 10.2. and transactions permitted by Section 10.4., so long as such transaction under Section 10.4. (other than a transaction under Section 10.4.(f)) (i) is with a Person that is not (A) an officer or director of Parent or Borrower or a related Person to one of such officers or directors, or (B) a Person (other than Parent) in which a director, officer, agent or employee (or a related Person to one of such Persons) owns an Equity Interest.

Section 10.11.                  ERISA Exemptions.

The Parent and the Borrower shall not, and shall not permit any Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.

ARTICLE XI.  DEFAULT

Section 11.1.                         Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a)                                 Default in Payment of Principal.  The Borrower shall fail to pay when due (whether at maturity, by reason of acceleration or otherwise) the principal of any of the Loans.

(b)                                 Default in Payment of Interest and Other Obligations.  The Borrower shall fail to pay when due any interest on any of the Loans or any of the other payment Obligations owing by the Borrower under this Agreement or any other Loan Document, or any other Loan Party shall fail to pay when due any payment Obligation due and owing by such other Loan Party under any Loan Document to which it is a party, and such failure shall continue for a period of 5 Business Days.

(c)                                  Default in Performance.  (i) The Borrower or the Parent shall fail to perform or observe any term, covenant, condition or agreement contained in Section 9.4.(j) or in Article X. or (ii) any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and in the case of this clause (ii) only such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of the Parent or such Loan Party obtains knowledge of such failure or (y) the date upon which the Parent has received written notice of such failure from the Agent.

(d)                                 Misrepresentations.  Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished or made or deemed made by or on behalf of any Loan Party to the Agent or any Lender, shall at any time prove to have been incorrect or misleading, in light of the circumstances in which made or deemed made, in any material respect when furnished or made or deemed made.

(e)                                  Indebtedness Cross Default; Derivatives Contracts.

(i)                                     The Borrower, the Parent, or any Subsidiary of Parent shall fail to pay when due and payable, within any applicable grace of cure period, the principal of, or interest on, any Indebtedness (other than the Loans) having an aggregate outstanding principal amount of $10,000,000 (or $50,000,000 in the case of Nonrecourse Indebtedness) or more (“Material Indebtedness”); or

(ii)                                  (x) the maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof (other than as a result of customary non-default mandatory prepayment provisions associated with events such asset sales, casualty events, debt issuances, equity issuances or excess cash flow); or

(iii)                               there occurs under any Derivatives Contract an “Early Termination Date” (as defined in such Derivatives Contract) resulting from (A) any event of default under such Derivatives Contract as to which any Loan Party is the “Defaulting Party” (as defined in such Derivatives Contract) or (B) any “Termination Event” (as so defined) under such Derivatives Contract as to which any Loan Party is an “Affected Party” (as so defined) and, in either event, the Derivatives Termination Value owed by any Loan Party as a result thereof is $10,000,000 or more.

(f)                                   Voluntary Bankruptcy Proceeding.  Any Loan Party shall:  (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any

Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(g)                                  Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against any Loan Party or any Material Subsidiary in any court of competent jurisdiction seeking:  (i) relief under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive calendar days, or an order granting the remedy or other relief requested in such case or proceeding against such Loan Party or Material Subsidiary (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(h)                                 Litigation; Enforceability.  Any Loan Party shall disavow, revoke or terminate (or attempt to terminate) any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement, any Note or any other Loan Document or this Agreement, any Note, the Guaranty or any other Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).

(i)                                     Judgment.  A judgment or order for the payment of money or for an injunction shall be entered against any Loan Party or any other Subsidiary by any court or other tribunal and (i) such judgment or order shall continue for a period of 30 days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) (x) in the case of any judgment against the Parent or any other Loan Party exceeds $25,000,000 (or, in case more than one such judgment against the Parent or any other Loan Party exists, all such judgments, in the aggregate, entered during any calendar year exceed $25,000,000) or (y) in the case of any judgment against any Subsidiary that is not a Loan Party exceeds $25,000,000, (or in case more than one such judgment against such Subsidiaries exists, all such judgments in the aggregate entered during any calendar year exceed $25,000,000) or (B) in the case of an injunction or other non-monetary judgment, such judgment could reasonably be expected to have a Material Adverse Effect.

(j)                                    Attachment.  A warrant, writ of attachment, execution or similar process shall be issued against any asset of any Loan Party or any other Subsidiary which exceeds, individually or together with all other such warrants, writs, executions and processes, (i) with respect to the Parent and any other Loan Parties, $25,000,000 or (ii) with respect to Subsidiaries that are not Loan Parties, $25,000,000 and such warrant, writ, execution or process shall not be discharged, vacated, stayed or bonded for a period of 30 days.

(k)                                 ERISA.  Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $10,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate

Unfunded Liabilities in excess of $10,000,000 shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Plan or Plans having aggregate Unfunded Liabilities in excess of $10,000,000; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $10,000,000.

(l)                                     Change of Control/Change in Management.

(i)                                     Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30.0% of the total voting power of the then outstanding voting stock of the Parent;

(ii)                                  During any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12 month period constituted the Board of Trustees of the Parent (together with any new trustees whose election by such Board or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the trustees then still in office who were either trustees at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Trustees of the Parent then in office (excluding any individual whose initial nomination for, or assumption of office as, a member of such Board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors or trustees by any Person or group other than a solicitation for the election of one or more directors or trustees by or on behalf of the Board); or

(iii)                               The Parent or a Wholly Owned Subsidiary of the Parent shall cease to be the sole general partner of the Borrower or shall cease to have the sole and exclusive power to exercise all management and control over the Borrower.

(m)                             Liquidating Events.  The occurrence of a “Liquidating Event” under and as defined in the partnership agreement of the Borrower or any event occurs that results in the dissolution of the Borrower.

(n)                                 The Revolving Credit Agreement. The occurrence of an “Event of Default” under the Revolving Credit Agreement.

In the event that there shall occur any Default that affects only certain Unencumbered Pool Property included in the calculation of the Unencumbered Pool Value, then the Borrower may elect to cure such Default (so long as no other Default or Event of Default exists or would arise as a result) by electing to have the Agent remove such Unencumbered Pool Property from the calculation of the Borrowing Base and Unencumbered Pool Value and by reducing the outstanding Loans by the amount of the Borrowing Base attributable to such Unencumbered Pool Property. in which event such removal and reduction shall be completed within five (5) Business Days after the earlier of (i) Borrower obtaining knowledge of such Default and (ii) receipt of notice of such Default from the Agent.  In connection with removal, Borrower shall deliver to the Agent the items required to be delivered pursuant to Section 4.5. in connection with the removal of an ineligible property.

Section 11.2.                         Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a)                                 Acceleration.

(i)                                     Automatic.  Upon the occurrence of an Event of Default specified in Sections 11.1.(f) or 11.1.(g), (A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding and (B) all of the other Obligations of the Borrower, including, but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable by the Borrower without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower.

(ii)                                  Optional.  If any other Event of Default shall exist, the Agent shall, at the direction of the Requisite Lenders:  (A) declare (1) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding and (2) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower.

(b)                                 Loan Documents.  The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c)                                  Applicable Law.  The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

Section 11.3.                         Remedies Upon Default.

Upon the occurrence of a Default specified in Section 11.1.(g), the Commitments shall immediately and automatically terminate.

Section 11.4.                         Allocation of Proceeds.

If an Event of Default shall exist and maturity of any of the Obligations has been accelerated, all payments received by the Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:

(a)                                 amounts due to the Agent in respect of fees and expenses due under Section 13.2.;

(b)                                 amounts due to the Lenders in respect of fees and expenses due under Section 13.2., pro rata in the amount then due each Lender;

(c)                                  payments of interest on the Loans to be applied for the ratable benefit of the Lenders;

(d)                                 payments of principal of the Loans, to be applied for the ratable benefit of the Lenders;

(e)                                  amounts due the Agent and the Lenders pursuant to Sections 12.8. and 13.9.;

(f)                                   payments of all other Obligations and other amounts due and owing by the Borrower and the other Loan Parties under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders; and

(g)                                  any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

Section 11.5.                         Reserved.

Section 11.6.                         Performance by Agent.

If any Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Agent may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Loan Party after the expiration of any cure or grace periods set forth herein.  In such event, the Borrower shall, at the request of the Agent, promptly pay any amount reasonably expended by the Agent in such performance or attempted performance to the Agent, together with interest thereon at the applicable Post Default Rate from the date of such expenditure until paid.  Notwithstanding the foregoing, neither the Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Loan Parties under this Agreement or any other Loan Document.

Section 11.7.                         Rights Cumulative.

The rights and remedies of the Agent and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law.  In exercising their respective rights and remedies the Agent and the Lenders may be selective and no failure or delay by the Agent or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

ARTICLE XII.  THE AGENT

Section 12.1.                         Authorization and Action.

Each Lender hereby appoints and authorizes the Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.  Not in limitation of the foregoing, each Lender authorizes and directs the Agent to enter into the Loan Documents for the benefit of the Lenders.  Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  Nothing herein shall be construed to deem the Agent a trustee or fiduciary for any Lender nor to impose on the Agent duties or obligations other than those expressly provided for herein.  At the request of a Lender, the Agent will forward to such Lender copies or, where appropriate, originals of the documents delivered to the Agent pursuant to this Agreement or the other Loan Documents.  The Agent will also furnish to any Lender, upon the request of such Lender, a copy of any certificate or notice furnished to the Agent by the Borrower, any Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document.  As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law.  Not in limitation of the foregoing, the Agent shall not exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have so directed the Agent to exercise such right or remedy.

Section 12.2.                         Agent’s Reliance, Etc.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment.  Without limiting the generality of the foregoing, the Agent:  (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including its own counsel or counsel for the Parent, the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement or any other Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Parent, the Borrower or other Persons or inspect the property, books or records of the Parent, the Borrower or any other Person; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Agent on behalf of the Lenders in any such collateral; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone or telecopy) believed by it to be genuine and signed, sent or given by the proper party or parties.  Unless set forth in writing to the contrary, the making of its Loan by a Lender shall constitute a certification by such Lender to the Agent and the other Lenders that the conditions precedent for the Loans set forth in Sections 6.1. and 6.2. that have not previously been waived by the Requisite Lenders have been satisfied.

Section 12.3.                         Notice of Defaults.

The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.”  If any Lender (excluding the Lender which is also serving as the Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Agent such a “notice of default.”  Further, if the Agent receives such a “notice of default”, the Agent shall give prompt notice thereof to the Lenders.

Section 12.4.                         KeyBank as Lender.

KeyBank, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include KeyBank in each case in its individual capacity.  KeyBank and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with, the Parent, the Borrower, any other Loan Party or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders.  Further, the Agent and any affiliate may accept fees and other consideration from the Loan Parties for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders.  The Lenders acknowledge that, pursuant to such activities, KeyBank or its affiliates may receive information regarding the Parent, the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

Section 12.5.                         Approvals of Lenders.

All communications from the Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and, as appropriate, a brief summary of all oral information provided to the Agent by the Parent or the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Agent’s recommended course of action or determination in respect thereof.  Each Lender shall reply promptly, but in any event within 10 Business Days (or such lesser or greater period as may be specifically required under the Loan Documents) of receipt of such communication.  Except as otherwise provided in this Agreement, unless a Lender shall give written notice to the Agent that it specifically objects to the recommendation or determination of the Agent (together with a written explanation of the reasons behind such objection) within the applicable time period for reply, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

Section 12.6.                         Lender Credit Decision, Etc.

Each Lender expressly acknowledges and agrees that neither the Agent nor any of its officers, directors, employees, agents, counsel, attorneys in fact or other affiliates has made any representations or warranties as to the financial condition, operations, creditworthiness, solvency or other information concerning the business or affairs of the Parent, the Borrower, any other Loan Party, any Subsidiary or any other Person to such Lender and that no act by the Agent hereafter taken, including any review of the affairs of the Parent, the Borrower, any other Loan Party or any other Subsidiary, shall be deemed to constitute any such representation or warranty by the Agent to any Lender.  Each Lender acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Agent, any other Lender or counsel to the Agent, or any of their respective officers, directors, employees and agents, and based on the financial statements of the Parent, the Borrower, the other Subsidiaries or any other Affiliate thereof, and inquiries of such Persons, its independent due diligence of the business and affairs of the Parent, the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any other Lender or counsel to the Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent under this Agreement or any of the other Loan Documents, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Parent, the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Agent, or any of its officers, directors, employees, agents, attorneys in fact or other affiliates.  Each Lender acknowledges that the Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Agent and is not acting as counsel to such Lender.

Section 12.7.                         Indemnification of Agent.

Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent (in its capacity as Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment or if the Agent fails to follow the written direction of the Requisite Lenders (or all of the Lenders if expressly required hereunder) unless such failure results from the Agent following the advice of counsel to the Agent of which advice the Lenders have received notice.  Without limiting the generality of the foregoing but subject to the preceding proviso, each Lender agrees to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees of the counsel(s) of the Agent’s own choosing) incurred by the Agent in connection with the preparation, negotiation, execution, or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Agent and/or the Lenders, and any claim or suit brought against the Agent, and/or the Lenders arising under any Environmental Laws.  Such out-of-pocket expenses (including reasonable counsel fees) shall be advanced by the Lenders on the request of the Agent notwithstanding any claim or assertion that the Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Agent that the Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Agent is not so entitled to indemnification.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement.  If the Borrower shall reimburse the Agent for any Indemnifiable Amount following payment by any Lender to the Agent in respect of such Indemnifiable Amount pursuant to this Section, the Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 12.8.                         Successor Agent.

The Agent may resign at any time as Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower.  The Agent may be removed as Agent under the Loan Documents for good cause by all of the Lenders (other than the Lender then acting as the Agent) upon 30 days’ prior notice.  Upon any such resignation or removal, the Requisite Lenders shall have the right to appoint a successor Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed.  If no successor Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the resigning Agent’s giving of notice of resignation or the Lenders’ removal of the removed Agent, then the resigning or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least $50,000,000,000.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents.  After any Agent’s resignation or removal hereunder as Agent, the provisions of this Article XII. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

Section 12.9.                         Titled Agents.

Each of the Titled Agents in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders.  The titles of “Arranger” and “Syndication Agent” are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Agent, the Borrower or any Lender and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

ARTICLE XIII.  MISCELLANEOUS

Section 13.1.                         Notices.

Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered as follows:

If to the Borrower:

Kite Realty Group, L.P.
c/o Kite Realty Group Trust
30 S. Meridian Street, Suite 1100
Indianapolis, Indiana  46204
Attn:  Chief Financial Officer
Telephone:                                   (317) 577-5600
Telecopy:                                          (317) 577-5605

with a copy to:

Hogan Lovells US LLP
555 13th Street, N.W.
Washington, D.C.  20004
Attn:  David Bonser
Telephone:                                   (202) 637-5868
Telecopy:                                          (202) 637-5910

If to the Agent:

KeyBank National Association
Real Estate Capital
1200 Abernathy Road, N.E., Suite 1550
Atlanta, Georgia  30328
Attn:  Kevin Murray
Telephone:                                   (770) 510-2168
Telecopy:                                          (770) 510-2195

With a copy to:

McKenna Long & Aldridge LLP
303 Peachtree Street, N.E., Suite 5300
Atlanta, Georgia  30308
Attn:  William F. Timmons
Telephone:                                   (404) 527-8380
Telecopy:                                          (404) 527-4198

If to a Lender:

To such Lender’s address or telecopy number, as applicable, set forth on its signature page hereto or in the applicable Assignment and Acceptance Agreement;

or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section.  All such notices and other communications shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered or sent by overnight courier, when delivered.  Notwithstanding the immediately preceding sentence, all notices or communications to the Agent or any Lender under Article II. shall be effective only when actually received.  Neither the Agent nor any Lender shall incur any liability to the Borrower (nor shall the Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to any other Person.

Section 13.2.                         Expenses.

The Borrower agrees (a) to pay or reimburse the Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and travel expenses relating to closing), and the consummation of the transactions contemplated thereby, including (x) the reasonable fees and disbursements of counsel to the Agent, (y) costs and expenses of the Agent in connection with the use of IntraLinks, Inc. or other similar information transmission systems in connection with the Loan Documents, and (z) reasonable costs and expenses incurred by the Agent in connection with the review of Properties for inclusion in calculations of the Borrowing Base and the Agent’s other activities under Article XII., including the reasonable fees and disbursements of counsel to the Agent relating to all such activities, (b) to pay or reimburse the Agent and the Lenders for all their reasonable costs and expenses incurred following the occurrence of a Default in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of their respective counsel and any payments in indemnification or otherwise payable by the Lenders to the Agent pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Agent from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the Agent and the Lenders for all their costs and expenses incurred in connection with any bankruptcy or other proceeding of the type described in Sections 11.1.(f) or 11.1.(g), including the reasonable fees and disbursements of counsel to the Agent and any Lender, whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding.  If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section within thirty (30) days after receipt of a reasonably detailed invoice therefor, the Agent, and/or the Lenders may pay such amounts on behalf of the Borrower and either deem the same to be Loans outstanding hereunder or otherwise Obligations owing hereunder.

Section 13.3.                         Setoff.

Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Agent, each Lender and each Participant is hereby authorized by the Borrower, at any time or from time to time during the continuance of an Event of Default, without prior notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or Participant subject to receipt of the prior written consent of the Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Lender or any affiliate of the Agent or such Lender, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 11.2., and although such obligations shall be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 13.4.                         Litigation; Jurisdiction; Other Matters; Waivers.

(a)                                 EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE PARENT, THE BORROWER, THE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES.  ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT, THE PARENT, AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE PARENT, THE BORROWER, THE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b)                                 EACH OF THE PARENT, THE BORROWER, THE AGENT AND EACH LENDER HEREBY AGREES THAT ANY FEDERAL DISTRICT COURT LOCATED IN NEW YORK OR, AT THE OPTION OF THE AGENT, ANY STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE PARENT, THE BORROWER, THE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOANS, THE NOTES OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM.  THE PARENT, THE BORROWER AND EACH OF THE LENDERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES.  EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.  THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)                                  THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, AND THE TERMINATION OF THIS AGREEMENT.

Section 13.5.                         Successors and Assigns.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither the Parent or the Borrower may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void.

(b)                                 Any Lender may make, carry or transfer Loans at, to or for the account of any of its branch offices or the office of an affiliate of such Lender except to the extent such transfer would result in increased costs to the Borrower.

(c)                                  Any Lender may at any time grant to one or more banks or other financial institutions (each a “Participant”) participating interests in its Commitment or the Obligations owing to such Lender; provided, however, after giving effect to any such participation by a Lender, the amount of its Commitment, or if the Commitments have been terminated, the aggregate outstanding principal balance of Notes held by it, in which it has not granted any participating interests must be equal to $5,000,000; and provided further that such participant shall not be a Defaulting Lender or an Affiliate of a Defaulting Lender.  Except as otherwise provided in Section 13.3., no Participant shall have any rights or benefits under this Agreement or any other Loan Document.  In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release any Guarantor (except as otherwise permitted under Section 4.3.).  An assignment or other transfer which is not permitted by subsection (d) or (e) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (c).  Upon request from the Agent or Borrower, a Lender shall notify the Agent of the sale of any participation hereunder and, if requested by the Agent, certify to the Agent that such participation is permitted hereunder and that the requirements of Section 3.12. (c) have been satisfied.

(d)                                 Any Lender may with the prior written consent of the Agent and, so long as no Event of Default exists, with the prior written consent of the Borrower (which consent, in each case, shall not be unreasonably withheld (it being agreed that the Borrower’s withholding of consent to an assignment which would result in (i) the Borrower having to pay amounts under Section 3.12. as a result of the admission of such an Assignee or (ii) the admission of an Assignee which refuses to receive confidential information subject to the confidentiality requirements set forth herein shall in each case be deemed to be reasonable)), assign to one or more Eligible Assignees (each an “Assignee”) all or a portion of its rights and obligations under this Agreement and the Notes (including all or a portion of its Commitments and the Loans owing to such Lender); provided, however, (i) no such consent by the Borrower or the Agent shall be required in the case of any assignment to another Lender or any affiliate of such Lender; (ii) without limiting a full assignment by a Lender, unless the Borrower and the Agent otherwise agree, after giving effect to any partial assignment by a Lender, the Assignee shall hold, and the assigning Lender shall retain, a Commitment, or if the Commitments have been terminated, Loans having an outstanding principal balance, of at least $5,000,000 and integral multiples of $1,000,000 in excess thereof; and (iii) each such assignment and the requisite consents shall be effected by means of an Assignment and Acceptance Agreement.  Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided, if the Borrower reasonably requests additional information regarding the proposed assignee, the foregoing time period will be automatically extended until three (3) Business Days after the Borrower receives information regarding the proposed assignee responsive to the Borrower’s request.  Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be a Lender party to this Agreement with respect to the assigned interest as of the effective date of the Assignment and Acceptance Agreement and shall have all the rights and obligations of a Lender with respect to the assigned interest as set forth in such Assignment and Acceptance Agreement, and the transferor Lender shall be released from its obligations hereunder with respect to the assigned interest to a corresponding extent, and no further consent or action by any party shall be required.  Upon the consummation of any assignment pursuant to this subsection, the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that (i) to the extent requested by the assignee Lender or transferor Lender, new Notes are issued to the Assignee and such transferor Lender, as appropriate and (ii) any Notes held by the assigning Lender are promptly returned to the Borrower for cancellation (and, to the extent not so returned, Borrower shall be entitled to receive a customary indemnity agreement of the type described in Section 2.10(c)(ii)(A) from such assigning Lender).  In connection with any such assignment, the transferor Lender shall pay to the Agent an administrative fee for processing such assignment in the amount of $3,500.  Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in its Commitment or any Loan held by it hereunder to the Borrower or any Subsidiary or Affiliate of the Borrower.

(e)                                  The Agent shall maintain at the Principal Office a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of each Lender from time to time (the “Register”).  The Agent shall give each Lender and the Borrower notice of the assignment by any Lender of its rights as contemplated by this Section.  The Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register and copies of each Assignment and Acceptance Agreement shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice to the Agent.  Upon its receipt of an Assignment and Acceptance Agreement executed by an assigning Lender, together with each Note subject to such assignment, the Agent shall, if such Assignment and Acceptance Agreement has been completed and if the Agent receives the processing and recording fee described in subsection (d) above, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(f)                                   In addition to the assignments and participations permitted under the foregoing provisions of this Section, any Lender may assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank, and such Loans and Notes shall be fully transferable as provided therein.  No such assignment shall release the assigning Lender from its obligations hereunder.

(g)                                  A Lender may furnish any information concerning the Borrower, any other Loan Party or any of their respective Subsidiaries in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants) subject to compliance with Section 13.8.

(h)                                 Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower, any other Loan Party or any of their respective Affiliates or Subsidiaries.

(i)                                     Each Lender agrees that, without the prior written consent of the Borrower and the Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

(j)                                    In connection with any assignment of rights and obligations of any Defaulting Lender, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender to each of which the applicable assignee and assignor hereby irrevocably consent), to (i) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 13.6.                         Amendments.

(a)                                 Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by the Borrower or any other Loan Party or any Subsidiary of any terms of this Agreement or such other Loan Document or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto).

(b)                                 Notwithstanding the foregoing, without the prior written consent of each Lender directly and adversely affected thereby, no amendment, waiver or consent shall do any of the following:

(i)                                     increase the Commitments of the Lenders (except for any increase in the Commitments effectuated pursuant to Section 2.11.)(which action shall be deemed only to affect those Lenders whose Commitments are increased);

(ii)                                  reduce the principal of, or interest rates (other than interest or fees at the Post Default Rate) that have accrued or that will be charged on the outstanding principal amount of, any Loans or other Obligations (it being understood and agreed that any amendment or modification to the financial definitions or any changes in the calculation of the Leverage Ratio in this Agreement shall not constitute a reduction in any rate of interest for purposes of this clause (ii) of this Section 13.6.(b));

(iii)                               reduce the amount of any Fees payable hereunder or postpone any date fixed for payment thereof (it being understood and agreed that any amendment or modification to the financial definitions or any changes in the calculation of the Leverage Ratio in this Agreement shall not constitute a reduction in any Fees for purposes of this clause (iii) of this Section 13.6.(b));

(iv)                              modify the definition of the term “Termination Date” or otherwise postpone any date fixed for any payment of any principal of, or interest on, any Loans or any other Obligations (including the waiver of any Default or Event of Default as a result of the nonpayment of any such Obligations as and when due)(which action shall be deemed only to affect those Lenders the Termination Date of whose Commitments or other such date for payment are postponed or extended);

(v)                                 amend or otherwise modify the provisions of Section 3.2.;

(vi)                              modify the definition of the term “Requisite Lenders” or otherwise modify in any other manner that reduces the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, including without limitation, any modification of this Section 13.6. if such modification would have such effect; or

(vii)                           release any Guarantor from the Guaranty other than as provided in Section 4.3. and Section 10.6.(f). in connection with the release of an Unencumbered Pool Property.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(c)                                  No amendment, waiver or consent, unless in writing and signed by the Agent, in such capacity, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Agent under this Agreement or any of the other Loan Documents.

(d)                                 No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein.  Except as otherwise provided in Section 12.5., no course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  Any Default or Event of Default occurring hereunder shall continue to exist until such time as such Default or Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by any Loan Party or any other Person subsequent to the occurrence of such Event of Default.  Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon any Loan Party shall entitle such Loan Party to any other or further notice or demand in similar or other circumstances.

Section 13.7.                         Nonliability of Agent and Lenders.

The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender.  Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower or the Parent and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Agent or any Lender to any Lender, the Borrower, any Subsidiary or any other Loan Party.  Neither the Agent nor any Lender undertakes any responsibility to the Borrower or the Parent to review or inform the Borrower or the Parent of any matter in connection with any phase of the business or operations of the Borrower or the Parent.

Section 13.8.                         Confidentiality.

The Agent and each Lender shall use reasonable efforts to assure that information about Borrower, the other Loan Parties and other Subsidiaries, and the Properties thereof and their operations, affairs and financial condition, not generally disclosed to the public, which is furnished to the Agent or any Lender pursuant to the provisions of this Agreement or any other Loan Document, is used only for the purposes of this Agreement and the other Loan Documents and shall not be divulged to any Person other than the Agent, the Lenders, and their respective agents who are actively and directly participating in the evaluation, administration or enforcement of the Loan Documents and other transactions between the Agent or such Lender, as applicable, and the Borrower, but in any event the Agent and the Lenders may make disclosure:  (a) to any of their respective affiliates (provided they shall agree to keep such information confidential in accordance with the terms of this Section 13.8.); (b) as reasonably requested by any potential Assignee, Participant or other transferee in connection with the contemplated transfer of any Commitment or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings; (d) to the Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) after the happening and during the continuance of an Event of Default, to any other Person, in connection with the exercise by the Agent or the Lenders of rights hereunder or under any of the other Loan Documents; (f) upon Borrower’s prior consent (which consent shall not be unreasonably withheld), to any contractual counter-parties to any swap or similar hedging agreement or to any rating agency; and (g) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate.

Section 13.9.                         Indemnification.

(a)                                 The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Agent, each of the Lenders, any affiliate of the Agent or any Lender, and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”):  losses, costs, claims, damages, liabilities, deficiencies, judgments or reasonable expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses indemnification in respect of which is specifically covered by Section 3.12. or 5.1. or expressly excluded from the coverage of such Sections 3.12. or 5.1.) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to:  (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans; (iv) the Agent’s or any Lender’s entering into this Agreement; (v) the fact that the Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Agent and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Parent, the Borrower and the Subsidiaries; (vii) the fact that the Agent and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Parent, the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Agent or the Lenders may have under this Agreement or the other Loan Documents; or (ix) any violation or non compliance by the Parent, the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower or its Subsidiaries (or its respective properties) (or the Agent and/or the Lenders as successors to the Borrower) to be in compliance with such Environmental Laws; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for (A) any acts or omissions of such Indemnified Party in connection with matters described in this subsection to the extent arising from the gross negligence or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment or (B) Indemnified Costs to the extent arising directly out of or resulting directly from claims of one or more Indemnified Parties against another Indemnified Party.

(b)                                 The Borrower’s indemnification obligations under this Section 13.9. shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding.  In this regard, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents).  This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower or any Subsidiary, any shareholder of the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority. If indemnification is to be sought hereunder by an Indemnified Party, then such Indemnified Party shall notify the Borrower of the commencement of any Indemnity Proceeding; provided, however, that the failure to so notify the Borrower shall not relieve the Borrower from any liability that it may have to such Indemnified Party pursuant to this Section 13.9.

(c)                                  This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary.

(d)                                 All out of pocket fees and expenses of, and all amounts paid to third persons by, an Indemnified Party shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder, upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

(e)                                  An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower.  No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that if (i) the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding or (y) there is an allegation of a violation of law by such Indemnified Party.

(f)                                   If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(g)                                  The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any other of their obligations set forth in this Agreement or any other Loan Document to which it is a party.

Section 13.10.                  Termination; Survival.

At such time as (a) all of the Commitments have been terminated, (b) Reserved, (c) none of the Lenders is obligated any longer under this Agreement to make any Loans and (d) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full, this Agreement shall terminate.  The indemnities to which the Agent and the Lenders are entitled under the provisions of Sections 3.12., 5.1., 5.4., 12.8., 13.2. and 13.9. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 13.4., shall continue in full force and effect and shall protect the Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 13.11.                  Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 13.12.                  GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 13.13.                  Patriot Act.

The Lenders and the Agent each hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower and the other Loan Parties and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower and the other Loan Parties in accordance with the such Act.

Section 13.14.                  Counterparts.

This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

Section 13.15.                  Obligations with Respect to Loan Parties.

The obligations of the Parent or the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Parent or the Borrower may have that the Parent or the Borrower does not control such Loan Parties.

Section 13.16.                  Limitation of Liability.

Neither the Agent nor any Lender, nor any affiliate, officer, director, employee, attorney, or agent of the Agent or any Lender shall have any liability with respect to, and each of the Parent and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Parent or the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.  Each of the Parent and the Borrower hereby waives, releases, and agrees not to sue the Agent or any Lender or any of the Agent’s or any Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby.

Section 13.17.                  Entire Agreement.

This Agreement, the Notes, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.  There are no oral agreements among the parties hereto.

Section 13.18.                  Construction.

The Parent, the Borrower, the Agent and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Parent, the Borrower, the Agent and each Lender.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Term Loan Agreement to be executed by their authorized officers all as of the day and year first above written.

KITE REALTY GROUP, L.P.

By:	Kite Realty Group Trust, its sole General Partner

	By:	/s/ Daniel R. Sink
	Name:	Daniel R. Sink
	Title:	Executive Vice President and Chief Financial Officer

KITE REALTY GROUP TRUST

By:	/s/ Daniel R. Sink
Name:	Daniel R. Sink
Title:	Executive Vice President and Chief Financial Officer

[Signatures Continued on Next Page]

[Signature Page to Term Loan Agreement with Kite Realty Group, L.P.]

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent, and as a Lender

By:	/s/ James Komperda
Name:	James Komperda
Title:	Vice President

Commitment Amount:

$35,000,000.00

Lending Office (all Types of Loans):

KeyBank National Association
KeyBank Real Estate Capital
1200 Abernathy Road, N.E., Suite 1550
Atlanta, Georgia 30328
Attn: Kevin P. Murray
Telephone: (770) 510-2168
Telecopy: (770) 510-2195

[Signatures Continued on Next Page]

[Signature Page to Term Loan Agreement with Kite Realty Group, L.P.]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Syndication Agent and as a Lender

By:	/s/ Winita Lau
Name:	Winita Lau
Title:	Vice President

Commitment Amount:

$35,000,000.00

Lending Office (all Types of Loans):

Wells Fargo Bank, National Association
123 North Wacker Drive, Suite 1900
Chicago, Illinois 60606
Attn: Gail L. Duran
Telephone: (312) 345-1923
Telecopy: (312) 782-0969

[Signatures Continued on Next Page]

[Signature Page to Term Loan Agreement with Kite Realty Group, L.P.]

THE HUNTINGTON NATIONAL BANK, as Documentation Agent and as a Lender

By:	/s/ Michael Kauffman
Name:	Michael Kauffman
Title:	Sr. Vice President

Commitment Amount:

$25,000,000.00

Lending Office (all Types of Loans):

The Huntington National Bank
200 Public Square, Mail Code: CM17
Cleveland, Ohio 44114
Attn: Michael Kauffman
Telephone: (216) 515-6983
Telecopy: (614) 480-2249

[Signatures Continued on Next Page]

[Signature Page to Term Loan Agreement with Kite Realty Group, L.P.]

RAYMOND JAMES BANK, FSB

By:	/s/ James M. Armstrong
Name:	James M. Armstrong
Title:	SeniorVice President

Commitment Amount:

$20,000,000.00

Lending Office (all Types of Loans):

Raymond James Bank, N.A.
710 Carillon Parkway
St. Petersburg, Florida 33716
Attn: James Armstrong
Telephone: (727) 567-1720
Telecopy: (886) 597-4002

[Signature Page to Term Loan Agreement with Kite Realty Group, L.P.]

SCHEDULE 1.1(A)

List of Loan Parties

	Name of Loan Party	State of Formation
1.	Kite Realty Group Trust	Maryland
2.	Kite Realty Group, L.P.	Delaware
3.	82 & Otty, LLC	Indiana
4.	Corner Associates, LP	Indiana
5.	Eagle Plaza II, LLC	Indiana
6.	Glendale Centre, LLC	Indiana
7.	Jefferson Morton, LLC	Indiana
8.	Kite Coral Springs, LLC	Indiana
9.	Kite Eagle Creek, LLC	Indiana
10.	Kite Greyhound III, LLC	Indiana
11.	Kite Greyhound, LLC	Indiana
12.	Kite King’s Lake, LLC	Indiana
13.	Kite Pen, LLC	Indiana
14.	Kite Realty Eddy Street Land, LLC	Indiana
15.	Kite Realty New Hill Place, LLC	Indiana
16.	Kite Realty Peakway at 55, LLC	Indiana
17.	Kite Washington Parking, LLC	Indiana
18.	Kite West 86th Street II, LLC	Indiana
19.	KRG Bolton Plaza, LLC	Indiana
20.	KRG Cedar Hill Plaza, LP	Delaware
21.	KRG Cedar Hill Village, LP	Indiana
22.	KRG Centre, LLC	Indiana
23.	KRG College I, LLC	Indiana
24.	KRG College, LLC	Indiana
25.	KRG Cool Creek Outlots, LLC	Indiana
26.	KRG Courthouse Shadows, LLC	Delaware

	Name of Loan Party	State of Formation
27.	KRG Eagle Creek III, LLC	Indiana
28.	KRG Eagle Creek IV, LLC	Indiana
29.	KRG Four Corner Square, LLC	Indiana
30.	KRG Fox Lake Crossing II, LLC	Indiana
31.	KRG Frisco Bridges, LP	Indiana
32.	KRG Gainesville, LLC	Indiana
33.	KRG ISS LH OUTLOT, LLC	Indiana
34.	KRG Lithia, LLC	Indiana
35.	KRG Market Street Village, LP	Indiana
36.	KRG New Hill Place, LLC	Indiana
37.	KRG Oleander, LLC	Indiana
38.	KRG Panola II, LLC	Indiana
39.	KRG Peakway at 55, LLC	Indiana
40.	KRG Pipeline Pointe, LP	Indiana
41.	KRG San Antonio, LP	Indiana
42.	KRG Sunland II, LP	Indiana
43.	KRG Waterford Lakes, LLC	Indiana
44.	KRG Zionsville, LLC	Indiana
45.	Noblesville Partners, LLC	Indiana

SCHEDULE 4.1.

Unencumbered Pool Properties

Entity Name	EIN	State of Formation	Foreign Qualifications	Purpose	Loan Type
Kite Realty Group Trust	11-3715772	Maryland	IN, WA, FL, OH	The publicly-traded parent company	N.A.
Kite Realty Group, L.P.	20-1453863	Delaware	IN, FL, TX, GA, WA, IL, NJ, OH	The “operating partnership”	N.A.
82 & Otty, LLC	20-1453863	Indiana	Oregon	Owns Shops at Otty, Clackamas, OR	Unencumbered	1
Corner Associates, LP	20-1453863	Indiana		Owns The Corner, Carmel, IN	Unencumbered	2
Eagle Plaza II, LLC	20-1453863	Indiana		Owns Red Bank Commons, Evansville, IN	Unencumbered	3
Glendale Centre, LLC	20-1453863	Indiana		Owns Glendale Town Center, Indianapolis, IN, excluding Keystone Avenue Outlots	Unencumbered	4
Jefferson Morton, LLC	20-1453863	Indiana		Owns 50 S. Morton, Franklin, IN	Unencumbered	5
Kite Coral Springs, LLC	20-1453863	Indiana	Florida	Owns Coral Springs Plaza in Coral Springs, FL	Unencumbered	6
Kite Eagle Creek, LLC	20-1453863	Indiana	Florida	Owns Shops at Eagle Creek, Naples, FL	Unencumbered	7
Kite Greyhound III, LLC	20-1453863	Indiana		Owns development land at Greyhound Commons, Carmel, IN, excluding Regions Bank outlot	Unencumbered	8
Kite Greyhound, LLC	20-1453863	Indiana		Owns Greyhound Commons, Carmel, IN	Unencumbered	9
Kite King’s Lake, LLC	20-1453863	Indiana	Florida	Owns King’s Lake Square, Naples, FL	Unencumbered	10
Kite Pen, LLC	20-1453863	Indiana		Owns PEN Products, Plainfield, IN	Unencumbered	11
Kite Realty Eddy Street Land, LLC	20-1495369	Indiana		To own real estate in South Bend, IN which will be developed for residential purposes to be sold	Unencumbered	12
Kite Realty New Hill Place, LLC	20-1495369	Indiana	North Carolina	Owns residential development property in Holly Springs, NC	Unencumbered	13
Kite Realty Peakway at 55, LLC	20-1495369	Indiana	North Carolina	Owns acreage in Apex, NC	Unencumbered	14
Kite Washington Parking, LLC	20-1453863	Indiana		Owns Union Station Garage, Indianapolis, IN	Unencumbered	15
Kite West 86th Street II, LLC	20-1453863	Indiana		Owns Traders Point II, Indianapolis, IN, excluding Bank Outlot	Unencumbered	16
KRG Bolton Plaza, LLC	20-1453863	Indiana	Florida	Owns Bolton Plaza, Orange Park, FL	Unencumbered	17
KRG Cedar Hill Plaza, LP	20-1453863	Delaware	Texas	Owns Plaza at Cedar Hill, Cedar Hill, TX	Unencumbered	18
KRG Cedar Hill Village, LP	20-1453863	Indiana	Texas	Owns Cedar Hill Village, Cedar Hill, TX	Unencumbered	19
KRG Centre, LLC	20-1453863	Indiana		Owns The Centre, Carmel, IN	Unencumbered	20
KRG College I, LLC	20-1453863	Indiana		Owns 54th & College, Indianapolis, IN (Fresh Market)	Unencumbered	21
KRG College, LLC	20-1453863	Indiana		Owns 54th & College, Indianapolis, IN (Fresh Market)	Unencumbered	22

Entity Name	EIN	State of Formation	Foreign Qualifications	Purpose	Loan Type
KRG Cool Creek Outlots, LLC	20-1453863	Indiana		Owns one (1) outlot at Cool Creek Commons	Unencumbered	23
KRG Courthouse Shadows, LLC	20-1453863	Delaware	Florida	Owns Courthouse Shadows Shopping Center, Naples, FL	Unencumbered	24
KRG Eagle Creek III, LLC	20-1453863	Indiana	Florida	Owns parcel at Eagle Creek, Naples, FL leased to Dunkin Donuts	Unencumbered	25
KRG Eagle Creek IV, LLC	20-1453863	Indiana	Florida	Owns Pad 5 (outlot) at Eagle Creek, Naples, FL	Unencumbered	26
KRG Four Corner Square, LLC	20-1453863	Indiana	Washington	Owns Four Corner Square, Maple Valley, WA	Unencumbered	27
KRG Fox Lake Crossing II, LLC	20-1453863	Indiana		Owns Phase II of Fox Lake Crossing, IL	Unencumbered	28
KRG Frisco Bridges, LP	20-1453863	Indiana	Texas	Owns Frisco Bridges, Frisco, TX	Unencumbered	29
KRG Gainesville, LLC	20-1453863	Indiana	Florida	Owns Wal-Mart Plaza, Gainesville, FL	Unencumbered	30
KRG ISS LH OUTLOT, LLC	20-1453863	Indiana	Florida	Owns outlot (Longhorn) at ISS, Daytona Beach, FL	Unencumbered	31
KRG Lithia, LLC	20-1453863	Indiana	Florida	Owns Lithia Crossing, Tampa, Florida	Unencumbered	32
KRG Market Street Village, LP	20-1453863	Indiana	Texas	Owns Market Street Village shopping center, Hurst, Texas, excluding Chic-fil-A	Unencumbered	33
KRG New Hill Place, LLC	20-1453863	Indiana	North Carolina	Owns development property in Holly Springs, NC	Unencumbered	34
KRG Oleander, LLC	20-1453863	Indiana	North Carolina	Owns Oleander Point, Wilmington, NC	Unencumbered	35
KRG Panola II, LLC	20-1453863	Indiana	Georgia	Owns small shop building adjacent to Publix at Panola, Lithonia, GA	Unencumbered	36
KRG Peakway at 55, LLC	20-1453863	Indiana	North Carolina	Owns portions of Broadstone Station, Apex, NC	Unencumbered	37
KRG Pipeline Pointe, LP	20-1453863	Indiana	Texas	Owns “B” Shops with 4 Tenants, Hurst, TX adjacent to Market Street Village	Unencumbered	38
KRG San Antonio, LP	20-1453863	Indiana	Texas	Owns Burlington Coat, San Antonio, TX	Unencumbered	39
KRG Sunland II, LP	20-1453863	Indiana	Texas	Owns a portion of Sunland Towne Centre, El Paso, TX	Unencumbered	40
KRG Waterford Lakes, LLC	20-1453863	Indiana	Florida	Owns Waterford Lakes Village, Orlando, FL	Unencumbered	41
KRG Zionsville, LLC	20-1453863	Indiana		Owns Zionsville Place, Zionsville, IN, excluding KeyBank out parcel	Unencumbered	42
Noblesville Partners, LLC	20-1453863	Indiana		Owns Stoney Creek Commons, Noblesville, IN	Unencumbered	43

SCHEDULE 7.1.(b)

Ownership Structure

Part I: Subsidiaries

Entity Name	EIN	State of Formation	Foreign Qualifications	Purpose	Ownership Structure
116 & Olio, LLC	20-1453863	Indiana		Owns Geist Pavilion, Fishers, IN	Wholly owned subsidiary of KRG Geist Management, LLC.
50th & 12th, LLC	20-1453863	Indiana	Washington	Owns 50th & 12th Walgreens, Seattle, WA	Wholly owned subsidiary of Kite Realty Group, L.P.
82 & Otty, LLC	20-1453863	Indiana	Oregon	Owns Shops at Otty, Clackamas, OR	Wholly owned subsidiary of Kite Realty Group, L.P.
Brentwood Land Partners, LLC	20-1453863	Delaware	Florida Indiana	Owns Tarpon Springs Plaza, Naples, FL, excluding Chili’s Outlot	Wholly owned subsidiary of Kite Realty Group, L.P.
Brentwood Property Owners’ Association, Inc.	14-1865645	Florida		Owners’ Association for Brentwood Land Partners, LLC, Tarpon Springs, FL	Owners of property in Tarpon Springs Plaza are members
Cornelius Adair, LLC	20-3026564	Indiana	Oregon	Owns Gateway Plaza, Cornelius, OR	Wholly owned subsidiary of KRG/KP Northwest 20, LLC
Corner Associates, LP	20-1453863	Indiana		Owns The Corner, Carmel, IN	KRG Corner Associates, LLC is General Partner and Kite Realty Group, L.P. is limited partner
Delray Marketplace Master Association, Inc.	26-2362110	Florida		Owners’ Association for Delray Marketplace, Delray Beach, FL	Owners of property in Delray Marketplace are members
Eagle Plaza II, LLC	20-1453863	Indiana		Owns Red Bank Commons, Evansville, IN	Wholly owned subsidiary of Kite Realty Group, L.P.
Eddy Street Commons at Notre Dame Master Association, Inc.	37-1579966	Indiana		Owners’ Association for Eddy Street Commons, South Bend, IN	Owners of property in Eddy Street Commons are members
Estero Town Commons Property Owners Association, Inc.	20-5956355	Florida		Owners’ Association for Estero Town Commons, Estero, FL	Owners of property in Estero Town Commons are members
Fishers Station Development Company	35-1740058	Indiana		Owns Shops at Fishers Station, Fishers, IN

KRG Fishers Station II, LLC (a wholly owned subsidiary of Kite Realty Group, L.P.) is the managing partner and holds a 25% interest. Sunblest Farms, Inc. (a non-related third party) holds a 75% interest and receives a capped cash flow distribution.

Entity Name	EIN	State of Formation	Foreign Qualifications	Purpose	Ownership Structure
Glendale Centre, LLC	20-1453863	Indiana		Owns Glendale Town Center, Indianapolis, IN, excluding Keystone Avenue Outlots	Wholly owned subsidiary of Kite Realty Group, L.P.
International Speedway Square, Ltd.	20-1453863	Florida		Owns International Speedway Square, Daytona Beach, FL, excluding Longhorn outlot	General Partner is KRG Daytona Management II, LLC and Kite Realty Group, LP is the limited partner
Jefferson Morton, LLC	20-1453863	Indiana		Owns 50 S. Morton, Franklin, IN	Wholly owned subsidiary of Kite Realty Group, L.P.
Kite Acworth Management, LLC	20-1453863	Delaware	Georgia	Managing member of Kite Acworth, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.
Kite Acworth, LLC	20-1453863	Indiana	Georgia	Owns Publix at Acworth, Acworth, GA	Kite Realty Group, L.P. owns of 99% interest and KRG Acworth Management, LLC owns 1% interest
Kite Coral Springs, LLC	20-1453863	Indiana	Florida	Owns Coral Springs Plaza in Coral Springs, FL	Wholly owned subsidiary of Kite Realty Group, L.P.
Kite Daytona, LLC	20-1453863	Indiana	Florida	Former General partner of International Speedway Square, Ltd., flag for dissolution	Kite Realty Group, L.P. owns 95% interest; and KRG Daytona Management, LLC owns 5% interest
Kite Eagle Creek, LLC	20-1453863	Indiana	Florida	Owns Shops at Eagle Creek, Naples, FL	Wholly owned subsidiary of Kite Realty Group, L.P.
Kite Greyhound III, LLC	20-1453863	Indiana		Owns development land at Greyhound Commons, Carmel, IN, excluding Regions Bank outlot	Wholly owned subsidiary of Kite Realty Group, L.P.
Kite Greyhound, LLC	20-1453863	Indiana		Owns Greyhound Commons, Carmel, IN	Wholly owned subsidiary of Kite Realty Group, L.P.
Kite King’s Lake, LLC	20-1453863	Indiana	Florida	Owns King’s Lake Square, Naples, FL	Wholly owned subsidiary of Kite Realty Group, L.P.
Kite Kokomo Management, LLC	20-1453863	Delaware	Indiana	Managing member of KRG Kokomo Project Company, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.
Kite Kokomo, LLC	20-1453863	Indiana		Owns Boulevard Crossing, Kokomo, IN; leased to KRG Kokomo Project Company, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.
Kite McCarty State, LLC	20-1453863	Indiana		Owns Indiana State Motor Pool, Indianapolis, IN	Wholly owned subsidiary of Kite Realty Group, L.P.
Kite New Jersey, LLC	20-1453863	Delaware	New Jersey	Owns Ridge Plaza, Oak Ridge, NJ	Wholly owned subsidiary of Kite Realty Group, L.P.
Kite Pen, LLC	20-1453863	Indiana		Owns PEN Products, Plainfield, IN	Wholly owned subsidiary of Kite Realty Group, L.P.

Entity Name	EIN	State of Formation	Foreign Qualifications	Purpose	Ownership Structure
Kite Realty Advisors, LLC	20-1454180	Indiana	DC, VA	Successor-by-merger to KMI Realty Advisors, Inc.	Wholly owned subsidiary of Kite Realty Group, L.P.
Kite Realty Construction, LLC	20-1495369	Indiana	FL, WA, NC	Performs third party construction	Wholly owned subsidiary of Kite Realty Holding, LLC
Kite Realty Development, LLC	20-1495369	Indiana		Build-to-suit and joint venture partner	Wholly owned subsidiary of Kite Realty Holding, LLC
Kite Realty Eddy Street Garage, LLC	20-1495369	Indiana		Owns real estate in South Bend, IN which has been developed for a garage	Wholly owned subsidiary of Kite Realty Holding, LLC
Kite Realty Eddy Street Land, LLC	20-1495369	Indiana		To own real estate in South Bend, IN which will be developed for residential purposes to be sold	Wholly owned subsidiary of Kite Realty Holding, LLC
Kite Realty Group Trust	11-3715772	Maryland	IN, WA, FL, OH	The publicly-traded parent company	Parent company
Kite Realty Group, L.P.	20-1453863	Delaware	IN, FL, TX, GA, WA, IL, NJ, OH	The “operating partnership”	General partner is Kite Realty Group Trust. There are a number of limited partners who own partnership units.
Kite Realty Holding, LLC	20-1495369	Indiana		Taxable REIT Subsidiary	Wholly owned subsidiary of Kite Realty Group, L.P.
Kite Realty New Hill Place, LLC	20-1495369	Indiana	North Carolina	Owns residential development property in Holly Springs, NC	Wholly owned subsidiary of Kite Realty Development, LLC
Kite Realty Peakway at 55, LLC	20-1495369	Indiana	North Carolina	Owns acreage in Apex, NC	Wholly owned subsidiary of Kite Realty Development, LLC
Kite Realty South Elgin, LLC	20-1495369	Indiana	Illinois	Owns South Elgin Commons, South Elgin, IL	Wholly owned subsidiary of Kite Realty Development, LLC
Kite Realty Washington Parking, LLC	20-1495369	Indiana		Leases property from Kite Washington Parking, LLC	Wholly owned subsidiary of Kite Realty Holding, LLC
Kite Realty/White LS Hotel Operators, LLC	27-0671778	Indiana		Operate and manage a limited services hotel, South Bend, IN flag for dissolution	Kite Realty Holding, LLC owns 50% interest and White ND LS, LLC owns 50% interest
Kite San Antonio, LLC	20-1453863	Indiana		General partner of KRG San Antonio, LP	Wholly owned subsidiary of Kite Realty Group, L.P.
Kite Silver Glen, LLC	20-1453863	Indiana	Illinois	Owned Silver Glen Crossing, South Elgin, IL flag for dissolution	Wholly owned subsidiary of Kite Realty Group, L.P.
Kite Washington Parking, LLC	20-1453863	Indiana		Owns Union Station Garage, Indianapolis, IN	Wholly owned subsidiary of Kite Realty Group, L.P.

Entity Name	EIN	State of Formation	Foreign Qualifications	Purpose	Ownership Structure
Kite Washington, LLC	20-1453863	Indiana		Owns Thirty South, Indianapolis, IN	Kite Realty Group, L.P. owes 99% interest and KRG Washington Management, LLC owns 1% interest
Kite West 86th Street II, LLC	20-1453863	Indiana		Owns Traders Point II, Indianapolis, IN, excluding Bank Outlot	Wholly owned subsidiary of Kite Realty Group, L.P.
Kite West 86th Street, LLC	20-1453863	Indiana		Owns Traders Point, Indianapolis, IN, excluding Outlots except Macaroni Grill & Chili’s	Kite Realty Group, L.P. owns 99% interest and KRG Traders Management, LLC owns 1% interest
KRG 951 & 41, LLC	20-1453863	Indiana	Florida	Owns land at 951 & 41, Naples, FL	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Beacon Hill, LLC	20-1453863	Indiana		Member of KRG/I-65 Partners Beacon Hill, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Bolton Plaza, LLC	20-1453863	Indiana	Florida	Owns Bolton Plaza, Orange Park, FL	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Bridgewater, LLC	20-1453863	Indiana		Owns Bridgewater Shops, Westfield, IN, excluding Walgreens and Primrose	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Capital, LLC	20-1453863	Indiana	GA, DE	Sole member of KRG Panola I, LLC and KRG Panola II, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Cedar Hill Plaza, LP	20-1453863	Delaware	Texas	Owns Plaza at Cedar Hill, Cedar Hill, TX	KRG CHP Management is General Partner and Kite Realty Group, L.P. is limited partner
KRG Cedar Hill Village, LP	20-1453863	Indiana	Texas	Owns Cedar Hill Village, Cedar Hill, TX	KRG Texas, LLC is General Partner and Kite Realty Group, L.P. is limited partner
KRG Centre, LLC	20-1453863	Indiana		Owns The Centre, Carmel, IN	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG CHP Management, LLC	20-1453863	Delaware		General partner of KRG Cedar Hill Plaza, LP	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG College I, LLC	20-1453863	Indiana		Owns 54th & College, Indianapolis, IN (Fresh Market)	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG College, LLC	20-1453863	Indiana		Owns 54th & College, Indianapolis, IN (Fresh Market)	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Construction, LLC	20-1453863	Indiana	FL, WA, NC	Successor-by-merger to Kite Construction, Inc. Performs construction for REIT properties	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Cool Creek Management, LLC	20-1453863	Indiana		Managing Member of Westfield One, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.

Entity Name	EIN	State of Formation	Foreign Qualifications	Purpose	Ownership Structure
KRG Cool Creek Outlots, LLC	20-1453863	Indiana		Owns one (1) outlot at Cool Creek Commons	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Corner Associates, LLC	20-1453863	Indiana		General partner of Corner Associates, LP	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Courthouse Shadows I, LLC	20-1453863	Delaware		Sole Member of KRG Courthouse Shadows, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Courthouse Shadows, LLC	20-1453863	Delaware	Florida	Owns Courthouse Shadows Shopping Center, Naples, FL	Wholly owned subsidiary of KRG Courthouse Shadows I, LLC
KRG CREC/KS Pembroke Pines, LLC	20-3462730	Florida		Owns Cobblestone Plaza, Pembroke Pines, FL	Joint Venture between KRG Pembroke Pines, LLC (a wholly owned subsidiary of Kite Realty Group, L.P.) owning 99.9999% and WBKS Pines Boulevard, LLC (an unrelated third party) owning 0.0001%
KRG Daytona Management II, LLC	20-1453863	Delaware	Florida	General partner of International Speedway Square, Ltd.	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Daytona Management, LLC	20-1453863	Indiana		Former Managing member of Kite Daytona, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Daytona Outlot Management, LLC	20-1453863	Delaware	Florida	Managing member of KRG ISS, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Delray Beach, LLC	20-1453863	Indiana	Florida	Member of KRG/Atlantic Delray Beach, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Development, LLC	20-1453863	Indiana	FL, OR	Successor-by-merger to Kite Development Corporation	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Eagle Creek III, LLC	20-1453863	Indiana	Florida	Owns parcel at Eagle Creek, Naples, FL leased to Dunkin Donuts	Wholly owned subsidiary of KRG Capital, LLC
KRG Eagle Creek IV, LLC	20-1453863	Indiana	Florida	Owns Pad 5 (outlot) at Eagle Creek, Naples, FL	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Eastgate Pavilion, LLC	20-1453863	Indiana	Ohio	Owns Eastgate Pavilion, Cincinnati, OH	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Eddy Street Apartments, LLC	20-1453863	Indiana		Controls apartments portion of KRG Eddy Street Land, LLC	KRG Eddy Street Land, LLC owns 99% interest and KRG Eddy Street Land Management, LLC owns 1% interest
KRG Eddy Street Commons at Notre Dame Declarant, LLC	20-1453863	Indiana		Controls common space of KRG Eddy Street Land, LLC	KRG Eddy Street Land, LLC owns 99% interest and KRG Eddy Street Land Management, LLC owns 1% interest
KRG Eddy Street Commons, LLC	20-1453863	Indiana		Controls retail portion of KRG Eddy Street Land, LLC	Wholly owned subsidiary of KRG Eddy Street Land, LLC

Entity Name	EIN	State of Formation	Foreign Qualifications	Purpose	Ownership Structure
KRG Eddy Street FS Hotel, LLC	20-1453863	Indiana		Owns land in South Bend, IN to be developed as a full service hotel	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Eddy Street Land Management, LLC	20-1453863	Delaware	Indiana	Managing member of KRG Eddy Street Land, LLC , KRG Eddy Street Apartments, LLC, KRG Eddy Street Commons, LLC and KRG Eddy Street Office, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Eddy Street Land, LLC	20-1453863	Indiana		Owner of or is ground lessee of land in South Bend, IN developed as Eddy Street Commons	Kite Realty Group, L.P. owns 99% interest and KRG Eddy Street Land Management, LLC owns 1% interest
KRG Eddy Street LS Hotel, LLC	20-1453863	Indiana		KRG member of JV that is owner of land in South Bend, IN developed as a limited service hotel flag for dissolution	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Eddy Street Office, LLC	20-1453863	Indiana		Controls office portion of KRG Eddy Street Land, LLC	KRG Eddy Street Land, LLC owns 99% interest and KRG Eddy Street Land Management, LLC owns 1% interest
KRG Estero, LLC	20-1453863	Indiana	Florida	Owns Estero Town Commons, Estero, FL, excluding Regions Bank and Ruby Tuesday Outlots	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Fishers Station II, LLC	20-1453863	Indiana		Partner of Fishers Station Development Company	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Fishers Station, LLC	20-1453863	Indiana		Owns Marsh at Fishers Station, Fishers, IN	Wholly owned subsidiary of KRG Capital, LLC
KRG Four Corner Square, LLC	20-1453863	Indiana	Washington	Owns Four Corner Square, Maple Valley, WA	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Fox Lake Crossing II, LLC	20-1453863	Indiana		Owns Phase II of Fox Lake Crossing, IL	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Fox Lake Crossing, LLC	20-1453863	Delaware	Illinois	Owns Phase I of Fox Lake Crossing, IL	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Frisco Bridges, LP	20-1453863	Indiana	Texas	Owns Frisco Bridges, Frisco, TX	KRG Texas, LLC is General Partner and Kite Realty Group, L.P. is limited partner
KRG Gainesville, LLC	20-1453863	Indiana	Florida	Owns Wal-Mart Plaza, Gainesville, FL	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Geist Management, LLC	20-1453863	Indiana		Managing member of 116 & Olio, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Hamilton Crossing Management, LLC	20-1453863	Delaware	Indiana	Managing member of KRG Hamilton Crossing, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.

Entity Name	EIN	State of Formation	Foreign Qualifications	Purpose	Ownership Structure
KRG Hamilton Crossing, LLC	20-1453863	Indiana		Owns Hamilton Crossing, Carmel, IN	Kite Realty Group, L.P. owns 99% interest and KRG Hamilton Crossing Management, LLC owns 1% interest
KRG Indian River, LLC	20-1453863	Delaware	Florida	Owns Indian River Square, Vero Beach, FL	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG ISS LH OUTLOT, LLC	20-1453863	Indiana	Florida	Owns outlot (Longhorn) at ISS, Daytona Beach, FL	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG ISS, LLC	20-1453863	Indiana	Florida	Owns outlot (Chili’s) at ISS, Daytona Beach, FL	Kite Realty Group, L.P. owns 99% interest and KRG Daytona Outlot Management, LLC owns 1% interest
KRG Kedron Management, LLC	20-1453863	Delaware		Manager of KRG Kedron Village, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Kedron Village, LLC	20-1453863	Indiana	Georgia	Owns Kedron Village, Peachtree City, Georgia	Kite Realty Group, L.P. owns 99% interest and KRG Kedron Management, LLC owns 1% interest
KRG Kokomo Project Company, LLC	20-1453863	Indiana		Master Lessee of Boulevard Crossing, Kokomo, IN	Kite Kokomo, LLC owns 99% interest and Kite Kokomo Management, LLC owns 1% interest
KRG Lithia, LLC	20-1453863	Indiana	Florida	Owns Lithia Crossing, Tampa, Florida	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Management, LLC	20-1453934	Indiana	Texas	Holds related party management agreements. Main payroll entity	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Market Street Village I, LLC	20-1453863	Indiana	Texas	General Partner of KRG Market Street Village, LP	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Market Street Village II, LLC	20-1453863	Indiana		Limited Partner of KRG Market Street Village, LP	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Market Street Village, LP	20-1453863	Indiana	Texas	Owns Market Street Village shopping center, Hurst, Texas, excluding Chic-fil-A	KRG Market Street Village I, LLC is General Partner and KRG Market Street Village II, LLC is limited partner
KRG Marysville, LLC	20-1453863	Indiana		Managing member of KRG/WLM Marysville, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Naperville Management, LLC	20-1453863	Delaware	IL, IN	Managing member of KRG Naperville, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Naperville, LLC	20-1453863	Indiana	Illinois	Owns shops and junior boxes, Naperville, IL	Kite Realty Group, L.P. owns 99% interest and KRG Naperville Management, LLC owns 1% interest

Entity Name	EIN	State of Formation	Foreign Qualifications	Purpose	Ownership Structure
KRG New Hill Place, LLC	20-1453863	Indiana	North Carolina	Owns development property in Holly Springs, NC	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Oak and Ford Zionsville, LLC	20-1453863	Indiana		Owns property in Zionsville, IN leased to Walgreens	Wholly owned subsidiary of Kite Realty Group, LP
KRG Oldsmar Management, LLC	20-1453863	Delaware		Manager of KRG Oldsmar Project Company, LLC	KRG/PRP Oldsmar, LLC owns 100% interest
KRG Oldsmar Project Company, LLC	20-3760708	Delaware	Florida	Master Lessee of Bayport Commons, in Oldsmar, FL	KRG/PRP Oldsmar, LLC owns 99% interest and KRG Oldsmar Management, LLC owns 1% interest
KRG Oldsmar, LLC	20-1453863	Indiana		Member of KRG/PRP Oldsmar, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Oleander, LLC	20-1453863	Indiana	North Carolina	Owns Oleander Point, Wilmington, NC	Wholly owned subsidiary of Kite Realty Group, LP
KRG Pan Am Plaza, LLC	20-1453863	Indiana		Member of KRG/CP Pan Am Plaza, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Panola I, LLC	20-1453863	Delaware	Georgia	Owns Publix at Panola, Lithonia, GA	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Panola II, LLC	20-1453863	Indiana	Georgia	Owns small shop building adjacent to Publix at Panola, Lithonia, GA	Wholly owned subsidiary of KRG Capital, LLC
KRG Peakway at 55, LLC	20-1453863	Indiana	North Carolina	Owns portions of Broadstone Station, Apex, NC	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Pembroke Pines, LLC	20-1453863	Indiana		Member of KRG CREC/KS Pembroke Pines, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Pine Ridge, LLC	20-1453863	Delaware	Florida	Owns Pine Ridge Shopping Center, Naples, FL	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Pipeline Pointe, LP	20-1453863	Indiana	Texas	Owns “B” Shops with 4 Tenants, Hurst, TX adjacent to Market Street Village	KRG Texas, LLC is General Partner and Kite Realty Group, L.P. is limited partner
KRG Plaza Volente Management, LLC	20-1453863	Delaware		General Partner of KRG Plaza Volente, LP	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Plaza Volente, LP	20-1453863	Indiana	Texas	Owns Plaza Volente, Austin, TX	KRG Plaza Volente Management, LLC is General Partner and Kite Realty Group, L.P. is limited partner
KRG PR Ventures, LLC	20-1453863	Indiana		KRG Member of Prudential JVs	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Riverchase, LLC	20-1453863	Delaware	Florida	Owns Riverchase Shopping Center, Naples, FL	Wholly owned subsidiary of Kite Realty Group, L.P.

Entity Name	EIN	State of Formation	Foreign Qualifications	Purpose	Ownership Structure
KRG Rivers Edge II, LLC	20-1453863	Indiana		Owns development property adjacent to Shops at Rivers Edge, Indianapolis, IN leased to BGI	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Rivers Edge, LLC	20-1453863	Indiana		Owns Shops at Rivers Edge, Indianapolis, IN	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG San Antonio, LP	20-1453863	Indiana	Texas	Owns Burlington Coat, San Antonio, TX	Kite San Antonio, LLC is General Partner and Kite Realty Group, LP is limited partner
KRG Sunland II, LP	20-1453863	Indiana	Texas	Owns a portion of Sunland Towne Centre, El Paso, TX	KRG Texas, LLC is General Partner and Kite Realty Group, LP is limited partner
KRG Sunland Management, LLC	20-1453863	Delaware	Indiana	General partner of KRG Sunland, L.P.	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Sunland, LP	20-1453863	Indiana	Texas	Owns Sunland Towne Centre, El Paso, TX	KRG Sunland Management, LLC is General Partner and Kite Realty Group, LP is limited partner
KRG Texas, LLC	20-1453863	Indiana	Texas	General partner of KRG Frisco Bridges, LP; KRG Cedar Hill Village, LP, KRG Sunland II, LP; KRG Pipeline Pointe, LP., and 1% partner of Preston Commons, LLP	Wholly owned subsidiary of KRG Capital, LLC
KRG Traders Management, LLC	20-1453863	Delaware	Indiana	Manager of Kite West 86th Street, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Washington Management, LLC	20-1453863	Delaware	Indiana	Managing member of Kite Washington, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Waterford Lakes, LLC	20-1453863	Indiana	Florida	Owns Waterford Lakes Village, Orlando, FL	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Whitehall Pike Management, LLC	20-1453863	Indiana		Managing member of Whitehall Pike, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG Zionsville, LLC	20-1453863	Indiana		Owns Zionsville Place, Zionsville, IN, excluding KeyBank out parcel	Wholly owned subsidiary of Kite Realty Group, L.P.
KRG/Atlantic Delray Beach, LLC	20-3616896	Florida		Owns Delray Marketplace in Delray Beach, FL	Joint venture between KRG Delray Beach, LLC (a wholly owned subsidiary of Kite Realty Group, L.P.) and Atlantic TMD, LLC (an unrelated third party)
KRG/CP Pan Am Plaza, LLC	26-1918928	Indiana		Owns Pan Am Plaza, Indianapolis, IN	Joint Venture between KRG Pan Am Plaza, LLC and CP Pan Am Plaza, LLC (Coastal Partners)

Entity Name	EIN	State of Formation	Foreign Qualifications	Purpose	Ownership Structure
KRG/I-65 Partners Beacon Hill, LLC	20-3229387	Indiana		Owns Beacon Hill, Crown Point, IN, excluding Strack & VanTil parcel, Harris Bank Outlot #1 and Outlots #5, 6 & 7	Joint venture between KRG Beacon Hill, LLC (wholly owned subsidiary of Kite Realty Group, L.P.) and I-65 Partners, LLC (an unrelated third party)
KRG/KP Northwest 20, LLC	20-3026564	Indiana		Joint venture vehicle with Scott Pitcher for Walgreens deals in Pacific Northwest	Joint Venture owned 80% by Kite Realty Development, LLC and 20% by Scott Pitcher (an unrelated third party)
KRG/KP Northwest 5, LLC	20-3026590	Indiana		Joint venture vehicle with Scott Pitcher for shops associated with Walgreens deals in Pacific Northwest	Joint Venture owned 95% by Kite Realty Development, LLC and 5% by Scott Pitcher (an unrelated third party)
KRG/PRP Oldsmar, LLC	20-3760708	Florida		Owns Bayport Commons in Oldsmar, FL	Joint Venture between KRG Oldsmar, LLC (a wholly owned subsidiary of Kite Realty Group, L.P.) and PRP Florida, LLC (an unrelated third party)
KRG/WHITE LS Hotel, LLC	26-3872012	Indiana		Construct, lease and operate a limited service hotel and related amenities in South Bend, IN flag for dissolution	Joint venture between KRG Eddy Street LS Hotel, LLC (a wholly owned subsidiary of Kite Realty Group, L.P.) and White ND LS, LLC (an unrelated third party)
KRG/WHITE LS Hotel, LLC	26-3872012	Indiana		Construct, lease and operate a limited service hotel and related amenities in South Bend, IN	Joint venture between KRG Eddy Street LS Hotel, LLC (a wholly owned subsidiary of Kite Realty Group, L.P.) and White ND LS, LLC (an unrelated third party)
KRG/WLM Marysville, LLC	20-3021696	Indiana	Washington	Owns Blazing Onion Outlot and parcel for residential development.	Joint venture between KRG Marysville, LLC (a wholly owned subsidiary of Kite Realty Group, L.P.) and WLM Marysville, LLC (an unrelated third party)
Noblesville Partners, LLC	20-1453863	Indiana		Owns Stoney Creek Commons, Noblesville, IN	Wholly owned subsidiary of Kite Realty Group, L.P.
Ohio & 37, LLC	20-1453863	Indiana		Former owner of Martinsville Shops, Martinsville, IN flag for dissolution	Wholly owned subsidiary of Kite Realty Group, L.P.
Pasco Sandifur II, LLC	20-3026590	Indiana	Washington	Owns land for small shops in Pasco, WA	Wholly owned subsidiary of KRG/KP Northwest 5, LLC
Preston Commons, LLP	20-1453863	Indiana	Texas	Owns Preston Commons, Dallas, TX	99% owed by Kite Realty Group, L.P. and 1% owned by KRG Texas, LLC
Riverchase Owners’ Association, Inc.	65-0232480	Florida		Owners’ Association for Riverchase Plaza, Naples, FL	Owners of property in Riverchase Plaza are members

Entity Name	EIN	State of Formation	Foreign Qualifications	Purpose	Ownership Structure
Westfield One, LLC	20-1453863	Indiana		Owns Cool Creek Commons, Westfield, IN, excluding Outlots	Kite Realty Group, L.P. owns 99% interest and KRG Cool Creek Management, LLC owns 1% interest
Whitehall Pike, LLC	20-1453863	Indiana		Owns Whitehall Pike, Bloomington, IN	Kite Realty Group, L.P. owns 99% interest and KRG Whitehall Pike Management, LLC owns 1% interest

Part II: Unconsolidated Affiliates

Entity Name	Jurisdiction of Organization	Type of Entity	Ownership Structure
Kite Realty/White LS Hotel Operators, LLC	Indiana	Limited Liability Company	50% owned by Kite Realty Holding, LLC
KRG/PRISA II Parkside, LLC	Delaware	Limited Liability Company	Joint venture between KRG PR Ventures, LLC (a wholly owned subsidiary of Kite Realty Group, L.P.) and PRISA II (an unrelated third party)

SCHEDULE 7.1.(f)

Title to Properties; Liens

Part I: Real Property

As of March 31, 2012

Property	City	State	% Owned	Encumbrances
Operating Retail Properties
Bayport Commons	Oldsmar	FL	60%	13,027,956
Cobblestone Plaza	Ft. Lauderdale	FL	50%	34,000,000
Coral Springs	Ft. Lauderdale	FL	100%	—
Estero Town Commons	Naples	FL	40%	10,500,000
Indian River Square	Vero Beach	FL	100%	12,805,113
International Speedway Square	Daytona	FL	100%	20,771,109
King’s Lake Square	Naples	FL	100%	—
Lithia Crossing	Tampa	FL	100%	—
Pine Ridge Crossing	Naples	FL	100%	17,423,883
Riverchase Plaza	Naples	FL	100%	10,454,330
Shops at Eagle Creek	Naples	FL	100%	—
Tarpon Springs Plaza	Naples	FL	100%	12,187,942
Wal-Mart Plaza	Gainesville	FL	100%	—
Waterford Lakes Village	Orlando	FL	100%	—
Kedron Village	Atlanta	GA	100%	29,637,270
Publix at Acworth	Atlanta	GA	100%	7,047,502
The Centre at Panola	Atlanta	GA	100%	3,202,956
Fox Lake Crossing	Chicago	IL	100%	10,734,084
Naperville Marketplace	Chicago	IL	100%	9,529,019
South Elgin Commons	Chicago	IL	100%	15,533,434
50 South Morton	Indianapolis	IN	100%	—
54th & College	Indianapolis	IN	100%	—
Beacon Hill	Crown Point	IN	50%	7,174,950
Boulevard Crossing	Kokomo	IN	100%	13,549,079
Bridgewater Marketplace	Indianapolis	IN	100%	7,000,000
Cool Creek Commons	Indianapolis	IN	100%	17,349,216
Eddy Street Commons (Retail)	South Bend	IN	100%	25,311,457
Fishers Station (shops)	Indianapolis	IN	25%	3,598,968
Fishers Station (grocery store)*Line of Credit			100%	4,300,000
Geist Pavilion	Indianapolis	IN	100%	11,101,856
Glendale Town Center	Indianapolis	IN	100%	—
Greyhound Commons	Indianapolis	IN	100%	—
Hamilton Crossing Centre	Indianapolis	IN	100%	12,953,508
Red Bank Commons	Evansville	IN	100%	—
Rivers Edge	Indianapolis	IN	100%	24,534,610
Stoney Creek Commons	Indianapolis	IN	100%	—
The Corner	Indianapolis	IN	100%	—
Traders Point	Indianapolis	IN	100%	45,610,935
Traders Point II	Indianapolis	IN	100%	—

Property	City	State	% Owned	Encumbrances
Whitehall Pike	Bloomington	IN	100%	7,532,903
Zionsville Place	Indianapolis	IN	100%	—
Ridge Plaza	Oak Ridge	NJ	100%	14,388,348
Eastgate Pavilion	Cincinnati	OH	100%	16,720,500
Cornelius Gateway	Portland	OR	80%	—
Shops at Otty	Portland	OR	100 (excluding land)%	—
Burlington Coat Factory	San Antonio	TX	100 (excluding land)%	—
Cedar Hill Village	Dallas	TX	100%	—
Market Street Village	Hurst	TX	100%	—
Plaza at Cedar Hill	Dallas	TX	100%	—
Plaza Volente	Austin	TX	100%	27,612,830
Preston Commons	Dallas	TX	100%	4,112,393
Sunland Towne Centre	El Paso	TX	100%	24,814,848
50th & 12th	Seattle	WA	100%	4,190,115
Sandifur Plaza	Pasco	WA	95%	—
Operating Commercial Properties
30 South	Indianapolis	IN	100%	20,795,482
Pen Products	Indianapolis	IN	100%	—
Union Station Parking Garage	Indianapolis	IN	100%	—
Indiana State Motorpool	Indianapolis	IN	100.0%	3,263,375
Eddy Street Office (part of Eddy Street Commons)*	South Bend	IN	100%	—
In-Process Developments
Delray Marketplace	Delray Beach	FL	50%	9,284,736
New Hill Place— I	Raleigh	NC	100%	—
Walgreen’s, IN	Indianapolis	IN	100%	1,085,392
Redevelopment Properties
Oleander Pointe	Wilmington	NC	100%	—
Four Corner Square	Seattle	WA	100%	—
Other Development/Redevelopment Properties
951&41	Naples	FL	100%	7,800,000
The Centre	Indianapolis	IN	100%	—
Bolton Plaza	Jacksonville	FL	100%	—
Broadstone Station	Raleigh	NC	100%	—
Courthouse Shadows	Naples	FL	100%	—
New Hill Place-Phase II	Raleigh	NC	100%	—
Parkside Town Commons	Raleigh	NC	40 (unconsolidated)%	14,440,000

Part II: Permitted Liens

None.

SCHEDULE 7.1.(g)

Indebtedness and Guaranties

As of March 31, 2012

Entity Name	Recourse	Non- Recourse	Secured	Notes

Consolidated	151,517,830	494,808,469	508,840,099
Letters of Credit	4,423,423	—	—
Unconsolidated	5,776,000	—	5,776,000
Total Company	161,717,253	494,808,469	514,616,099

Kite Realty Group, LP	—	129,686,200	—
Kite Realty South Elgin, LLC	15,533,434	—	15,533,434
50TH & 12TH, LLC	—	4,190,115	4,190,115
KRG 951 & 41, LLC	7,800,000	—	—
116th & Olio, LLC	—	11,101,856	11,101,856
Kite Acworth, LLC	—	7,047,502	7,047,502
KRG/I-65 Ptrs Beacon Hill, LLC	7,174,950	—	7,174,950
KRG Bridgewater, LLC	7,000,000	—	7,000,000
Brentwood Land Partners, LLC	12,187,942	—	12,187,942
KRG Cedar Hill Plaza, LP	—	—	—
KRG/Atlantic Delray Beach, LLC	9,284,736	—	9,284,736
KRG Eastgate Pavilion, LLC	8,360,250	8,360,250	16,720,500
KRG Eddy Street Land, LLC	—	25,311,457	25,311,457
KRG/CCA Estero, LLC	10,500,000	—	10,500,000
Fishers Station Development Co	3,598,968	—	3,598,968
KRG Fox Lake Crossing, LLC	—	10,734,084	10,734,084
KRG Hamilton Crossing, LLC	—	12,953,508	12,953,508
KRG Indian River, LLC	—	12,805,113	12,805,113
International Speedway Square	—	20,771,109	20,771,109
KRG Kedron Village, LLC	—	29,637,270	29,637,270
Kite McCarty State, LLC	3,263,375	—	3,263,375
Kite Kokomo, LLC	—	13,549,079	13,549,079
KRG Naperville, LLC	—	9,529,019	9,529,019
Kite New Jersey, LLC	7,194,174	7,194,174	14,388,348	50% guarantee reducing to 25% after a 1.30 for 3 consecutive months.
Kite West 86th Street, LLC	—	45,610,935	45,610,935
Kite Washington, LLC*	—	20,795,481	20,795,481
KRG/PRP Oldsmar, LLC	—	13,027,956	13,027,956	Reducing recourse to 25% after 1.2x coverage
KRG Panola I, LLC	—	3,202,956	3,202,956
KRG CREC/KS Pembroke Pines	34,000,000	—	34,000,000
KRG Pine Ridge, LLC	—	17,423,883	17,423,883
Preston Commons, LLP	—	4,112,395	4,112,395
KRG Riverchase, LLC	—	10,454,330	10,454,330

KRG Sunland, LP	—	24,814,848	24,814,848
KRG Plaza Volente, LP	—	27,612,830	27,612,830
Westfield One, LLC	—	17,349,216	17,349,216
Whitehall Pike, LLC	—	7,532,903	7,532,903
KRG Rivers Edge, LLC	24,534,609	—	24,534,609	Full recourse
KRG Oak & Ford Zionsville, LLC	1,085,392	—	1,085,392

Letters of Credit
Fox Lake Crossing	115,399	—	—
Broward County Board of County Commissioners	231,768	—	—
KRG 951 & 41, LLC	—	—	—
Kite Realty Group LP on behalf of KRG Kedron Village, LLC	2,069,256	—	—
KeyBank	375,000	—	—
Geist	1,632,000	—	—

Unconsolidated JV Debt
Parkside	5,776,000	—	5,776,000	40% of unconsolidated debt

SCHEDULE 7.1.(i)

Litigation

The Parent and/or one of its Subsidiaries (collectively, the “Company”) was a claimant in a matter of arbitration against a former tenant of one of its operating properties.   In this matter, the former tenant counterclaimed, alleging damages caused by the Company’s withholding of its consent to the assignment to a third party of its lease with the tenant.  On March 29, 2012, the Company received a notice of an interim arbitration award and order (the “Interim Order”) which awarded damages plus attorneys’ fees and costs totaling $1.3 million. The Company has estimated and accrued a loss of $1.3 million in the first quarter 2012 statement of operations.  This amount is recorded in Accounts payable and accrued expenses in the accompanying March 31, 2012 consolidated balance sheet.  The Company paid the amount ordered in the Interim Order in April 2012.

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT dated as of                       , 201   (the “Agreement”) by and among                                                    (the “Assignor”),                                                    (the “Assignee”), and KEYBANK NATIONAL ASSOCIATION, as Agent (the “Agent”).

WHEREAS, the Assignor is a Lender under that certain Term Loan Agreement dated as of April 30, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among Kite Realty Group, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.5. thereof (the “Lenders”), the Agent, and the other parties thereto;

WHEREAS, the Assignor desires to assign to the Assignee, among other things, all or a portion of the Assignor’s Commitment under the Term Loan Agreement, all on the terms and conditions set forth herein; and

WHEREAS, the Agent consents to such assignment on the terms and conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1.  Assignment.

(a)           Subject to the terms and conditions of this Agreement and in consideration of the payment to be made by the Assignee to the Assignor pursuant to Section 2 of this Agreement, effective as of                         , 201    (the “Assignment Date”), the Assignor hereby irrevocably sells, transfers and assigns to the Assignee, without recourse, a $                     interest (such interest being the “Assigned Commitment”) in and to the Assignor’s Commitment and all of the other rights and obligations of the Assignor under the Term Loan Agreement, such Assignor’s Term Loan Note and the other Loan Documents (representing             % in respect of the aggregate amount of all Lenders’ Commitments), including without limitation, a principal amount of outstanding Term Loans equal to $                   and all voting rights of the Assignor associated with the Assigned Commitment, all rights to receive interest on such amount of Term Loans and all commitment and other Fees with respect to the Assigned Commitment and other rights of the Assignor under the Term Loan Agreement and the other Loan Documents with respect to the Assigned Commitment, all as if the Assignee were an original Lender under and signatory to the Term Loan Agreement having a Commitment equal to the amount of the Assigned Commitment.  The Assignee, subject to the terms and conditions hereof, hereby assumes all obligations of the Assignor with respect to the Assigned Commitment as if the Assignee were an original Lender under and signatory to the Term Loan Agreement having a Commitment equal to the Assigned Commitment and the obligation to indemnify the Agent as provided therein (the foregoing enumerated obligations, together with all other similar obligations more particularly set forth in the Term Loan Agreement and the other Loan Documents, collectively, the “Assigned Obligations”).  The Assignor shall have no further duties or obligations with respect to, and shall have no further interest in, the Assigned Obligations or the Assigned Commitment from and after the Assignment Date.

(b)           The assignment by the Assignor to the Assignee hereunder is without recourse to the Assignor.  The Assignee makes and confirms to the Agent, the Assignor, and the other Lenders all of the representations, warranties and covenants of a Lender under Article XII. of the Term Loan Agreement.  Not in limitation of the foregoing, the Assignee acknowledges and agrees that, except as set forth in Section 4 below, the Assignor is making no representations or warranties with respect to, and the Assignee hereby releases and discharges the Assignor for any responsibility or liability for:  (i) the present or future solvency or financial condition of the Borrower, any Subsidiary or any other Loan Party, (ii) any representations, warranties, statements or information made or furnished by the Borrower, any Subsidiary or any other Loan Party in connection with the Term Loan Agreement or otherwise, (iii) the validity, efficacy, sufficiency, or enforceability of the Term Loan Agreement, any other Loan Document or any other document or instrument executed in connection therewith, or the collectability of the Assigned Obligations, (iv) the perfection, priority or validity of any Lien with respect to any collateral at any time securing the Obligations or the Assigned Obligations under the Notes or the Term Loan Agreement and (v) the performance or failure to perform by the Borrower or any other Loan Party of any obligation under the Term Loan Agreement or any other Loan Document to which it is a party.  Further, the Assignee acknowledges that it has, independently and without reliance upon the Agent, or on any affiliate or subsidiary thereof, the Assignor or any other Lender and based on the financial statements supplied by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to become a Lender under the Term Loan Agreement.  The Assignee also acknowledges that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Term Loan Agreement or any other Loan Documents or pursuant to any other obligation.  Except as expressly provided in the Term Loan Agreement, the Agent shall have no duty or responsibility whatsoever, either initially or on a continuing basis, to provide the Assignee with any credit or other information with respect to the Borrower or any other Loan Party or to notify the Assignee of any Default or Event of Default.  The Assignee has not relied on the Agent as to any legal or factual matter in connection therewith or in connection with the transactions contemplated thereunder.

Section 2.  Payment by Assignee.  In consideration of the assignment made pursuant to Section 1 of this Agreement, the Assignee agrees to pay to the Assignor on the Assignment Date, such amount as they may agree.

Section 3.  Payments by Assignor.  The Assignor agrees to pay to the Agent on the Assignment Date the administration fee, if any, payable under the applicable provisions of the Term Loan Agreement.

Section 4.  Representations and Warranties of Assignor.  The Assignor hereby represents and warrants to the Assignee that (a) as of the Assignment Date (i) the Assignor is a Lender under the Term Loan Agreement having a Commitment under the Term Loan Agreement (without reduction by any assignments thereof which have not yet become effective), equal to $                        , and that the Assignor is not in default of its obligations under the Term Loan

Agreement; and (ii) the outstanding balance of Term Loans owing to the Assignor (without reduction by any assignments thereof which have not yet become effective) is $                        ; and (b) it is the legal and beneficial owner of the Assigned Commitment which is free and clear of any adverse claim created by the Assignor.

Section 5.  Representations, Warranties and Agreements of Assignee.  The Assignee (a) represents and warrants that it is (i) legally authorized to enter into this Agreement, (ii) an “accredited investor” (as such term is used in Regulation D of the Securities Act) and (iii) an Eligible Assignee; (b) confirms that it has received a copy of the Term Loan Agreement, together with copies of the most recent financial statements delivered pursuant thereto and such other documents and information (including without limitation the Loan Documents) as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) appoints and authorizes the Agent to take such action as contractual representative on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof together with such powers as are reasonably incidental thereto; and (d) agrees that it will become a party to and shall be bound by the Term Loan Agreement and the other Loan Documents to which the other Lenders are a party on the Assignment Date and will perform in accordance therewith all of the obligations which are required to be performed by it as a Lender.

Section 6.  Recording and Acknowledgment by the Agent.  Following the execution of this Agreement, the Assignor will deliver to the Agent (a) a duly executed copy of this Agreement for acknowledgment and recording by the Agent and (b) the Assignor’s Term Loan Note.  Upon such acknowledgment and recording, from and after the Assignment Date, the Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, Fees and other amounts) to the Assignee.  The Assignor and Assignee shall make all appropriate adjustments in payments under the Term Loan Agreement for periods prior to the Assignment Date directly between themselves.

Section 7.  Addresses.  The Assignee specifies as its address for notices and its Lending Office for all Loans, the offices set forth on Schedule 1 attached hereto.

Section 8.  Payment Instructions.  All payments to be made to the Assignee under this Agreement by the Assignor, and all payments to be made to the Assignee under the Term Loan Agreement, shall be made as provided in the Term Loan Agreement in accordance with the instructions set forth on Schedule 1 attached hereto or as the Assignee may otherwise notify the Agent.

Section 9.  Effectiveness of Assignment.  This Agreement, and the assignment and assumption contemplated herein, shall not be effective until (a) this Agreement is executed and delivered by each of the Assignor, the Assignee, the Agent, and if required under Section 13.5.(d) of the Term Loan Agreement, the Borrower, and (b) the payment to the Assignor of the amounts, if any, owing by the Assignee pursuant to Section 2 hereof and (c) the payment to the Agent of the amounts, if any, owing by the Assignor pursuant to Section 3 hereof.  Upon recording and acknowledgment of this Agreement by the Agent, from and after the Assignment Date, (i) the Assignee shall be a party to the Term Loan Agreement and, to the extent provided in this Agreement, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Agreement, relinquish its rights (except as otherwise provided in Section 13.10. of the Term Loan Agreement) and be released from its obligations under the Term Loan Agreement; provided, however, that if the Assignor does not assign its entire interest under the Loan Documents, it shall remain a Lender entitled to all of the benefits and subject to all of the obligations thereunder with respect to its Commitment.

Section 10.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 11.  Counterparts.  This Agreement may be executed in any number of counterparts each of which, when taken together, shall constitute one and the same agreement.

Section 12.  Headings.  Section headings have been inserted herein for convenience only and shall not be construed to be a part hereof.

Section 13.  Amendments; Waivers.  This Agreement may not be amended, changed, waived or modified except by a writing executed by the Assignee and the Assignor; provided, however, any amendment, waiver or consent which shall affect the rights or duties of the Agent under this Agreement shall not be effective unless signed by the Agent.

Section 14.  Entire Agreement.  This Agreement embodies the entire agreement between the Assignor and the Assignee with respect to the subject matter hereof and supersedes all other prior arrangements and understandings relating to the subject matter hereof.

Section 15.  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 16.  Definitions.  Terms not otherwise defined herein are used herein with the respective meanings given them in the Term Loan Agreement.

[include this Section only if Borrower’s consent is required under 13.5(d)]

Section 17.  Agreements of the Borrower.  The Borrower hereby agrees that the Assignee shall be a Lender under the Term Loan Agreement having a Commitment equal to the Assigned Commitment.  The Borrower agrees that the Assignee shall have all of the rights and remedies of a Lender under the Term Loan Agreement and the other Loan Documents as if the Assignee were an original Lender under and signatory to the Term Loan Agreement, including, but not limited to, the right of a Lender to receive payments of principal and interest with respect to the Assigned Obligations, and to the Term Loans made by the Lenders after the date hereof and to receive the commitment and other Fees payable to the Lenders as provided in the Term Loan Agreement.  Further, the Assignee shall be entitled to the indemnification provisions from the Borrower in favor of the Lenders as provided in the Term Loan Agreement and the other Loan Documents.  The Borrower further agrees, upon the execution and delivery of this Agreement, to execute in favor of the Assignee a Note if requested pursuant to Section 13.5.(d) of the Term Loan Agreement.  Upon receipt by the Assignor of the amounts due the Assignor under Section 2, the Assignor agrees to surrender to the Borrower such Assignor’s Notes.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have duly executed this Assignment and Acceptance Agreement as of the date and year first written above.

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

Accepted as of the date first written above.

AGENT:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:
Name:
Title:

[Signatures Continued on Following Page]

[Include signature of the Borrower only if required under Section 13.5(d) of the Term Loan Agreement]

Agreed and consented to as of the date first written above.

BORROWER:

KITE REALTY GROUP, L.P.

By:	Kite Realty Group Trust, its sole General Partner
By:
Name:
Title:

SCHEDULE 1

Information Concerning the Assignee

Notice Address:

Telephone No.:
Telecopy No.:
Lending Office:

Telephone No.:
Telecopy No.:
Payment Instructions:

EXHIBIT B

FORM OF GUARANTY

THIS GUARANTY (the “Guaranty”) dated as of                         , 2012, executed and delivered by each of the undersigned and the other Persons from time to time party hereto pursuant to the execution and delivery of an Accession Agreement in the form of Annex I hereto (all of the undersigned, together with such other Persons each a “Guarantor” and collectively, the “Guarantors”) in favor of (a) KEYBANK NATIONAL ASSOCIATION, in its capacity as Agent (the “Agent”) for the Lenders under that certain Term Loan Agreement dated as of April 30, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among Kite Realty Group, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.5. thereof (the “Lenders”), the Agent, and the other parties thereto, and (b) the Lenders.

WHEREAS, pursuant to the Term Loan Agreement, the Agent and the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Term Loan Agreement;

WHEREAS, the Borrower and each of the Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Agent and the Lenders through their collective efforts;

WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Agent and the Lenders making such financial accommodations available to the Borrower under the Term Loan Agreement and, accordingly, each Guarantor is willing to guarantee the Borrower’s obligations to the Agent and the Lenders on the terms and conditions contained herein; and

WHEREAS, each Guarantor’s execution and delivery of this Guaranty is a condition to the Agent and the Lenders making, and continuing to make, such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor agrees as follows:

Section 1.  Guaranty.  Each Guarantor hereby absolutely, irrevocably and unconditionally guaranties the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following (collectively referred to as the “Guarantied Obligations”):  (a) all indebtedness and obligations owing by the Borrower to any Lender or the Agent under or in connection with the Term Loan Agreement and any other Loan Document, including without limitation, the repayment of all principal of the Term Loans and the payment of all interest, Fees, charges, attorneys’ fees and other amounts payable to any Lender or the Agent thereunder or in connection therewith; (b) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; (c) all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by the Lenders and the Agent in the enforcement of any of the foregoing or any obligation of such Guarantor hereunder; and (d) all other Obligations.

Section 2.  Guaranty of Payment and Not of Collection.  This Guaranty is a guaranty of payment, and not of collection, and a debt of each Guarantor for its own account.  Accordingly, none of the Lenders or the Agent shall be obligated or required before enforcing this Guaranty against any Guarantor:  (a)  to pursue any right or remedy any of them may have against the Borrower, any other Guarantor or any other Person or commence any suit or other proceeding against the Borrower, any other Guarantor or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Guarantor or any other Person; or (c) to make demand of the Borrower, any other Guarantor or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Lenders or the Agent which may secure any of the Guarantied Obligations.

Section 3.  Guaranty Absolute.  Each Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or the Lenders with respect thereto.  The liability of each Guarantor under this Guaranty shall be absolute, irrevocable and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof):

(a)           (i) any change in the amount, interest rate or due date or other term of any of the Guarantied Obligations, (ii) any change in the time, place or manner of payment of all or any portion of the Guarantied Obligations, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Term Loan Agreement, any other Loan Document, or any other document or instrument evidencing or relating to any Guarantied Obligations, or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Term Loan Agreement, any of the other Loan Documents, or any other documents, instruments or agreements relating to the Guarantied Obligations or any other instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(b)           any lack of validity or enforceability of the Term Loan Agreement, any of the other Loan Documents, or any other document, instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(c)           any furnishing to the Agent or the Lenders of any security for the Guarantied Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral securing any of the Obligations;

(d)           any settlement or compromise of any of the Guarantied Obligations, any security therefor, or any liability of any other party with respect to the Guarantied Obligations, or any subordination of the payment of the Guarantied Obligations to the payment of any other liability of the Borrower or any other Loan Party;

(e)           any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Guarantor, the Borrower, any other Loan Party or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;

(f)            any act or failure to act by the Borrower, any other Loan Party or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against the Borrower to recover payments made under this Guaranty;

(g)           any nonperfection or impairment of any security interest or other Lien on any collateral, if any, securing in any way any of the Obligations;

(h)           any application of sums paid by the Borrower, any other Guarantor or any other Person with respect to the liabilities of the Borrower to the Agent or the Lenders, regardless of what liabilities of the Borrower remain unpaid;

(i)            any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof; or

(j)            any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Guarantor hereunder (other than indefeasible payment and performance in full).

Section 4.  Action with Respect to Guarantied Obligations.  The Lenders and the Agent may, at any time and from time to time, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder, take any and all actions described in Section 3 and may otherwise:  (a) amend, modify, alter or supplement the terms of any of the Guarantied Obligations, including, but not limited to, extending or shortening the time of payment of any of the Guarantied Obligations or changing the interest rate that may accrue on any of the Guarantied Obligations; (b) amend, modify, alter or supplement the Term Loan Agreement or any other Loan Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Obligations; (d) release any other Loan Party or other Person liable in any manner for the payment or collection of the Guarantied Obligations; (e) exercise, or refrain from exercising, any rights against the Borrower, any other Guarantor or any other Person; and (f) apply any sum, by whomsoever paid or however realized, to the Guarantied Obligations in such order as the Lenders shall elect.

Section 5.  Representations and Warranties.  Each Guarantor hereby makes to the Agent and the Lenders all of the representations and warranties made by the Borrower with respect to or in any way relating to such Guarantor in the Term Loan Agreement and the other Loan Documents, as if the same were set forth herein in full.

Section 6.  Covenants.  Each Guarantor will comply with all covenants which the Borrower is to cause such Guarantor to comply with under the terms of the Term Loan Agreement or any of the other Loan Documents.

Section 7.  Waiver.  Each Guarantor, to the fullest extent permitted by Applicable Law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.

Section 8.  Inability to Accelerate Loan.  If the Agent and/or the Lenders are prevented under Applicable Law or otherwise from demanding or accelerating payment of any of the Guarantied Obligations by reason of any automatic stay or otherwise, the Agent and/or the Lenders shall be entitled to receive from each Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.

Section 9.  Reinstatement of Guarantied Obligations.  If claim is ever made on the Agent or any Lender for repayment or recovery of any amount or amounts received in payment or on account of any of the Guarantied Obligations, and the Agent or such Lender repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by the Agent or such Lender with any such claimant (including the Borrower or a trustee in bankruptcy for the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of the Term Loan Agreement, any of the other Loan Documents, or any other instrument evidencing any liability of the Borrower, and such Guarantor shall be and remain liable to the Agent or such Lender for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Agent or such Lender.

Section 10.  Subrogation.  Upon the making by any Guarantor of any payment hereunder for the account of the Borrower, such Guarantor shall be subrogated to the rights of the payee against the Borrower; provided, however, that such Guarantor shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action such Guarantor may have against the Borrower arising by reason of any payment or performance by such Guarantor pursuant to this Guaranty, unless and until all of the Guarantied Obligations have been indefeasibly paid and performed in full.  If any amount shall be paid to such Guarantor on account of or in respect of such subrogation rights or other claims or causes of action, such Guarantor shall hold such amount in trust for the benefit of the Agent and the Lenders and shall forthwith pay such amount to the Agent to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Term Loan Agreement or to be held by the Agent as collateral security for any Guarantied Obligations existing.

Section 11.  Payments Free and Clear.  All sums payable by each Guarantor hereunder, whether of principal, interest, Fees, expenses, premiums or otherwise, shall be paid in full, without set off or counterclaim or any deduction or withholding whatsoever (including any Taxes), and if any Guarantor is required by Applicable Law or by a Governmental Authority to make any such deduction or withholding, such Guarantor shall pay to the Agent and the Lenders such additional amount as will result in the receipt by the Agent and the Lenders of the full amount payable hereunder had such deduction or withholding not occurred or been required.

Section 12.  Set-off.  In addition to any rights now or hereafter granted under any of the other Loan Documents or Applicable Law and not by way of limitation of any such rights, each

Guarantor hereby authorizes the Agent and each Lender, at any time during the continuance of an Event of Default, without any prior notice to such Guarantor or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or Participant subject to receipt of the prior written consent of the Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Lender, or any affiliate of the Agent or such Lender, to or for the credit or the account of such Guarantor against and on account of any of the Guarantied Obligations, although such obligations shall be contingent or unmatured. Each Guarantor agrees, to the fullest extent permitted by Applicable Law, that any Participant may exercise rights of setoff or counterclaim and other rights with respect to its participation as fully as if such Participant were a direct creditor of such Guarantor in the amount of such participation.

Section 13.  Subordination.  Each Guarantor hereby expressly covenants and agrees for the benefit of the Agent and the Lenders that all obligations and liabilities of the Borrower to such Guarantor of whatever description, including without limitation, all intercompany receivables of such Guarantor from the Borrower (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Guarantied Obligations.  If an Event of Default shall exist, then no Guarantor shall accept any direct or indirect payment (in cash, property or securities, by setoff or otherwise) from the Borrower on account of or in any manner in respect of any Junior Claim until all of the Guarantied Obligations have been indefeasibly paid in full.

Section 14.  Avoidance Provisions.  It is the intent of each Guarantor, the Agent and the Lenders that in any Proceeding, such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Agent and the Lenders) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of Applicable Law, including without limitation, (a) Section 548 of the Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”) and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise.  The Applicable Laws under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Agent and the Lenders) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions”.  Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guarantied Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guarantied Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Agent and the Lenders), to be subject to avoidance under the Avoidance Provisions.  This Section is intended solely to preserve the rights of the Agent and the Lenders hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor or any other Person shall have any right or claim under this Section as against the Agent and the Lenders that would not otherwise be available to such Person under the Avoidance Provisions.

Section 15.  Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrower and the other Guarantors, and of all other circumstances bearing upon the risk of nonpayment of any of the Guarantied Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Agent or the Lenders shall have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.

Section 16.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

SECTION 17.  WAIVER OF JURY TRIAL.

(a)           EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG ANY GUARANTOR, THE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES.  ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT AND EACH GUARANTOR HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY GUARANTOR, THE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b)           EACH OF THE GUARANTORS, THE AGENT AND EACH LENDER HEREBY AGREES THAT ANY FEDERAL DISTRICT COURT LOCATED IN NEW YORK OR, AT THE OPTION OF THE AGENT, ANY STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG ANY GUARANTOR, THE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM.  EACH GUARANTOR AND EACH OF THE LENDERS EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES.  EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.  THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)           THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS GUARANTY.

Section 18.  Loan Accounts.  The Agent and each Lender may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guarantied Obligations, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of any of the Guarantied Obligations or otherwise, the entries in such books and accounts shall be deemed conclusive evidence of the amounts and other matters set forth herein, absent manifest error.  The failure of the Agent or any Lender to maintain such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.

Section 19.  Waiver of Remedies.  No delay or failure on the part of the Agent or any Lender in the exercise of any right or remedy it may have against any Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Agent or any Lender of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other such right or remedy.

Section 20.  Termination.  This Guaranty shall remain in full force and effect until indefeasible payment in full of the Guarantied Obligations and the other Obligations and the termination or cancellation of the Term Loan Agreement in accordance with its terms.

Section 21.  Successors and Assigns.  Each reference herein to the Agent or the Lenders shall be deemed to include such Person’s respective successors and assigns (including, but not limited to, any holder of the Guarantied Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to each Guarantor shall be deemed to include such Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding.  The Lenders may, in accordance with the applicable provisions of the Term Loan Agreement, assign, transfer or sell any Guarantied Obligation, or grant or sell participations in any Guarantied Obligations, to any Person without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying any Guarantor’s obligations hereunder.  Subject to Section 13.8. of the Term Loan Agreement, each Guarantor hereby consents to the delivery by the Agent or any Lender to any Assignee or Participant (or any prospective Assignee or Participant) of any financial or other information regarding the Borrower or any Guarantor.  No Guarantor may assign or transfer its obligations hereunder to any Person without the prior written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void.

Section 22.  JOINT AND SEVERAL OBLIGATIONS.  THE OBLIGATIONS OF THE GUARANTORS HEREUNDER SHALL BE JOINT AND SEVERAL, AND ACCORDINGLY, EACH GUARANTOR CONFIRMS THAT IT IS LIABLE FOR THE FULL AMOUNT OF THE “GUARANTIED OBLIGATIONS” AND ALL OF THE OBLIGATIONS AND LIABILITIES OF EACH OF THE OTHER GUARANTORS HEREUNDER.

Section 23.  Amendments.  This Guaranty may not be amended except in writing signed by the Requisite Lenders (or all of the Lenders if required under the terms of the Term Loan Agreement), the Agent and each Guarantor.

Section 24.  Payments.  All payments to be made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Agent at the Principal Office, not later than 2:00 p.m. on the date of demand therefor.

Section 25.  Notices.  All notices, requests and other communications hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given (a) to each Guarantor at its address set forth below its signature hereto, (b) to the Agent or any Lender at its respective address for notices provided for in the Term Loan Agreement, or (c) as to each such party at such other address as such party shall designate in a written notice to the other parties.  Each such notice, request or other communication shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered, when delivered; provided, however, that any notice of a change of address for notices shall not be effective until received.

Section 26.  Severability.  In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 27.  Headings.  Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.

Section 28.  Limitation of Liability.  Neither the Agent nor any Lender, nor any affiliate, officer, director, employee, attorney, or agent of the Agent or any Lender, shall have any liability with respect to, and each Guarantor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by a Guarantor in connection with, arising out of, or in any way related to, this Guaranty or any of the other Loan Documents, or any of the transactions contemplated by this Guaranty, the Term Loan Agreement or any of the other Loan Documents.  Each Guarantor hereby waives, releases, and agrees not to sue the Agent or any Lender or any of the Agent’s or any Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Guaranty, the Term Loan Agreement or any of the other Loan Documents, or any of the transactions contemplated by Term Loan Agreement or financed thereby.

Section 29.  Definitions.  (a) For the purposes of this Guaranty:

“Proceeding” means any of the following:  (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code of 1978, as amended; (ii) a custodian (as defined in such Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.

(b)           Terms not otherwise defined herein are used herein with the respective meanings given them in the Term Loan Agreement.

[Signature on Next Page]

IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.

[GUARANTORS]:

KITE REALTY GROUP TRUST

By:
Name:
Title:

Address for Notices:

Kite Realty Group Trust

Attention:
Telecopy Number:	( )
Telephone Number:	( )

[Add Signature Block for each Subsidiary Owning an Initial Unencumbered Pool Property]

ANNEX I

FORM OF ACCESSION AGREEMENT

THIS ACCESSION AGREEMENT dated as of                         , 201    , executed and delivered by                                             , a                            (the “New Guarantor”), in favor of (a) KEYBANK NATIONAL ASSOCIATION, in its capacity as Agent (the “Agent”) for the Lenders under that certain Term Loan Agreement dated as of April 30, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among Kite Realty Group, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.5. thereof (the “Lenders”), the Agent, and the other parties thereto, and (b) the Lenders.

WHEREAS, pursuant to the Term Loan Agreement, the Agent and the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Term Loan Agreement;

WHEREAS, the Borrower, the New Guarantor, and the existing Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Agent and the Lenders through their collective efforts;

WHEREAS, the New Guarantor acknowledges that it will receive direct and indirect benefits from the Agent and the Lenders making such financial accommodations available to the Borrower under the Term Loan Agreement and, accordingly, the New Guarantor is willing to guarantee the Borrower’s obligations to the Agent and the Lenders on the terms and conditions contained herein; and

WHEREAS, the New Guarantor’s execution and delivery of this Agreement is a condition to the Agent and the Lenders continuing to make such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Guarantor, the New Guarantor agrees as follows:

Section 1.  Accession to Guaranty.  The New Guarantor hereby agrees that it is a “Guarantor” under that certain Guaranty dated as of April       , 2012 (as amended, supplemented, restated or otherwise modified from time to time, the “Guaranty”), made by each Parent and Subsidiary of the Borrower a party thereto in favor of the Agent and the Lenders and assumes all obligations of a “Guarantor” thereunder, all as if the New Guarantor had been an original signatory to the Guaranty.  Without limiting the generality of the foregoing, the New Guarantor hereby:

(a)           irrevocably and unconditionally guarantees the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all Guarantied Obligations (as defined in the Guaranty);

(b)           makes to the Agent and the Lenders as of the date hereof each of the representations and warranties contained in Section 5 of the Guaranty and agrees to be bound by each of the covenants contained in Section 6 of the Guaranty; and

(c)           consents and agrees to each provision set forth in the Guaranty.

SECTION 2.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 3.  Definitions.  Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Term Loan Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, the New Guarantor has caused this Accession Agreement to be duly executed and delivered under seal by its duly authorized officers as of the date first written above.

[NEW GUARANTOR]

By:
Name:
Title:

Address for Notices:

c/o Kite Realty Group Trust

Attention:
Telecopy Number:	( )
Telephone Number:	( )

Accepted:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:
Name:
Title:

EXHIBIT C

FORM OF NOTICE OF CONTINUATION

                        , 201

KeyBank National Association, as Agent
Real Estate Capital
1200 Abernathy Road, N.E., Suite 1550
Atlanta, Georgia  30328
Attention:  Kevin Murray

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement dated as of April 30, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among Kite Realty Group, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.5. thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”), and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Term Loan Agreement.

Pursuant to Section 2.8. of the Term Loan Agreement, the Borrower hereby requests a Continuation of a borrowing of Loans under the Term Loan Agreement, and in that connection sets forth below the information relating to such Continuation as required by such Section of the Term Loan Agreement:

1.                                      The proposed date of such Continuation is                         , 201    .

2.                                      The aggregate principal amount of Loans subject to the requested Continuation is $                                                 and was originally borrowed by the Borrower on                         , 201  .

3.                                      The portion of such principal amount subject to such Continuation is $                                                    .

4.                                      The current Interest Period for each of the Loans subject to such Continuation ends on                                 , 201  .

5.                                      The duration of the new Interest Period for each of such Loans or portion thereof subject to such Continuation is:

[Check one box only]	☐ 1 month
☐ 2 months
☐ 3 months
☐ 6 months

C-1

The Borrower hereby certifies to the Agent and the Lenders that as of the date hereof, as of the proposed date of the requested Continuation, and after giving effect to such Continuation, no Default or Event of Default exists or will exist.

If notice of the requested Continuation was given previously by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.8. of the Term Loan Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Continuation as of the date first written above.

KITE REALTY GROUP, L.P.

By:	Kite Realty Group Trust, its sole General Partner

By:
Name:
Title:

C-2

EXHIBIT D

FORM OF NOTICE OF CONVERSION

                        , 201

KeyBank National Association, as Agent
Real Estate Capital
1200 Abernathy Road, N.E., Suite 1550
Atlanta, Georgia  30328
Attention: Kevin Murray

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement dated as of April 30, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among Kite Realty Group, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.5. thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”), and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Term Loan Agreement.

Pursuant to Section 2.9. of the Term Loan Agreement, the Borrower hereby requests a Conversion of a borrowing of Loans of one Type into Loans of another Type under the Term Loan Agreement, and in that connection sets forth below the information relating to such Conversion as required by such Section of the Term Loan Agreement:

1.                                      The proposed date of such Conversion is                             , 201       .

2.                                      The Loans to be Converted pursuant hereto are currently:

[Check one box only]	☐ Base Rate Loans

☐ LIBOR Loans

3.                                      The aggregate principal amount of Loans subject to the requested Conversion is $                                           and was originally borrowed by the Borrower on                         , 201       .

4.                                      The portion of such principal amount subject to such Conversion is $                                      .

5.                                      The amount of such Loans to be so Converted is to be converted into Loans of the following Type:

[Check one box only]

☐ Base Rate Loans

D-1

☐ LIBOR Loans, each with an initial Interest Period for a duration of:

[Check one box only]	☐ 1 month

☐ 2 months

☐ 3 months

☐ 6 months

The Borrower hereby certifies to the Agent and the Lenders that as of the date hereof and as of the date of the requested Conversion and after giving effect thereto, (a) no Default or Event of Default exists or will exist (provided the certification under this clause (a) shall not be made in connection with the Conversion of a Loan into a Base Rate Loan), and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents.

If notice of the requested Conversion was given previously by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.9. of the Term Loan Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Conversion as of the date first written above.

KITE REALTY GROUP, L.P.

By:	Kite Realty Group Trust, its sole General Partner

By:
Name:
Title:

D-2

EXHIBIT E

FORM OF TERM LOAN NOTE

$	, 201

FOR VALUE RECEIVED, the undersigned, KITE REALTY GROUP, L.P., a limited partnership formed under the laws of the State of Delaware (the “Borrower”), hereby promises to pay to the order of                                          (the “Lender”), in care of KeyBank National Association, as Agent (the “Agent”) at Real Estate Capital, 127 Public Square, 8th Floor, Mail Code:  OH-01-27-0839, Cleveland, Ohio  44114, or at such other address as may be specified in writing by the Agent to the Borrower, the principal sum of                                  AND         /100 DOLLARS ($                        ), on the dates and in the principal amounts provided in the Term Loan Agreement (as herein defined), and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Term Loan Agreement.

The date, amount of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Term Loan Agreement or hereunder in respect of the Loans made by the Lender.

This Note is one of the Notes referred to in the Term Loan Agreement dated as of April 30, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among the Borrower, the financial institutions party thereto and their assignees under Section 13.5. thereof (the “Lenders”), the Agent, and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Term Loan Agreement.

The Term Loan Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein. This Note is payable subject to the terms of the Term Loan Agreement.

Except as permitted by Section 13.5.(d) of the Term Loan Agreement, this Note may not be assigned by the Lender to any other Person.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

The Borrower hereby waives presentment for payment, demand, notice of demand, notice of nonpayment, protest, notice of protest and all other similar notices.

Time is of the essence for this Note.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Note under seal as of the date first written above.

KITE REALTY GROUP, L.P.

By:	Kite Realty Group Trust, its sole General Partner

By:
Name:
Title:

SCHEDULE OF LOANS

This Note evidences Loans made under the within-described Term Loan Agreement to the Borrower, on the dates, in the principal amounts, bearing interest at the rates and maturing on the dates set forth below, subject to the payments and prepayments of principal set forth below:

Date of Loan	Principal Amount of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made By

EXHIBIT F

FORM OF COMPLIANCE CERTIFICATE

                              , 201

KeyBank National Association, as Agent
Real Estate Capital
1200 Abernathy Road, N.E., Suite 1550
Atlanta, Georgia  30328
Attention:  Kevin Murray

Each of the Lenders Party to the Term Loan Agreement referred to below

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement dated as of April 30, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among Kite Realty Group, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.5. thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Term Loan Agreement.

Pursuant to Section 9.3. of the Term Loan Agreement, the undersigned hereby certifies to the Agent and the Lenders (not in his/her individual capacity but solely as an officer of the Borrower) as follows:

(1)           The undersigned is the                                            of the Borrower.

(2)           The undersigned has examined the books and records of the Borrower and has conducted such other examinations and investigations as are reasonably necessary to provide this Compliance Certificate.

(3)           To the best of the undersigned’s knowledge, no Default or Event of Default exists [if such is not the case, specify such Default or Event of Default and its nature, when it occurred and whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure].

(4)           To the best of the undersigned’s knowledge, the representations and warranties made or deemed made by the Borrower and the other Loan Parties in the Loan Documents to which any is a party, are true and correct in all material respects on and as of the date hereof except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents.

(5)           Attached hereto as Schedule 1 are reasonably detailed calculations establishing whether or not the Borrower and its Subsidiaries were in compliance with the covenants contained in Sections 10.1. and 10.2. of the Term Loan Agreement.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first above written.

Name:
Title:

SCHEDULE 1

[CALCULATIONS TO BE ATTACHED]